Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

Future Dao Group Holding Limited

and

Future Dao League Limited

and

Metal Sky Star Acquisition Corporation

dated as of April 12, 2023

(i)

(ii)

(iii)

(iv)

(v)

EXHIBITS

Exhibit No.	Document Description

Exhibit A	A&R M&A

Exhibit B	Sponsor Support Agreement

Exhibit C	Registration Rights Agreement

Exhibit D	Target Lock-Up and Support Agreement

Exhibit E	Sponsor Lock-Up Agreement

Exhibit F	Equipment Contribution and Share Escrow Agreement

Exhibit G	Amended and Restated Warrant Agreement

Exhibit H	Illustrative Example of Share Split

Exhibit I-1	First Plan of Merger

Exhibit I-2	Second Plan of Merger

Exhibit J	Memorandum and Articles of Association of Merger Sub

Exhibit K	Assignment and Assumption Agreement

(vi)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 12, 2023, by and among Future Dao Group Holding Limited, a Cayman Islands exempted company (the “Company” or “Holding” as the context requires), Future Dao League Limited, a Cayman Islands exempted company and wholly owned subsidiary of the Company (the “Merger Sub”), and Metal Sky Star Acquisition Corporation, a Cayman Islands exempted company (the “SPAC”). The Company, Merger Sub and SPAC are collectively referred to herein as the “Parties” and individually as a “Party”. All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article I or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

WHEREAS, the Company was formed as a holding company on September 13, 2022 as part of a Reorganization and in accordance with the Companies Act (Revised) of the Cayman Islands (the “Cayman Companies Law”), whereby Mr. Li Wenjin (the “Founder”) transferred on April 29, 2022 shares of FHT Future Technology Pte. Ltd. (NKA Future Dao Pte. Ltd.), a private company limited by shares organized under the laws of Singapore (“Future Dao Singapore”) on June 8, 2020 to his and certain other Persons’ investment vehicles in a series of transactions, and thereafter the shares of Future Dao Singapore were exchanged by the Original Shareholders for shares of the Company on September 16, 2022.

WHEREAS, on December 23, 2021, the Founder contributed the Mining Equipment to Future Dao Singapore in consideration for the grant of an Option to acquire shares in Future Dao Singapore, which Option was cancelled by mutual agreement of Future Dao Singapore and the Founder on September 30, 2022 (the “Cancellation”).

WHEREAS, Merger Sub is a newly incorporated, wholly owned, direct subsidiary of the Company that was formed for purposes of consummating the transactions contemplated by this Agreement and the other Transaction Agreements (the “Transactions”).

WHEREAS, in connection with the Transactions, the Company intends to effect a Recapitalization of its Equity Securities to provide for the Share Redesignation and Share Split.

WHEREAS, immediately following the Recapitalization, upon the terms and subject to the conditions hereof and in accordance with the Cayman Companies Law, and the First Plan of Merger, at the Closing, Merger Sub will merge with and into SPAC (the “First Merger”), with SPAC being the surviving company and a wholly owned subsidiary of the Company following the First Merger (SPAC, as the surviving entity of the First Merger, is sometimes referred to herein as the “Surviving Entity”).

WHEREAS, immediately following the consummation of the First Merger and as part of the same overall transaction, upon the terms and subject to the conditions hereof and in accordance with the Cayman Companies Law and the Second Plan of Merger, the Surviving Entity will merge with and into the Company (the “Second Merger” and together with the First Merger, the “Mergers”), with the Company being the surviving company following the Second Merger (the Company, as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Company”).

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously: (a) determined that it is in the best interests of the Company and the Company Shareholders, and declared it advisable, for the Company to enter into this Agreement and the other Transaction Agreements to which it is or will be a party, (b) approved this Agreement, the other Transaction Agreements to which the Company is or will be a party and the Transactions, including the Mergers, the First Plan of Merger and the Second Plan of Merger and (c) duly passed a resolution recommending to the Company Shareholders the approval of the Company Transaction Proposals (the “Company Board Recommendation”).

WHEREAS, the board of directors of Merger Sub has unanimously: (a) determined that it is in the best interests of Merger Sub to enter into this Agreement and the other Transaction Agreements to which it is or will be a party and (b) approved this Agreement, the other Transaction Agreements to which Merger Sub is or will be a party and the Transactions to which Merger Sub is a party, including the First Merger and First Plan of Merger.

WHEREAS, the Company, in its capacity as the sole shareholder of Merger Sub, subject to receipt of the Company Shareholder Approval, has approved this Agreement and the other Transaction Agreements to which Merger Sub is or will be a party and the Transactions to which Merger Sub is a party, including the First Merger and the First Plan of Merger, in accordance with applicable Law and the Organizational Documents of Merger Sub, and in its capacity as the sole shareholder of the Surviving Entity at the time of the Second Merger, shall, subject to receipt of the Company Shareholder Approval, approve the Second Merger and the Second Plan of Merger, in accordance with applicable Law and the Organizational Documents of the Surviving Entity.

WHEREAS, prior to the Closing, the Company shall adopt the second amended and restated memorandum and articles of association of the Company substantially in the form attached hereto as Exhibit A (“A&R M&A”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, the Company and SPAC have entered into the transaction support agreement attached hereto as Exhibit B (the “Sponsor Support Agreement”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, the Sponsor and Company Shareholders, as applicable, have entered into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by SPAC and the Company), which shall be effective as of the Closing.

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Company Shareholders, SPAC and the Company have entered into a lock-up and support agreement, each attached hereto as Exhibit D (the “Target Lock-Up and Support Agreement”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor and the Company have entered into the lock-up agreement attached hereto as Exhibit E (the “Sponsor Lock-Up Agreement”).

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, the Company and certain Company Shareholders have entered into the Equipment Contribution and Share Escrow Agreement attached hereto as Exhibit F (the “Equipment Contribution and Share Escrow Agreement”).

WHEREAS, for U.S. federal income tax purposes, it is intended that the Mergers constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of SPAC, the Company and Merger Sub are parties under Section 368(b) of the Code and the Treasury Regulations promulgated thereunder, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 (the “Intended Tax Treatment”).

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that it is in the best interests of SPAC and the SPAC Shareholders, and declared it advisable, for SPAC to enter into this Agreement and the other Transaction Agreements to which it is or will be a party, (b) approved this Agreement, the other Transaction Agreements to which SPAC is or will be a party and the Transactions, including the Mergers, the First Plan of Merger and the Second Plan of Merger and (c) duly passed a resolution recommending to the SPAC Shareholders the approval of the SPAC Transaction Proposals (the “SPAC Board Recommendation”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Action” means any action, suit, audit, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority or SRO.

“Additional Mining Equipment” means the Additional Bitcoin Miners required to be contributed to the Company pursuant to the Equipment Contribution and Share Escrow Agreement, as amended and supplemented by the Supplemental Equipment Contribution and Share Escrow Agreement to be entered into pursuant to Section 6.07 hereto by and among the Company, SPAC, X Capital Investment Pte. Ltd., a Singapore private company limited by shares (the “Controlling Shareholder”) and Ants Investment Management Pte. Ltd., a Singapore private company limited by shares controlled by the Founder (the “Founding Shareholder”, together with the Controlling Shareholder, the “Shareholder Guarantors”), and the Contributing Shareholders.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided that in no event shall any investment fund or portfolio company controlling, controlled by or under common control with the Sponsor be deemed an Affiliate of the Company or SPAC.

“Affiliate Agreement” means any agreement by and between (x) any Affiliate of the Company and any other Affiliate of the Company or (y) any Affiliate of the Company and the Company, including, without limitation any Related Party Loan.

“Aggregate Fully Diluted Company Shares” means, without duplication, (i) the aggregate number of Pre-Split Shares that are issued and outstanding immediately prior to the Share Split, and (ii) the aggregate number of Pre-Split Shares that are issuable upon the exercise, exchange or conversion of all options, equity awards, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for Pre-Split Shares, which such options, equity awards, warrants, rights or other securities (x) are issued and outstanding, or (y) have been offered to employees or service providers under any Company Benefit Plan, in each case, immediately prior to the Share Split.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the United Kingdom Bribery Act 2010 and any other applicable anti-bribery or anti-corruption Laws.

“Bitcoin Mining Business” means the importation of Mining Equipment into the Jurisdiction(s) of Operations and the mining of cryptocurrency in the Jurisdiction(s) of Operations conducted by the Company and/or its Subsidiaries.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than statutory registers and minute books.

“Business Combination” has the meaning ascribed to such term in the SPAC Memorandum and Articles of Association.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, the Cayman Islands or the Republic of Singapore (“Singapore”) are authorized or required by Law to be closed.

“Cayman Dissent Rights” means the right of each SPAC Shareholder to dissent in respect of the First Merger, or of each Company Shareholder to dissent in respect of the Second Merger, and to exercise such Person’s entitlement to payment of the fair value of that Person’s shares pursuant to Section 238 of the Cayman Companies Law.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means from and after consummation of the Restructuring, Holding, Merger Sub and Future Dao Singapore on a consolidated basis, as the context requires.

“Company Business” means the business of the Company and Future Dao Singapore as described in the Financial Statements and the Registration Statement.

“Company Class A Ordinary Share” means a Class A ordinary share of the Company, with par value and other terms as further described in the A&R M&A.

“Company Class B Ordinary Share” means a Class B ordinary share of the Company, with par value and other terms as further described in the A&R M&A.

“Company Ordinary Share” means a Company Class A Ordinary Share or a Company Class B Ordinary Share.

“Company Shareholder Approval” means the vote or unanimous written consent of the Company Shareholders required to approve the Company Transaction Proposals, as determined in accordance with applicable Law and the Organizational Documents of the Company.

“Company Shareholders” means the holders of issued and outstanding Pre-Split Shares as of any determination time prior to the Recapitalization (or the holders of issued and outstanding Company Ordinary Shares immediately after the Recapitalization and immediately prior to the First Effective Time).

“Company Transaction Expenses” means without duplication, all fees, costs and expenses paid or payable by the Company or any of its Subsidiaries in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein and therein to be performed or complied with, and the consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks (including placement agents), data room administrators, attorneys, accountants and other advisors and service providers payable by the Company or any of its Subsidiaries, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the Transactions (and not tied to any subsequent event or condition, such as a termination of employment) and the employer portion of payroll or employment Taxes incurred thereon, and (iii) amounts owing, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the Transactions, including fees, costs and expenses related to (i) the Registration Statement, (ii) the Listing Application and (iii) the termination of any Affiliate Agreement. For the avoidance of doubt, Company Transaction Expenses shall include amounts payable to the placement agents in connection with any PIPE Financing.

“Company Transaction Proposals” means (i) the approval and authorization of this Agreement, (ii) the adoption and approval of the A&R M&A, (iii) the ratification and approval of all prior corporate acts not previously ratified and approved in accordance with the Cayman Companies Law and the Company’s Organizational Documents, (iv) the approval of the variation of the authorized share capital in connection with the adoption and approval of the A&R M&A, (v) the approval of the Recapitalization, including the Share Redesignation and the Share Split, (vi) the approval and authorization of the First Merger and the First Plan of Merger, (vii) the approval and authorization of the Second Merger and the Second Plan of Merger, (viii) the approval of the registration of the Company’s Equity Securities as contemplated by this Agreement and the filing of a Registration Statement on Form F-4 or similar form, as well as all other registration statements, reports and other documents required to be filed in connection with the consummation of the Transactions with the SEC, any other Governmental Authority and any SRO, including Nasdaq, (ix) the approval of the listing of the Registrable Securities with Nasdaq and the preparation and filing of the Listing Application with Nasdaq, (x) the approval of the PIPE Financing, including the issuance of Company Class A Ordinary Shares to the PIPE Investors pursuant to the PIPE Financing (if any), (xi) the election of directors to the board of directors of the Company in accordance with Section 6.09 and the approval of entry into customary indemnification agreements with the directors of the Company, and (xii) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions.

“Company Warrants” means warrants to purchase Company Class A Ordinary Shares on the terms and conditions set forth in the Amended and Restated Warrant Agreement, substantially in the form of Exhibit G hereto.

“Competition Authorities” means the Governmental Authorities that enforce Competition Laws.

“Competition Laws” means any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, abuse of dominance or restraint of trade or lessening competition through merger or acquisition, including all antitrust, competition, merger control and unfair competition Laws.

“Consent” means any approval, consent, clearance, waiver, exemption, waiting period expiration or termination, Order or other authorization issued by or obtained from any Governmental Authority.

“Contracts” means any legally binding contracts, agreements, licenses, subcontracts, leases, subleases, franchise and other commitment.

“Contributing Shareholders” means HUGO MARK PTE. LTD., a Singapore exempt private company limited by shares, ALPHA ELITE WORLDWIDE LIMITED, a British Virgin Islands company limited by shares, FORTUNE LIGHT ENTERPRISES LIMITED, a British Virgin Islands company limited by shares, Deeply Investment Limited, a British Virgin Islands company limited by shares and Quantum Worldwide Investment Management Ltd., a British Virgin Islands company limited by shares.

“Copyleft License” means any terms of a license commonly referred to as an open source, free Software, copyleft, or community source code license (including any Software licensed under the GNU General Public License, GNU Lesser General Public License, Apache Software License, or any other public source code license arrangement) or any similar license, in each case that require, as a condition of or in connection with any use, modification, reproduction, or distribution of any Software licensed thereunder (or any proprietary Software or other Intellectual Property rights that are used by, incorporated into or includes, relies on, is linked to or with, is derived from, or is distributed with such Software), any of the following: (a) the disclosing, making available, distribution, offering or delivering of source code or any information regarding such Software or other Intellectual Property rights for no or minimal charge; (b) the granting of permission for creating modifications to or derivative works of such Software or other Intellectual Property rights; (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any Person under Intellectual Property rights (including without limitation Patents) regarding such Software or other Intellectual Property rights (whether alone or in combination with other hardware or Software); or (d) the imposition of restrictions on future Patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property rights through any means.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention, the World Health Organization or an industry group) in relation to, arising out of, in connection with or in response to COVID-19, or any change in such Law, directive, guideline, recommendation or interpretation thereof.

“Data Protection Laws” means any applicable Laws relating to data privacy, data protection and data security, including with respect to the collection, use, storage, transmission, disclosure, transfer (including cross-border transfer), processing, retention, and disposal of Personal Information as that, or a similar or equivalent, term is defined under such applicable Law.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the SPAC Disclosure Letter.

“Dissenting SPAC Shares” means SPAC Ordinary Shares that are (i) issued and outstanding immediately prior to the First Effective Time and (ii) held by SPAC Shareholders who have validly exercised their Cayman Dissent Rights (and not waived, withdrawn, lost or failed to perfect such rights).

“Dissenting SPAC Shareholders” means holders of Dissenting SPAC Shares.

“Dollars” or “$” are references to United States dollars.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system of the SEC.

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including natural resources) and, solely to the extent related to exposure to Hazardous Materials, public or worker health and safety, or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.

“Equity Trust” means that certain equity incentive trust established pursuant to that certain Trust Deed for Certain Incentive Plan of the Company by and among the Company, Eminent Investment Limited and the Core Trust Company Limited, as trustee.

“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person (including debt securities) convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, and (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights (including, for the avoidance of doubt, interests with respect to an employee share ownership plan) issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person.

“Equity Value” means $350,000,000.

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company or such Subsidiary, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“First Plan of Merger” means the plan of merger under Section 233 of the Cayman Companies Law pursuant to which the First Merger shall be effected, substantially in the form of Exhibit I-1 hereto.

“Fraud” means, with respect to a Party, actual common law fraud with respect to the making of the express representations and warranties by such Party in Article IV or Article V, as applicable; provided, however, that such fraud of a Party shall only be deemed to exist if any of the executive officers or directors of the Company (in the case of the Company) or the executive officers or directors of the SPAC (in the case of SPAC) had actual knowledge (and not imputed or constructive knowledge) at the time of making the applicable representations or warranties of a misrepresentation with respect to the representations and warranties made by such Party in Article IV or Article V, as applicable, as qualified by the Company Disclosure Letter or the SPAC Disclosure Letter (as applicable), and such misrepresentation was made with the actual intention of deceiving another Party who is relying on such representation or warranty. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any individual acting in an official capacity for or on behalf of any such Governmental Authority, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments, (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes”, (g) unpaid management fees, (h) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (g), and (i) all Indebtedness of another Person referred to in clauses (a) through (h) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means all intellectual property rights anywhere in the world, including all: (i) patents, patent applications and intellectual property rights in inventions (whether or not patentable), (ii) trademarks, service marks, trade names, corporate names, logos, slogans (and all translations, adaptations, derivations and combination of the foregoing) and all registrations, applications and renewals in connection therewith, together with all goodwill associated therewith, (iii) copyrights and all registrations and applications in connection therewith, (iv) internet domain names and social media accounts, and (v) trade secrets, and any other intellectual property rights in Know-How and confidential information.

“IT Systems” means all software, computer systems, servers, networks, databases, computer hardware and equipment, interfaces, platforms, and peripherals that are owned, leased or controlled by the Company or any of its Subsidiaries or used in the conduct of their business, and including, without limitation, the Mining Equipment.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Jurisdiction(s) of Operations” means the Republic of Kazakhstan, or other jurisdiction(s) in which the Company or its Subsidiaries opts to conduct the Company Business.

“Know-How” means all information, unpatented inventions (whether or not patentable), improvements, practices, algorithms, formulae, trade secrets, techniques, methods, procedures, knowledge, results, protocols, processes, models, designs, drawings, specifications, materials and any other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing of products.

“Knowledge” means (i) with respect to the Company, the knowledge that each of the executive officers and directors, including, without limitation, the Founder, of the Company actually has, or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter and (ii) with respect to SPAC, the knowledge that each of the executive officers of the SPAC actually has, or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter; provided that, for the avoidance of doubt, other than such reasonable inquiry with direct reports directly responsible for the applicable subject matter, no such individual will be under any express or implied duty to investigate.

“Law” means any statute, act, code, law (including common law), constitution, ordinance, rule, regulation or Order, in each case, issued, enacted, adopted, implemented, put into effect by or under the authority of any Governmental Authority or SRO. “Leases” means the leases set forth on the Financial Statements.

“Liability” means any liability, obligation or commitment of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any mortgage, charge, deed of trust, pledge, license, hypothecation, encumbrance, easement, security interests, or other lien of any kind (other than, in the case of a security, any restriction on transfer of such security arising under Securities Laws).

“Material Adverse Effect” means an effect, development, circumstance, fact, change or event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (x) the Company and its Subsidiaries (taken as a whole) or the results of operations or financial condition of the Company and its Subsidiaries, in each case, taken as a whole or (y) the ability of the Company and its Subsidiaries to consummate the Transactions; provided, however, that, solely with respect to the foregoing clause (x), in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” (a) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof, in each case after the date hereof; (b) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (c) any change affecting any of the industries in which the Company and its Subsidiaries operate or the economy as a whole; (d) any epidemic, pandemic or disease outbreak (including COVID-19 and any COVID-19 Measures); (e) the announcement or the execution of this Agreement, the pendency of the Transactions, or the performance of this Agreement (other than any action required to be taken pursuant to Section 6.01), including losses or threatened losses of employees, customers, suppliers, vendors, distributors or others having relationships with the Company and its Subsidiaries (it being understood that this clause (e) shall be disregarded for purposes of the representations and warranties set forth in Section 4.04 and each of the conditions to Closing with respect thereto); (f) any action taken or not taken at the written request of SPAC or, if reasonably sufficient information is provided to SPAC in advance to determine whether a Material Adverse Effect would reasonably be expected to occur, any action taken or not taken that is consented to in writing by SPAC; (g) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event; (h) any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions; (i) any failure of the Company or its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates or business plans (provided, however, that this clause (i) shall not prevent a determination that any Material Adverse Effect underlying such failure has resulted in a Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Material Adverse Effect)); or (j) any action taken by SPAC or its Affiliates; provided, further, that any Material Adverse Effect referred to in clauses (a), (b), (c), (d), (g) or (h) above may be taken into account in determining if a Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the Company and its Subsidiaries or the results of operations or financial condition of the Company and its Subsidiaries, in each case, taken as a whole, relative to other similarly situated businesses in the industries in which the Company and its Subsidiaries operate.

“Mining Equipment” means the 16,100 units of computer equipment, including any Open Source Materials, Software or Intellectual Property which was preinstalled thereon in order for such Mining Equipment to function for their intended uses as set forth in the Financial Statements contributed by the Founder to Future Dao Singapore pursuant to that certain Bitcoin Mining Asset Replacement Agreement dated December 23, 2021 between the Founder and Future Dao Singapore.

“Nasdaq” means The Nasdaq Global Market.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.

“Open Source Materials” means any Software or other Intellectual Property subject to an Open Source License.

“Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority or SRO.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation, registration or organization, bylaws, memorandum and articles of association, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement and other similar organizational documents of such Person.

“Original Shareholders” means the Persons initially receiving shares of the Company in the Reorganization.

“Owned Intellectual Property” means all Intellectual Property that is owned by the Company or its Subsidiaries.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permit” means any permit, license, authorization, registration, franchise, approval, consent, certificate, variance and similar right obtained, or required to be obtained for the conduct of the Company’s business as currently conducted, from any Governmental Authority or SRO.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business that relate to amounts (A) not yet delinquent or that are being contested in good faith through appropriate Actions and (B) for which appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (iii) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) with respect to any real property subject to a Company Lease (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon and (B) any Lien permitted under a Company Lease, (v) Liens, defects or imperfections on title, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that are matters of record or would be discovered by a current, accurate survey or physical inspection of such real property, in all cases, that do not materially impair the value or materially interfere with the present uses of such real property, (vi) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole, (vii) non-exclusive licenses or sublicenses of Intellectual Property entered into in the ordinary course of business, (viii) Liens that secure obligations that are reflected as liabilities on the Audited Financial Statements of the Company (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to the Audited Financial Statements of the Company), (ix) Liens securing any indebtedness of the Company or its Subsidiaries, (x) Liens arising under applicable Securities Laws, (xi) with respect to an entity, Liens arising under the Organizational Documents of such entity, and (xii) Liens described on the Company Disclosure Letter (if any).

“Person” means any individual, corporation, company, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other organization or entity of any kind or nature.

“PIPE Financing” means the private investment in securities (which may be debt or Equity Securities) of the Company as a public company by the PIPE Investors, the aggregate amount of which is expected to be approximately $30,000,000.00.

“PIPE Investors” means those certain third-party investors that enter into subscription agreements with the Company (the “Subscription Agreements”) pursuant to which such third-party investors commit to make the PIPE Financing.

“Pledged Shares” means the Company Ordinary Shares pledged by the Shareholder Guarantors to secure the obligations of the Contributing Shareholders to contribute the Additional Mining Equipment pursuant to the Equipment Contribution and Share Escrow Agreement and the Supplemental Equipment Contribution and Share Escrow Agreement.

“Predecessor” means an entity whose ownership, title and interest, including all rights, benefits, duties and Liabilities were acquired in an uninterrupted chain of succession by the Company.

“Pre-Split Shares” means Pre-Split Class A Shares or Pre-Split Class B Shares.

“Pre-Split Class A Shares” means Class A ordinary shares, par value $0.0001 per share, of the Company.

“Pre-Split Class B Shares” means Class B ordinary shares, par value $0.0001 per share, of the Company.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed other otherwise made available by or on behalf of the Company or any Subsidiary, from which the Company or any Subsidiary has derived previously, is currently deriving, revenue from the sale or provision thereof.

“Redeeming SPAC Shares” means SPAC Ordinary Shares in respect of which the applicable holder thereof has validly exercised his, her or its SPAC Shareholder Redemption Right.

“Registrable Securities” means (i) the Company Ordinary Shares that constitute the Merger Consideration, (ii) the Company Ordinary Shares issuable upon exercise of the Company Warrants and (iii) the Company Warrants.

“Registration Statement” means the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company under the Securities Act with respect to the Registrable Securities.

“Related Party Loan” means any loan, guaranty or contribution of money or property by a Person who is or at the time of such transaction was an Affiliate of the Company or a Subsidiary of the Company or any Predecessor to the Company or any Subsidiary of the Company.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, consultants, agents and other representatives of such Person.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws.

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) His Majesty’s Treasury of the United Kingdom (including any sanctions related list extended to the Cayman Islands pursuant to any Order in Council of His Majesty’s Privy Council in the United Kingdom); (c) any committee of the United Nations Security Council; (d) the European Union; (e) Singapore; or (f) the Republic of Kazakhstan; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury of the United Kingdom (including any sanctions related list extended to the Cayman Islands pursuant to any Order in Council of His Majesty’s Privy Council in the United Kingdom), (v) Singapore or (vi) the Republic of Kazakhstan.

“SEC” means the United States Securities and Exchange Commission.

“Second Plan of Merger” means the plan of merger under Section 233 of the Cayman Companies Law pursuant to which the Second Merger shall be consummated, substantially in the form of Exhibit I-2 hereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any Governmental Authority and the rules and regulations promulgated thereunder (including the Securities Act and the Exchange Act and the rules and regulations thereunder).

“Software” and all (a) computer programs, applications, middleware, firmware, microcode and other software (and all derivative works, foreign language versions, enhancements, versions, releases, fixes, upgrades and updates thereto), including operating systems, algorithms, heuristics, models and methodologies, compilations, development tools, compilers, comments, user interfaces, menus, buttons and icons, application programming interfaces, files, data scripts, architecture, algorithms, and higher level or “proprietary” languages, in each case, whether in source code, object code or other form or format, including code, libraries, subroutines and other components thereof, all documentation relating thereto; (b) testing, validation, verification and quality assurance materials; (c) databases, conversions, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise; (d) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; (e) all documentation, including user manuals, web materials and architectural and design specifications and training materials, relating to any of the foregoing; (f) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing; (g) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing; and (h) all media and other tangible property necessary for the delivery or transfer of any of the foregoing.

“SRO” means (A) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (B) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market..

“SPAC Memorandum and Articles of Association” means SPAC’s Amended and Restated Memorandum and Articles of Association as adopted by special resolution dated March 30, 2022 as amended by special resolution passed on January 26, 2023.

“SPAC Ordinary Share” means each ordinary share, par value $0.001 per share, of SPAC.

“SPAC Private Placement Rights” means the rights sold by SPAC in a private placement effected at the time of SPAC’s initial public offering (whether purchased in such private placement or thereafter pursuant to a transfer by the former holder thereof), each such right convertible into one-tenth (1/10) of a SPAC Ordinary Share upon the consummation of an initial Business Combination.

“SPAC Private Placement Warrants” means the warrants sold by SPAC in a private placement effected at the time of SPAC’s initial public offering (whether purchased in such private placement or thereafter pursuant to a transfer by the former holder thereof), each such warrant entitles the holder thereof to purchase one SPAC Ordinary Share at an exercise price of $11.50 per whole share.

“SPAC Private Placement Units” means the units of SPAC sold by SPAC in a private placement effected at the time of SPAC’s initial public offering (whether purchased in such private placement or thereafter pursuant to a transfer by the former holder thereof), each consisting of one SPAC Ordinary Share, one SPAC Private Placement right, and one SPAC Private Placement Warrant.

“SPAC Public Rights” means the rights sold to the public by SPAC as part of SPAC’s initial public offering (whether purchased in such offering or thereafter in the public market), each such right convertible into one-tenth (1/10) of a SPAC Ordinary Share upon the consummation of an initial Business Combination.

“SPAC Public Units” means the units of SPAC sold to the public by SPAC as part of SPAC’s initial public offering (whether purchased in such offering or thereafter in the public market), each consisting of one SPAC Ordinary Share, one SPAC Public Right, and one SPAC Public Warrant.

“SPAC Public Warrants” means the redeemable warrants sold to the public by SPAC as part of SPAC’s initial public offering (whether purchased in such offering or thereafter in the public market), each such redeemable warrant entitles the holder thereof to purchase one SPAC Ordinary Shares at an exercise price of $11.50 per share.

“SPAC Rights” means the SPAC Public Rights and the SPAC Private Placement Rights.

“SPAC Shareholder Approval” means the vote of the holders of SPAC Ordinary Shares required to approve the SPAC Transaction Proposals, as determined in accordance with applicable Law and the SPAC Memorandum and Articles of Association.

“SPAC Shareholder Redemption Right” means the right of the public holders of SPAC Ordinary Shares to redeem all or a portion of their SPAC Ordinary Shares (in connection with the Transactions or otherwise) as set forth in the Organizational Documents of SPAC and the Trust Agreement.

“SPAC Shareholder Redemption Amount” means the aggregate amount payable with respect to all SPAC Shareholder Redemption Rights that have been validly exercised by the public holders of the SPAC Ordinary Shares.

“SPAC Shareholder” means a holder of SPAC Ordinary Shares.

“SPAC Shareholder Representative” means the Sponsor in its capacity as Representative for the SPAC Shareholders.

“SPAC Transaction Expenses” means without duplication, all fees, costs and expenses paid or payable by SPAC in connection with other business combinations pursued by SPAC or in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with, and the consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks (including placement agents), proxy solicitation agents as contemplated by Section 8.08, data room administrators, attorneys, accountants and other advisors and service providers (including any deferred underwriting commissions) payable by SPAC, (ii) the filing fees incurred in connection with making any filings with Governmental Authorities under Section 8.01, (iii) the filing fees incurred in connection with filing the Registration Statement, the Proxy Statement or the Proxy Statement/Prospectus under Section 8.02, (iv) the cost of the D&O Tail and (v) repayment of any Working Capital Loans.

“SPAC Transaction Proposals” means the adoption and approval of each proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions (including any proposal to alter the authorized share capital of SPAC to match the authorized share capital of Merger Sub), including unless otherwise agreed upon: (i) the approval and authorization of this Agreement and the Transactions as a Business Combination, (ii) the approval and authorization of the First Merger and the First Plan of Merger, (iii) the adoption and approval of a proposal for the adjournment of the SPAC Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing, and (iv) the adoption and approval of each other proposal that the Nasdaq or the SEC (or its staff members) indicates is necessary in its comments to the Proxy Statement or in correspondence related thereto.

“SPAC Units” means the SPAC Public Units and the SPAC Private Placement Units.

“SPAC Warrants” means the SPAC Public Warrants and the SPAC Private Placement Warrants.

“Split Factor” means a number resulting from dividing (i) the Equity Value by (ii) the product of (x) the Aggregate Fully Diluted Company Shares, and (y) 10.

“Sponsor” means M-Star Management Corporation, a British Virgin Islands incorporated company.

“Subsidiary” means, with respect to a Person, any corporation, company or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which (a) such Person directly or indirectly owns or controls a majority of the Equity Securities having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, company or other organization, (b) such Person directly or indirectly possesses the right to elect a majority of directors or others performing similar functions with respect to such corporation, company or other organization, or (c) such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Supplemental Equipment Contribution and Share Escrow Agreement” means that certain agreement to be entered into pursuant to Section 6.07 hereto by and among the Company, the SPAC, the SPAC Shareholder Representative, the Controlling Shareholder, the Founding Shareholder and the Contributing Shareholders.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, social security or national health insurance), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, escheat or unclaimed property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge, in each case imposed by any Governmental Authority, together with any interest, indexation, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Taxing Authority” means the Internal Revenue Service and any other Authority responsible or the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Trade Control Laws” means all applicable Laws and regulations relating to the export, re-export, transfer or import of products, software or technology, including but not limited to, those applicable to the computer equipment and Software, and other equipment and Intellectual Property used in connection with the mining of bitcoin and other cryptocurrencies.

“Transaction Agreements” means this Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the First Plan of Merger, the Second Plan of Merger, the Target Lock-Up and Support Agreement, the Sponsor Lock-Up Agreement, the Equipment Contribution and Share Escrow Agreement, the Supplemental Equipment Contribution and Share Escrow Agreement and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith (including, if any, any Subscription Agreements) and any and all exhibits and schedules thereto.

“Treasury Regulations” means the regulations promulgated under the Code.

“UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York or any other applicable Governmental Authority, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

“Trust Agreement” means that certain Investment Management Trust Agreement between SPAC and Wilmington Trust, National Association (the “Trustee”), dated as of March 30, 2022.

“Working Capital Loans” means any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor, or any of SPAC’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”, and (viii) the words “shall” and “will” have the same meaning.

(b) Unless the context of this Agreement otherwise requires, reference to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(d) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) The phrases “provided to SPAC,” “delivered to SPAC”, “furnished to SPAC,” “made available to SPAC” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been made available to SPAC no later than 11:59 p.m. (Singapore time) on the day prior to the date of this Agreement (i) in the virtual “data room” maintained by Intralinks that has been set up by the Company in connection with this Agreement or (ii) by delivery to SPAC or its legal counsel via electronic mail or hard copy form.

(g) References to “$” or “dollar” or “US$” shall be references to United States dollars.

(h) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Section 1.03 Table of Defined Terms.

Term	Section
A&R M&A	Recitals
Additional Financial Statements	Section 6.11
Agreement	Preamble
Alternative Transaction Proposal	Section 8.03(a)
Amended and Restated Warrant Agreement	Section 8.06
Assignment and Assumption Agreement	Section 8.06
Audited Financial Statements	Section 4.08(a)
Cancellation	Recitals
Cayman Companies Law	Recitals
CBA	Section 4.12(a)(v)
Closing	Section 3.02(a)
Closing Date	Section 3.02(a)
Closing Press Release	Section 8.05(c)
Company Auditor	Section 4.08(a)
Company Benefit Plan	Section 4.13(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Disclosure Letter	Article IV
Company Employees	Section 4.13(a)
Company Intellectual Property	Section 4.20(b)
Confidentiality Agreement	Section 11.08
Creator	Section 4.20(f)

Term	Section
D&O Indemnitee	Section 7.01(a)
D&O Tail	Section 7.01(b)
Designated Person	Section 11.17(a)
Enforceability Exceptions	Section 4.03(a)
ERISA	Section 4.13(a)
Exchange Agent	Section 3.03(a)
Exchange Agent Agreement	Section 3.03(a)
Excluded Share	Section 3.01(f)
Existing D&O Arrangements	Section 7.01(a)
Existing Representation	Section 11.17(a)
Export	Section 4.24(d)
Federal Securities Laws	Section 5.08(a)
Financial Statements	Section 4.08(a)
First Effective Time	Section 2.03(a)
First Merger	Recitals
First Plan of Merger	Section 2.03(a)
Founder	Recitals
Future Dao Singapore	Recitals
Intended Tax Treatment	Recitals
Interim Balance Sheet Date	Section 4.08(f)
Interim Financial Statements	Section 4.08(a)
Interim Period	Section 6.01
Licensed Intellectual Property	Section 4.20(b)
Listing Application	Section 6.05

Term	Section
Malicious Code	Section 4.20(l)
Merger Consideration	Section 3.01(c)
Merger Sub	Preamble
Mergers	Recitals
Non-Recourse Party	Section 11.14
Party	Preamble
PIPE Financing	Section 8.07
Processing	Section 4.20(j)
Protected Data	Section 4.20(i)
Proxy Statement/Prospectus	Section 8.02(a)(i)
Recapitalization	Section 2.01
Registered Intellectual Property	Section 4.20(a)
Registration Rights Agreement	Recitals
Sarbanes-Oxley Act	Section 5.08(a)
SEC Reports	Section 5.08(a)
Second Effective Time	Section 2.03(b)
Second Merger	Recitals
Second Plan of Merger	Section 2.03(b)
Share Redesignation	Section 2.01
Share Split	Section 2.01
SPAC	Preamble
SPAC Alternative Transaction Proposal	Section 8.03(b)
SPAC Board	Recitals
SPAC Board Recommendation	Recitals

Term	Section
SPAC Disclosure Letter	Article V
SPAC Extraordinary General Meeting	Section 8.02(b)
SPAC Impairment Effect	Section 5.01
SPAC Meeting Change	Section 8.02(b)
SPAC Permits	Section 5.09
SPAC Related Party	Section 5.15
Specified Contracts	Section 4.12(a)
Specified Representations	Section 9.02(a)(i)
Specified SPAC Representations	Section 9.03(a)(i)
Sponsor Lock-Up Agreement	Recitals
Sponsor Support Agreement	Recitals
Surviving Company	Recitals
Surviving Entity	Recitals
Surviving Provisions	Section 10.02
TA	Section 8.06
Target Lock-Up and Support Agreement	Recitals
Termination Date	Section 10.01(c)
Trade Controls	Section 4.24(a)
Transaction Filings	Section 8.02(a)(i)
Transaction Litigation	Section 8.01(c)
Transactions	Recitals
Trust Account	Section 5.02 (c)
Trustee	Section 1.01
Unit Separation	Section 3.01(a)

ARTICLE II
SHARE SPLIT; THE MERGERS

Section 2.01 Share Split. On the Closing Date, immediately prior to the First Effective Time (but in any event prior to the closing of any Subscription Agreement), the following actions shall take place or be effected in accordance with the Company’s Organizational Documents and the Cayman Companies Law (in the order set forth in this Section 2.01): (i) the A&R M&A shall be adopted and filed (with the related special resolution) with the Cayman Registrar and become effective, (ii) each Pre-Split Class A Share that is issued and outstanding immediately prior to the First Effective Time shall be redesignated and become a Company Class A Ordinary Share and each Pre-Split Class B Share that is issued and outstanding immediately prior to the First Effective Time shall be redesignated and become a Company Class B Ordinary Share (the “Share Redesignation”) and each Pre-Split Share held by the Company in treasury immediately prior to the Share Redesignation shall be automatically cancelled and extinguished without any redesignation, subdivision or payment therefor, (iii) each Company Class A Ordinary Share that is issued and outstanding following the Share Redesignation and immediately prior to the First Effective Time shall be subdivided into a number of Company Class A Ordinary Shares equal to the Split Factor and each Company Class B Ordinary Share that is issued and outstanding following the Share Redesignation and immediately prior to the First Effective Time shall be subdivided into a number of Company Class B Ordinary Shares equal to the Split Factor (the “Share Split”); provided that no fraction of a Company Ordinary Share will be issued by virtue of the Share Split, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded to the nearest whole number, and (iv) any options issued by the Company and outstanding immediately prior to the Share Split shall be adjusted to give effect to the foregoing transactions (clauses (i) through (iv), the “Recapitalization”). Subject to and without limiting anything contained in Section 6.01, the Split Factor shall be adjusted to reflect appropriately the effect of any share split, split-up, reverse share split, capitalization, share dividend, bonus issue or share distribution (including any dividend or distribution of securities convertible into Pre-Split Shares or Company Ordinary Shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change (in each case, other than the Recapitalization) with respect to Pre-Split Shares or Company Ordinary Shares occurring on or after the date hereof and prior to the First Effective Time. For reference purposes only, an illustrative calculation of the Share Split is set forth on Exhibit H hereto.

Section 2.02 The Mergers. At the First Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the First Plan of Merger and the Cayman Companies Law, Merger Sub and SPAC shall consummate the First Merger, pursuant to which Merger Sub shall be merged with and into SPAC, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the Surviving Entity after the First Merger and as a direct, wholly-owned subsidiary of the Company. At the Second Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Second Plan of Merger and the Cayman Companies Law, the Surviving Entity and the Company shall consummate the Second Merger, pursuant to which the Surviving Entity shall be merged with and into the Company, following which the separate corporate existence of the Surviving Entity shall cease and the Company shall continue as the Surviving Company after the Second Merger.

Section 2.03 Effective Times. On the terms and subject to the conditions set forth herein, on the Closing Date, following the consummation of the Recapitalization:

(a) The Company, SPAC and Merger Sub shall execute a plan of merger (the “First Plan of Merger”), substantially in the form attached as Exhibit I-1 hereto and shall file the First Plan of Merger and other documents as required to effectuate the First Merger pursuant to the Cayman Companies Law with the Cayman Registrar as provided in the applicable provisions of the Cayman Companies Law. The First Merger shall become effective at the time when the First Plan of Merger is registered by the Cayman Registrar or such later time as Merger Sub and SPAC may agree and specify pursuant to the Cayman Companies Law (the “First Effective Time”).

(b) Immediately following the consummation of the First Merger at the First Effective Time, (i) the Company, in its capacity as the sole shareholder of the Surviving Entity following the First Merger, will approve the Second Merger and the Second Plan of Merger, in accordance with applicable Law and the Organizational Documents of the Surviving Entity and (ii) the Surviving Entity and the Company shall execute a plan of merger (the “Second Plan of Merger”), substantially in the form attached as Exhibit I-2 hereto and shall file the Second Plan of Merger and other documents as required to effect the Second Merger pursuant to the Cayman Companies Law with the Cayman Registrar as provided in the applicable provisions of the Cayman Companies Law. The Second Merger shall become effective at the time when the Second Plan of Merger is registered by the Cayman Registrar or such later time as the Surviving Entity and the Company may agree and specify pursuant to the Cayman Companies Law (the “Second Effective Time”).

Section 2.04 Effect of the Mergers. The effect of the Mergers shall be as provided in this Agreement, the First Plan of Merger, the Second Plan of Merger and the applicable provisions of the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, (a) at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Merger Sub and SPAC set forth in this Agreement to be performed after the First Effective Time, and (b) at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of the Surviving Entity and the Company set forth in this Agreement to be performed after the Second Effective Time.

Section 2.05 Governing Documents. At the First Effective Time, the memorandum and articles of association of Merger Sub, substantially in the form attached as Exhibit J hereto, as in effect immediately prior to the First Effective Time, shall be the memorandum and articles of association of the Surviving Entity. At the Second Effective Time, the A&R M&A shall be the memorandum and articles of association of the Surviving Company, until, thereafter changed or amended as provided therein or by applicable Law.

Section 2.06 Directors and Officers of the Surviving Entity and the Surviving Company.

(a) Immediately after the First Effective Time, the directors and officers of Merger Sub immediately prior to the First Effective Time as set forth in Section 2.06 to the Company Disclosure Letters shall be the initial directors and officers of the Surviving Entity, each to hold office in accordance with the memorandum and articles of association of the Surviving Entity. Immediately after the Second Effective Time, subject to Section 6.09, the directors and officers of the Company immediately prior to the Second Effective Time shall be the initial directors and officers of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(b) The Parties shall take all actions necessary to ensure that, from and after the Second Effective Time, the Persons identified as the initial post-Closing directors of the Company in accordance with the provisions of Section 6.09 shall be the directors of the Company, each to hold office in accordance with the Company’s Organizational Documents.

Section 2.07 Further Assurances.

(a) If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement and to vest the Surviving Entity following the First Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the applicable directors, officers and members of SPAC and Merger Sub (or their designees) are fully authorized in the name of their respective companies or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

(b) If, at any time after the Second Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement and to vest the Surviving Company following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Surviving Entity and the Company, the applicable directors, officers and members of the Surviving Entity and the Company (or their designees) are fully authorized in the name of their respective companies or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III
THE MERGERS; CLOSING

Section 3.01 Effect of the Mergers on Securities of SPAC, Merger Sub and the Company. On the terms and subject to the conditions set forth herein, at the Closing, by virtue of the Mergers and without any further action on the part of any Party or any other Person, the following shall occur:

(a) Immediately prior to the First Effective Time, the SPAC Ordinary Shares, SPAC Rights and the SPAC Warrants comprising each issued and outstanding SPAC Unit immediately prior to the First Effective Time shall be automatically separated (the “Unit Separation”) and the holder thereof shall thereafter hold, for each SPAC Unit held at the time of the Unit Separation, one SPAC Ordinary Share, one SPAC Right and one SPAC Warrant. The SPAC Ordinary Shares, SPAC Rights and SPAC Warrants held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 3.01.

(b) Each SPAC Ordinary Share (which, for the avoidance of doubt, includes the SPAC Ordinary Shares held as a result of the Unit Separation) that is issued and outstanding as of immediately prior to the First Effective Time (other than any Excluded Shares, Redeeming SPAC Shares and Dissenting SPAC Shares) (i) shall be converted automatically into, and the holder of such SPAC Ordinary Share shall be entitled to receive from the Exchange Agent, for each such SPAC Ordinary Share, one Company Class A Ordinary Share (for the avoidance of doubt, after giving effect to the Recapitalization) (the “SPAC Share Consideration”), and (ii) shall no longer be outstanding and shall automatically be canceled by virtue of the First Merger and each former holder of SPAC Ordinary Shares shall thereafter cease to have any rights with respect to such securities, other than to receive the SPAC Share Consideration attributable to such SPAC Ordinary Share or as expressly provided herein.

(c) Each ten (10) SPAC Rights (which, for the avoidance of doubt, includes the SPAC Rights held as a result of the Unit Separation) that are issued and outstanding as of immediately prior to the First Effective Time (i) shall be converted automatically into, and the holder of such SPAC Rights shall be entitled to receive from the Exchange Agent, for each ten (10) SPAC Rights, one Company Class A Ordinary Share (for the avoidance of doubt, after giving effect to the Recapitalization) (the “SPAC Right Consideration”, together with the “SPAC Share Consideration”, collectively, the “Merger Consideration”); provided that no fractional Company Class A Ordinary Share will be issued thereof such that if a holder of SPAC Rights would be entitled to receive a fractional Company Class A Ordinary Share hereof, the number of Company Class A Ordinary Shares to be issued to such holder shall be rounded down to the nearest whole number of Company Class A Ordinary Shares, and (ii) shall no longer be outstanding and shall automatically be canceled by virtue of the First Merger and each former holder of SPAC Rights shall thereafter cease to have any rights with respect to such securities, other than to receive the SPAC Share Consideration attributable to such SPAC Rights or as expressly provided herein.

(d) Each SPAC Warrant (which, for the avoidance of doubt, includes the SPAC Warrants held as a result of the Unit Separation) that is issued and outstanding immediately prior to the First Effective Time shall be converted automatically into a corresponding Company Warrant exercisable for Company Class A Ordinary Shares in accordance with its terms.

(e) Each ordinary share, par value $0.0001 per share, of Merger Sub that is issued and outstanding immediately prior to the First Effective Time shall automatically convert into one ordinary share, par value $0.0001 per share, of the Surviving Entity. The ordinary shares of the Surviving Entity shall have the same rights, powers and privileges as the ordinary shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Entity.

(f) Each SPAC Share held in SPAC’s treasury or owned by the Company or Merger Sub or any other wholly owned subsidiary of the Company or SPAC immediately prior to the First Effective Time (each an “Excluded Share”), shall be automatically cancelled and extinguished without any conversion thereof or payment therefor.

(g) Each ordinary share of the Surviving Entity that is issued and outstanding immediately prior to the Second Effective Time will be automatically cancelled and extinguished without any conversion thereof or payment therefor. Each Company Ordinary Share of the Company issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a Company Ordinary Share of the Surviving Company and shall not be affected by the Second Merger.

(h) Each Dissenting SPAC Share that is issued and outstanding as of immediately prior to the First Effective Time held by a Dissenting SPAC Shareholder (if any) shall no longer be outstanding and shall automatically be cancelled by virtue of the First Merger and each former holder of Dissenting SPAC Shares shall thereafter cease to have any rights with respect to such securities, except the right to be paid the fair value of such Dissenting SPAC Shares and such other rights as are granted by the Cayman Companies Law. Notwithstanding the foregoing, if any such holder shall have failed to perfect or prosecute or shall have otherwise waived, effectively withdrawn or lost his, her or its rights under Section 238 of the Cayman Companies Law or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Companies Law, then the right of such holder to be paid the fair value of such holder’s Dissenting SPAC Shares under Section 238 of the Cayman Companies Law shall cease and such former SPAC Shares shall no longer be considered Dissenting SPAC Shares for purposes hereof and such holder’s former SPAC Shares shall thereupon be deemed to have been converted as of the First Effective Time into the right to receive the Merger Consideration, without any interest thereon.

Section 3.02 Closing.

(a) On the terms and subject to the conditions of this Agreement, the consummation of the Mergers (the “Closing”) shall take place electronically by the mutual exchange of electronic signatures (including portable document format (“pdf”)) on the date that is two (2) Business Days following the date on which all conditions set forth in Article IX have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, time or date as SPAC and the Company may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b) At the Closing, the Company and SPAC shall cause the Surviving Company to pay by wire transfer of immediately available funds, (i) all accrued and unpaid SPAC Transaction Expenses as set forth on a written statement to be delivered to the Company by or on behalf of SPAC not less than two (2) Business Days prior to the Closing Date and (ii) all accrued and unpaid Company Transaction Expenses as set forth on a written statement to be delivered to SPAC by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include, in each case of clauses (i) and (ii), the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing. The Company shall provide SPAC and its Representatives and SPAC shall provide the Company and its Representatives reasonable access to (x) the supporting documentation used by the Company and SPAC in the preparation of their respective written statements in connection with the Company Transaction Expenses and the SPAC Transaction Expenses (as applicable) and (y) the Company’s Representatives and SPAC’s Representatives, in each case as reasonably requested by SPAC or the Company (as applicable) in connection with SPAC’s or the Company’s review of the written statement in connection with the Company Transaction Expenses or the SPAC Transaction Expenses (as applicable). Prior to the Closing Date, the Company and SPAC shall consider in good faith any reasonable comments of SPAC or the Company to the written statement in connection with the Company Transaction Expenses or the SPAC Transaction Expenses. If the Company and SPAC agree to make any modification to the written statement in connection with the Company Transaction Expenses or the SPAC Transaction Expenses, then such written statement as so agreed by the Company and SPAC to be modified shall be deemed to be the written statement for purposes of determining the Company Transaction Expenses and the SPAC Transaction Expenses.

Section 3.03 Delivery.

(a) Prior to the First Effective Time, Vstock Transfer LLC (or such other Person to be selected by the Company and be reasonably acceptable to SPAC) shall be appointed and authorized to act as exchange agent in connection with the transactions contemplated by Section 3.01 (the “Exchange Agent”) and the Company shall enter into an exchange agent agreement reasonably acceptable to the Company and SPAC with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of exchanging, upon the terms and subject to the conditions set forth in this Agreement, each SPAC Ordinary Share (other than any Excluded Shares, Redeeming SPAC Shares and Dissenting SPAC Shares) for the Merger Consideration issuable in respect of such SPAC Ordinary Shares. At least two (2) Business Days prior to the Closing, the Company and SPAC shall direct the Exchange Agent to, at the First Effective Time, exchange each such SPAC Ordinary Share for the Merger Consideration pursuant to the Exchange Agent Agreement and perform the Exchange Agent’s other obligations thereunder.

(b) All Company Class A Ordinary Shares issued upon the exchange of SPAC Ordinary Shares in accordance with the terms of this Article III shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Ordinary Shares and there shall be no further registration of transfers on the register of members of SPAC of the SPAC Ordinary Shares from and after the First Effective Time. From and after the First Effective Time, holders of SPAC Ordinary Shares shall cease to have any rights as shareholders of SPAC, except (i) in the case of holders of SPAC Ordinary Shares that are issued and outstanding as of immediately prior to the First Effective Time (other than any Excluded Shares, Redeeming SPAC Shares and Dissenting SPAC Shares), the right to receive the Merger Consideration in exchange therefor, as provided in this Agreement and the First Plan of Merger, (ii) in the case of any holders of Redeeming SPAC Shares, the SPAC Shareholder Redemption Rights and (iii) in the case of holders of Dissenting SPAC Shares, the rights provided in Section 3.01(h).

(c) No interest will be paid or accrued on the Merger Consideration to be issued pursuant to this Article III (or any portion thereof). Except with respect to Redeeming SPAC Shares and as otherwise provided in Section 3.01(h) in respect of Dissenting SPAC Shares, from and after the First Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.03, each SPAC Ordinary Share shall solely represent the right to receive the Merger Consideration to which such SPAC Ordinary Share is entitled to receive pursuant to this Agreement and the First Plan of Merger.

(d) Notwithstanding anything to the contrary in this Agreement, none of the Parties, the Surviving Entity or the Surviving Company or the Exchange Agent shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law. Any portion of the Merger Consideration remaining unclaimed by SPAC Shareholders immediately prior to such time when the amounts would otherwise escheat to, or become property of, any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

Section 3.04 Withholding Rights. Each of the Parties, the Exchange Agent and each of their respective Affiliates and any other Person making a payment under this Agreement shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered by the Company to SPAC dated as of the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.17, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to SPAC that as of the date of this Agreement and the Closing Date:

Section 4.01 Corporate Organization of the Company. The Company is an exempted company duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Company has made available to SPAC true and correct copies of its Organizational Documents as in effect as of the date hereof. The Company is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction set forth on Section 4.01 to the Company Disclosure Letters which are all jurisdictions where the ownership of its property presently or the character of its activities as currently conducted is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not have a Material Adverse Effect.

Section 4.02 Subsidiaries. The Subsidiaries of the Company, together with details of their respective jurisdiction of incorporation or organization, and qualification, are set forth on Section 4.02 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the corporate power and authority to own, operate and lease their respective properties, rights and assets and to conduct their business as it is now being conducted. Each Subsidiary of the Company is duly licensed or qualified as a foreign entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

Section 4.03 Due Authorization.

(a) Each of the Company and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 4.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the Transactions contemplated hereby and thereby have been duly authorized by the Company Board and the board of directors of Merger Sub, and other than the consents, approvals, authorizations and other requirements described in Section 4.05, no other corporate proceeding on the part of the Company or Merger Sub is necessary to authorize this Agreement or any other Transaction Agreements or the Company’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement has been or will be (when executed and delivered by the Company or Merger Sub as applicable), duly and validly executed and delivered by the Company or Merger Sub, as applicable, and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement constitutes or will constitute, a valid and binding obligation of the Company or Merger Sub, as applicable, enforceable against the Company or Merger Sub, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

(b) On or prior to the date of this Agreement, the Company Board has unanimously (i) determined that it is in the best interests of the Company and the Company Shareholders, and declared it advisable, for the Company to enter into this Agreement and the other Transaction Agreements to which the Company is or will be a party; (ii) approved this Agreement, the other Transaction Agreements to which the Company is or will be a party and the Transactions, including the Mergers, the First Plan of Merger and the Second Plan of Merger; and (iii) passed a resolution recommending to the Company Shareholders the approval of the Company Transaction Proposals. On or prior to the date of this Agreement, the board of directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub to enter into this Agreement and the other Transaction Agreements to which Merger Sub is or will be a party and (ii) approved this Agreement, the other Transaction Agreements to which Merger Sub is or will be a party and the Transactions to which Merger Sub is a party, including the First Merger and First Plan of Merger. On or prior to the date of this Agreement, subject to receipt of the Company Shareholder Approval, Company, in its capacity as the sole shareholder of Merger Sub, has approved this Agreement and the other Transaction Agreements to which Merger Sub is or will be a party and the Transactions to which Merger Sub is a party, including the First Merger and the First Plan of Merger, in accordance with applicable Law and the Organizational Documents of Merger Sub.

(c) The only approvals or votes required from the holders of the Company’s Equity Securities in connection with the consummation of the Transactions, including the Closing, and the approval of the Company Transaction Proposals are as set forth on Section 4.03(c) of the Company Disclosure Letter.

Section 4.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations, and other requirements set forth in Section 4.05 of the Company Disclosure Letter, the execution, delivery and performance by each of the Company and Merger Sub of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation by each of the Company and Merger Sub of the Transactions contemplated hereby and thereby do not and will not, (a) contravene, breach or conflict with the Organizational Documents of the Company or any of its Subsidiaries, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, result in the termination or acceleration of, result in a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, any of the terms, conditions or provisions of any Specified Contract, or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries (other than any Permitted Liens), except, in the case of each of clauses (b) through (d), for any such conflict, violation, breach, default, loss, right or other occurrence which would not have a Material Adverse Effect.

Section 4.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of SPAC contained in this Agreement and the other Transaction Agreements to which it is or will be a party, no notice to, action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or Merger Sub with respect to each of their execution, delivery and performance of this Agreement and the other Transaction Agreements to which each is or will be a party and the consummation by the Company or Merger Sub of the Transactions contemplated hereby and thereby, except for (i) the filing (A) with the SEC of the Proxy Statement/Prospectus and the declaration of the effectiveness thereof by the SEC and (B) of any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, (ii) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iii) the filing of the First Plan of Merger and related documentation with the Cayman Registrar in accordance with the Cayman Companies Law, (iv) the filing of the Second Plan of Merger and related documentation with the Cayman Registrar in accordance with the Cayman Companies Law, and (v) any such notices to, actions by, consents, approvals, permits or authorizations of, or designations, declarations or filings with, any Governmental Authority, the absence of which would not have a Material Adverse Effect.

Section 4.06 Capitalization of the Company.

(a) As of the date of this Agreement, the authorized share capital of the Company is $50,000 divided into 500,000,000 shares of par value of $0.0001 each. The number and class of securities (if applicable) of all of the issued and outstanding Equity Securities of the Company as of the date of this Agreement are set forth on Section 4.06(a) of the Company Disclosure Letter. All of the issued and outstanding Equity Securities of the Company (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and all requirements set forth in (1) the Organizational Documents of the Company and (2) any other applicable Contracts governing the issuance of such Equity Securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens (other than restrictions arising under applicable Laws, the Company’s Organizational Documents and the Transaction Agreements).

(b) As of the date hereof, there are no outstanding Equity Securities or equity appreciation, phantom stock, profit participation, equity or equity-based rights or similar rights with respect to the Equity Securities of, or other equity or voting interest in, the Company. Except as set forth in the Organizational Documents of the Company, as of the date hereof (i) no Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of the Company, (ii) there are no warrants, options, purchase rights, restricted stock or share units, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contract that requires the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company, and (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Shareholders may vote. The Class B Ordinary Shares are the only class of Equity Securities of the Company entitled to disproportionate voting rights.

(c) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company. Since inception of the Company or its Subsidiaries, through the date of this Agreement, the Company has not made, declared, set aside, established a record date for or paid any dividends or distributions.

(d) The Company Ordinary Shares (including those Company Ordinary Shares to be issued as Merger Consideration at the First Effective Time, and those Company Ordinary Shares to be issued in respect of the Company Warrants), when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable Laws, including Securities Laws, and not subject to, and not issued in violation of, any Lien (other than restrictions arising under applicable Laws, the Company’s Organizational Documents and the Transaction Agreements), purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Company’s Organizational Documents, or any Contract to which the Company is a party or otherwise bound.

(e) The Company Ordinary Shares issued to the Equity Trust on September 22, 2022 have been repurchased and cancelled and are not deemed issued and outstanding shares or treasury shares of the Company for purposes of the Cayman Companies Law or GAAP. The Company (1) intends to terminate the Equity Trust, (ii) except for the issuance to the Equity Trust on September 22, 2022, has not issued any Company Ordinary Shares pursuant to a Company Benefit Plan, and (iii) does not presently intend to issue or reserve for future issuance, any Company Ordinary Shares pursuant to a Company Benefit Plan.

(f) There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of the Company or any Subsidiary of the Company.

Section 4.07 Capitalization of Subsidiaries.

(a) All of the issued and outstanding Equity Securities of each Subsidiary of the Company are set forth on Section 4.07(a) of the Company Disclosure Letter. All of the issued and outstanding Equity Securities of each Subsidiary of the Company are owned of record and beneficially, directly or indirectly, by the Company. The Equity Securities of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and all requirements set forth in (1) the Organizational Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such Equity Securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens (other than restrictions arising under applicable Laws, the Company’s Organizational Documents and the Transaction Agreements). The Option issued by Future Dao Singapore was duly and validly issued and has been duly and validly cancelled and is no longer outstanding and has not been converted or exchanged for any other Equity Securities of the Company or any Subsidiary.

(b) There are no outstanding Equity Securities or equity appreciation, phantom stock, profit participation, equity or equity-based rights or similar rights with respect to the Equity Securities of, or other equity or voting interest in, any Subsidiary of the Company. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Subsidiary of the Company. There are no warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contract that requires any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of any Subsidiary of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the equity holders of the Company’s Subsidiaries may vote.

(c) As of the date of this Agreement, neither the Company (other than in the Subsidiaries set forth on Section 4.07 of the Disclosure Letter) nor any of its Subsidiaries owns any Equity Securities in any Person.

Section 4.08 Financial Statements.

(a) Set forth on Section 4.08(a) of the Company Disclosure Letter are true correct and complete copies of (i) the audited consolidated financial statements of the Company and its Subsidiaries, as of and for the years ended December 31, 2020 and 2021 (the “Audited Financial Statements”), consisting of (A) audited consolidated balance sheets, (B) audited consolidated statements of operations, (C) audited consolidated statements of changes in shareholder equity, and (D) related notes, together with the report of the Company’s independent certified public accountants (the “Company Auditor”) thereon, and (ii) the unaudited consolidated financial statements of the Company and its Subsidiaries as of September 30, 2022 and for the nine-months then ended, consisting of (A) an unaudited consolidated balance sheet (the “Interim Balance Sheet”), (B) an unaudited consolidated statement of operations, (C) an unaudited consolidated statement of changes in shareholder equity, and (D) related notes (the “Interim Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”).

(b) The Company Auditors audit of the Audited Financial Statements has been conducted in accordance with the requirements of the PCAOB and the SEC, including all applicable Securities Laws.

(c) The Financial Statements (i) are materially correct, complete and fairly present in conformity with GAAP applied on a consistent basis, the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations for the periods indicated in such Financial Statements (except in the case of the Interim Financial Statements, normal year-end adjustments) and, (ii) to the extent required to be included, comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant.

(d) The Financial Statements (i) were prepared from the Books and Records of the Company and the Subsidiaries; (ii) were prepared in accordance with GAAP consistently applied; and (iii) fairly present in all material respects, the financial position, results of operations and cash flows of the Company and the Subsidiaries as at the date thereof and for the periods indicated therein, except as otherwise noted therein.

(e) The Company and its Subsidiaries have established and maintain systems of internal accounting controls. Such systems are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s and its Subsidiaries’ assets. None of the Company or its Subsidiaries nor an independent auditor of the Company or its Subsidiaries has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company or its Subsidiaries’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or its Subsidiaries, or (iii) any claim or allegation regarding any of the foregoing.

(f) Since September 30, 2022, (the “Interim Balance Sheet Date”) through and including the date of this Agreement, no Material Adverse Effect has occurred.

(g) Since the Interim Balance Sheet Date through and including the date of this Agreement, except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the Transactions contemplated hereby and thereby, or as required by applicable Law (including COVID-19 Measures), the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

(h) Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business and has no assets, liabilities or obligations of any nature other than those incident to its incorporation and pursuant to this Agreement and any other Transaction Agreement to which it is a party, as applicable, and the other Transactions contemplated by this Agreement and such Transaction Agreements, as applicable.

(i) The Company maintains and, for all periods, has maintained, the Books and Records of the Company in the ordinary course of business, and the Books and Records are accurate and complete in all material respects and reflect, in reasonable detail, the revenues, expenses, assets and liabilities of the Company.

(j) Except as set forth in Section 4.08(j) of the Company Disclosure Letter, all accounts receivable reflected in the Financial Statements, represent arm’s length sales in the ordinary course of business, constitute valid claims of the Company, as applicable, free and clear of all Liens, and are not subject to any dispute, claim, set-off or other defense or counterclaims other than returns in the ordinary course of business. Except as set forth in Section 4.08(j) of the Company Disclosure Letter, since the Interim Balance Sheet Date, (i) there have not been any write-offs as uncollectible of such accounts receivable, except for write-offs in the ordinary course of business consistent with past practice, and (ii) there has not been a material change in the aggregate amount of such accounts receivable and amounts owing to the Company or any of its subsidiaries or the aging thereof.

(k) Neither the Company nor any of the Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” that would be required to be disclosed under Item 303(a) of Regulation S-K promulgated by the SEC or any “variable interest entities” (within the meaning Accounting Standards Codification 810).

Section 4.09 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liability, debt, or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts, or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since the Audited Financial Statements Date in the ordinary course of business of the Company and its Subsidiaries consistent with past practice, (c) incurred or arising under or in connection with the Transactions, including expenses related thereto, (d) disclosed in Section 4.09 of the Company Disclosure Letter, or (e) that would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.10 Litigation and Proceedings. There are no, and since its respective date of inception there have been no, pending or, to the Knowledge of the Company, threatened, Actions by or against the Company or any of its Subsidiaries that, if adversely decided or resolved, would reasonably be expected to result in Liability to or obligations of the Company or any of its Subsidiaries in an amount material to the business of the Company and its Subsidiaries, taken as a whole. There is no Order imposed upon the Company or any of its Subsidiaries that would reasonably be expected to result in Liability to or obligations of the Company or any of its Subsidiaries in an amount material to the business of the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to result in Liability to or obligations of the Company or any of its Subsidiaries in an amount material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.11 Compliance with Laws.

(a) Each of the Company and each its Subsidiaries is, and since its respective dates of inception each has been, in compliance with all applicable Laws, except for such noncompliance which, individually or in the aggregate, would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. None of the Company or its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law at any time since its date of inception, except for any such violation which, individually or in the aggregate, would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

(b) Each of the Company and its Subsidiaries, as of the date hereof, holds, and since its commencement of business, has held, all Permits necessary for the operation of the Company Business as currently conducted, except for the failure to obtain the Permit(s) which, individually or in the aggregate, would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries are, and since the date of commencement of operation, have been, in compliance with and not in default under such Permits, in each case except for such noncompliance that would not have a Material Adverse Effect.

(c) The purchase and sale, exchange, conversion and issuance and cancellation of the Equity Securities of the Company and Future Dao Singapore from their respective dates of inception to the date of this Agreement, including but not limited to the Reorganization, and the Cancellation of the Option, has been conducted in compliance with the Laws of the Cayman Islands and the Laws of Singapore, except for such noncompliance that would not have a Material Adverse Effect.

(d) Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, or otherwise disclosed in Section 4.11(d) of the Company Disclosure Letter, the Company and its Subsidiaries, are in compliance with the Laws of the Jurisdiction(s) of Operations, including but not limited to the Laws of the Republic of Kazakhstan “On Informatisation” No. 418-V of 24 November 2015, if applicable, and any other Laws that may be applicable to the Bitcoin Mining Business.

Section 4.12 Contracts; No Defaults.

(a) Section 4.12(a) of the Company Disclosure Letter contains a list of all Contracts described in clauses (i) through (xii) of this Section 4.12(a) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party other than the Company Benefit Plans (all such Contracts as described in clauses (i) through (xii), collectively, the “Specified Contracts”). True, correct and complete copies of the Specified Contracts have been made available to SPAC.

(i) Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, each Contract relating to Indebtedness;

(ii) Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof, and with respect to which there are any material ongoing obligations;

(iii) Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, each Contract requiring capital expenditures in a single transaction for the Company or any of its Subsidiaries after the date of this Agreement;

(iv) Each material license or other material agreement under which the Company or any of its Subsidiaries (x) is a licensee with respect to any item of material Licensed Intellectual Property (excluding click-wrap and shrink-wrap licenses and licenses for off-the-shelf software and other software that is commercially available on standard terms to the public generally and open source licenses), (y) is a licensor or otherwise grants to a third party any rights to use any item of material Owned Intellectual Property, in each case, other than non-exclusive licenses or sublicenses granted in the ordinary course of business, or (z) is a party and that otherwise materially affects the Company’s or its Subsidiaries’ ownership of or ability to use, register, license or enforce any material Owned Intellectual Property (including concurrent use agreements, settlement agreements and consent to use agreements but other than licenses excluded under clause (x) above);

(v) Each collective bargaining agreement or other labor Contract with any labor union, labor organization or works council or any arrangement with an employer organization (each a “CBA”);

(vi) Each Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company and its Subsidiaries, taken as a whole;

(vii) Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(viii) Each Affiliate Agreement;

(ix) Each Contract providing for hosting services relating to the Mining Equipment, including all Contracts and all appendices and exhibits thereto setting forth payment terms for energy costs and internet connectivity;

(x) Each Contract containing covenants of the Company or any of its Subsidiaries (A) prohibiting or limiting the right of the Company or any of its Subsidiaries to engage in or compete with any Person that would reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole) or (B) prohibiting or restricting the Company’s and its Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;

(xi) Each Contract that contains any exclusivity, “most favored nation,” minimum use or supply requirements or similar covenants;

(xii) Each Contract entered into primarily for the purpose of interest rate or foreign currency hedging;

(xiii) any Contract under which the Company or a Subsidiary is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000 or would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole;

(xiv) Any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract, or similar Contract;

(xv) Any Contract requiring the Company or any Subsidiary to guarantee the Liabilities of any Person (other than the Company) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of the Company or a Subsidiary;

(xvi) Except as would not reasonably be expected to be material to the Company Business, any Contract under which the Company or any Subsidiary has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person individually or in the aggregate, or made any capital contribution to, or other investment in, any Person;

(xvii) Any Contract providing for any Company Change of Control Payment;

(xviii) Any Contract for the disposition of any portion of the assets or business of the Company or a Subsidiary or for the acquisition by the Company or a Subsidiary of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which the Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xix) The Company Disclosure Letter sets forth a list of each of the Companies’ (a) top ten (10) customers (inclusive of distributors and value-added-resellers), based on amounts paid for goods or services for the twelve (12) month period ended December 31, 2022, (each such customer, a “Material Customer”) and (b) except for providers providing professional service for the consummation of the transactions, top ten (10) suppliers and vendors of goods and services to the Company based on amounts paid for goods or services for the twelve (12) month period ended December 31, 2022, during each such period (each such supplier, a “Material Supplier”). No Material Customer or Material Supplier has (i) terminated or to the Company’s Knowledge, threatened to terminate its relationship with the Company; (ii) as of the date hereof, materially reduced its business with the Company or adversely modified its relationship with the Company; (iii) as of the date hereof, notified the Company of its intention to take any such action; or (iv) to the Company’s Knowledge, has become insolvent or is subject to bankruptcy proceedings.

(xx) any Contract with any (A) Material Customer or (B) Material Supplier; and

(xxi) Each Contract that relates to the acquisition or disposition of any Equity Securities in, or assets or properties of, the Company or any of its Subsidiaries (whether by merger, sale of stock or shares, sale of assets, license or otherwise) pursuant to which (A) payment obligations by or to the Company or any of its Subsidiaries remain outstanding or (B) any earn-out, deferred or contingent payment obligations remain outstanding (excluding acquisitions or dispositions in the ordinary course of business consistent with past practice or of assets that are obsolete, worn out, surplus or no longer used in the conduct of the Company’s business).

(b) Except (x) to the extent that any Specified Contract or Lease expires, terminates or is not renewed following the date of this Agreement upon the expiration of the stated term thereof, and (y) for such failures to be legal, valid and binding or to be in full force and effect as would not have a Material Adverse Effect, each Specified Contract and Lease is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of the Company or one or more of its Subsidiaries party thereto and, to the Knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except where the occurrence of such breach or default or failure to perform would not have a Material Adverse Effect, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under the Specified Contracts and the Leases and neither the Company, the Company’s Subsidiaries, nor, to the Knowledge of the Company, any other party thereto is in breach of or default under any Specified Contract or Lease, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any Specified Contract or Lease, and (z) no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any Specified Contract or Lease by the Company or its Subsidiaries or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13 Company Benefit Plans.

(a) Except for any kind of payment under employment agreements between the Company and its employees or between the Company’s Subsidiaries and their respective employees, the Company does not have any outstanding material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” is each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) (whether or not subject to ERISA), and each material stock or share ownership, stock or share purchase, stock or share option, phantom stock or share, equity or other equity-based, severance, employment (other than offer letters that do not provide severance benefits or notice periods in excess of 30 days upon termination of the employment relationship), individual consulting, retention, change-in-control, transaction, fringe benefit, pension, bonus, incentive, deferred compensation, employee loan and each other material benefit or compensation plan, agreement or other general arrangement that is, in each case, contributed to, required to be contributed to, sponsored by or maintained by the Company or any of its Subsidiaries for the benefit of any current employee or director of the Company or its Subsidiaries (the “Company Employees”) or under or with respect to which the Company or any of its Subsidiaries has or could have any Liability, contingent or otherwise (including on account of an ERISA Affiliate), but not including any of the foregoing sponsored or maintained by a Governmental Authority or required to be contributed to or maintained pursuant to applicable Law.

(b) Neither the Company nor any of its Subsidiaries maintains, or has or reasonably expects to have, any Liability or obligation (including on account of an ERISA Affiliate) under: (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA); (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (iii) a multiple employer plan subject to Section 413(c) of the Code; or (iv) a plan providing for retiree or post- termination health benefits except as required by applicable Laws.

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation of the Mergers will (whether alone or in connection with any subsequent event(s)) (i) result in the acceleration, funding or vesting of any compensation or material benefits to any current or former director, officer, employee, individual consultant or other individual service provider of the Company or its Subsidiaries under any Company Benefit Plan, (ii) result in the payment by the Company or any of its Subsidiaries to any current or former employee, officer, director, individual consultant or other individual service provider of the Company or its Subsidiaries of any material severance pay or any material increase in severance pay (including the extension of a prior notice period) upon any termination of employment or service of any Company Employee, or (iii) result in the payment of any amount (whether in cash or property or the vesting of property) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or result in the imposition on any Person of an excise tax under Section 4999 of the Code.

Section 4.14 Employees; Independent Contractors.

(a) Section 4.14(a) of the Company Disclosure Letter sets forth a true, correct and complete list of (i) the total number of the employee of the Company and the Subsidiaries, taken as a whole, and the title of each employee, (ii) each independent contractor engaged by the Company and the Subsidiaries, taken as a whole, and (iii) the Chief Executive Officer, Chief Financial Officer, and each other executive officer of the Company and the Subsidiaries, setting forth each such executive officer’s name, title and current salary or compensation rate, and total compensation (including bonuses and commissions) paid or payable for the last completed fiscal year of the Company.

(b) There are no pending or, to the Knowledge of the Company, threatened claims or proceedings against the Company or the Subsidiaries under any worker’s compensation policy or long-term disability policy.

Section 4.15 Labor Matters. Neither the Company nor any of its Subsidiaries is party to or bound by any CBA. No employees are represented by any labor union, labor organization or works council with respect to their employment with the Company or any of its Subsidiaries and there are no labor organizations purporting to represent, or seeking to represent, any employees of the Company or its Subsidiaries. Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, (i) there are, and since inception of the Company or its Subsidiaries, there have been, no activities or proceedings of any labor union, works council or labor organization to organize any of the Company Employees and there is no, and since inception of the Company or its Subsidiaries, and (ii) there has been no organized labor dispute, labor grievance or strike, lockout, picketing, hand billing, concerted slowdown, concerted refusal to work overtime, concerted work stoppage, or other material labor dispute against the Company or any of its Subsidiaries, in each case, pending or, to the Knowledge of the Company, threatened.

(a) The Company and each of its Subsidiaries are and have been since their inception in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, statutory social insurances and housing funds, and wages and hours, except as would not have a Material Adverse Effect.

Section 4.16 Tax Matters.

(a) Except as would not have a Material Adverse Effect:

(i) All Tax Returns required to be filed by the Company or its Subsidiaries have been filed (taking into account applicable extensions) and all such Tax Returns are true, correct and complete in all material respects.

(ii) All Taxes required to be paid by the Company and its Subsidiaries have been timely and duly paid.

(iii) No Tax audit, examination or other proceeding (administrative or judicial) with respect to Taxes of the Company or any of its Subsidiaries is pending or otherwise in progress or has been threatened in writing by any Governmental Authority within the last three years.

(iv) The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the collection, withholding, reporting and remittance of Taxes.

(v) There are no Liens for Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(vi) There are no written assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted, assessed or threatened against the Company or its Subsidiaries that have not been paid or otherwise resolved in full.

(vii) Except as set forth on Section 4.16(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated or similar Tax group or otherwise has any Liability for the Taxes of any Person (other than the Company or its Subsidiaries) under applicable Laws, as a transferee or successor, or by Contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial contract entered into in the ordinary course of business consistent with past practice and not primarily relating to Taxes).

(viii) The Company and each of its Subsidiaries has complied with all applicable transfer pricing requirement imposed by any Governmental Authority.

(ix) The Company and each of its Subsidiaries are in compliance with all terms and conditions of any Tax incentives, exemption, holiday or other Tax reduction agreement or order of a Governmental Authority, and the consummation of the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such Tax incentives, exemption, holiday or other Tax reduction agreement or order.

(x) Neither the Company nor any of its Subsidiaries has participated in any Tax avoidance transaction in violation of applicable Laws.

(b) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action (nor permitted any action to be taken), other than an action contemplated by this Agreement or any other Transaction Agreement, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

Section 4.17 Insurance. Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole: (a) the Company and its Subsidiaries have insurance policies of the type, and that provide coverage, that is in compliance with applicable Law in all material respects and is reasonable and appropriate considering the business of the Company and its Subsidiaries, and the Company and its Subsidiaries are in compliance in all respects thereunder, including with respect to the payment of premiums; and (b) there is no claim pending under any such insurance policy as to which coverage has been denied or disputed by the applicable insurer as of the date hereof.

Section 4.18 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) The Financial Statements set forth each Lease for any Leased Property used or is currently using by the Company or any of its Subsidiaries in connection with the Company Business as currently conducted. A true, correct and complete copy of each Lease for a Leased Property entered into on or prior to the date hereof, pursuant to which the Company or any of its Subsidiaries leases, subleases or occupies any real property (other than Contracts for ordinary course arrangements at “shared workspace” or “coworking space” facilities that are not material) has been made available to SPAC. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Business as currently conducted, the Company or one of its Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Lease, each real property subject to the Leases, free and clear of all Liens, other than Permitted Liens.

(c) Neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any real property subject to a Company Lease or any material portion thereof.

Section 4.19 Assets.

(a) The Mining Equipment is in good operating condition and repair and function in all material respects in accordance with their intended uses (ordinary wear and tear excepted) and are suitable for their present and intended uses.

(b) The description of the Mining Equipment as described in the valuation reports with respect thereto, the Financial Statements and in all other documents provided to SPAC, including with respect to the number of units and hash rate for each unit, is true and correct in all material respects.

(c) The Company and each Company Subsidiary has good and valid title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Interim Balance Sheet. Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, no such asset is subject to any Liens other than Permitted Liens. The assets of the Company and the Company Subsidiaries, including all Intellectual Property rights, constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company and the Company Subsidiaries and are sufficient to operate the Company Business as currently conducted.

Section 4.20 Intellectual Property and IT Security.

(a) Section 4.20(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all the issued and registered Intellectual Property and applications therefor, in each case, owned or purported to be owned by the Company and its Subsidiaries (the “Registered Intellectual Property”).

(b) Except as would not have a Material Adverse Effect, the Company and its Subsidiaries exclusively own all Owned Intellectual Property, and have a valid and enforceable (subject to the Enforceability Exceptions) license, or other right to use, all other Intellectual Property necessary for the operation of the Company Business as presently conducted (“Licensed Intellectual Property”, and together with the Owned Intellectual Property, the “Company Intellectual Property”).

(c) Except as would not have a Material Adverse Effect, all Registered Intellectual Property is free and clear of any Liens (other than Permitted Liens), is subsisting and unexpired.

(d) Except as would not have a Material Adverse Effect, all Owned Intellectual Property, to the Knowledge of the Company, is valid and enforceable and, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, challenging the validity, enforceability, ownership, registration, or use of any Owned Intellectual Property.

(e) Except as would not have a Material Adverse Effect, (i) the conduct of the Company Business as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party, and has not infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any third party, and (ii) to the Knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating, any Company Intellectual Property (excluding all commercially available off-the-shelf software licensed to the Company or its Subsidiaries). The Company and its Subsidiaries have not received from any Person any written notice during the past three years that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person in any material respect.

(f) The Company and its Subsidiaries have in place commercially reasonable measures designed to protect and maintain all material Owned Intellectual Property, including the confidentiality of any material trade secrets included therein. Except as would not have a Material Adverse Effect, each Company Employee who independently or jointly contributed to or otherwise participated in the authorship, invention, creation or development of any Owned Intellectual Property (each such Person, a “Creator”) has (A) agreed to maintain and protect the trade secrets and confidential information of such Intellectual Property, (B) assigned to the Company or its applicable Subsidiary all such Intellectual Property authored, invented, created or developed by such Person on behalf of the Company or any of its Subsidiaries in the course of such Creator’s employment or other engagement with the Company or any of its Subsidiaries, and (C) has waived any and all rights to royalties or other consideration or non-assignable rights in respect of all such Intellectual Property. Except as would not have a Material Adverse Effect, each Person that has had access to the source code or trade secrets of the Company or its Subsidiaries has executed a confidentiality or similar agreement for the non-disclosure and non-use of such source code and trade secrets and, to the Knowledge of the Company, there has been no unauthorized access, use or disclosure of any such source code or trade secrets included in the Owned Intellectual Property.

(g) (i) all use and distribution of Open Source Materials by or through the Company and the Company Subsidiaries is in full compliance with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements, (ii) neither the Company nor any Subsidiary has incorporated any Copyleft Materials into any Company Software or otherwise used any Copyleft Materials, in each case, in a manner that requires the Company Intellectual Property to be subject to Copyleft Licenses (iii) none of the Software included in the Mining Equipment incorporates any software that is subject to any Open Source License (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, GPL, AGPL or other open source software license), (iv) none of the Software currently used in the contemplated operation of the Company Business by the Company or its Subsidiaries requires or will require that any of the Software to be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge, and (v) no source code of any Company Software has been licensed, escrowed or delivered to any third party, including an escrow agent, except to any third party software developer or consultant engaged by the Company or its Subsidiaries through a written agreement with customary confidentiality obligations for the purpose of developing or maintaining any Company Software, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or the occurrence of any condition) would reasonably be expected to result in a requirement that the source code of any Company Software be disclosed or delivered to any third party.

(h) Except as would not have a Material Adverse Effect, no (i) government funding or governmental grants from any Governmental Authority or (ii) facilities of a university, college, other educational institution or research center, in each case, was used in the development of the Owned Intellectual Property. To the Knowledge of the Company, no employee or independent contractor of the Company or any Subsidiary who was involved in, or who contributed to, the creation or development of any material Owned Intellectual Property has performed services for or otherwise was under restrictions resulting from his or her relations with any Governmental Authority, university, college or other educational institution or research center during a period of time during which any such material Owned Intellectual Property was created or during such time that such Company Employee was also performing services for, or for the benefit of, the Company or any of its Subsidiaries with respect to the creation of such material Owned Intellectual Property, nor has any such person created or developed any material Owned Intellectual Property with any governmental grant.

(i) The Company and its Subsidiaries have in place commercially reasonable measures designed to protect the confidentiality, integrity and security of the IT Systems, and commercially reasonable back-up and disaster recovery procedures designed for the continued operation of their businesses in the event of a failure of the IT Systems. Except as would not have a Material Adverse Effect, in the past two years, there has been no security breach or other unauthorized access to the IT Systems that has resulted in the unauthorized access, use, disclosure, modification, encryption, loss, or destruction of any material information or data contained or stored therein. Except as would not have a Material Adverse Effect, neither the Company nor any Subsidiary has been notified or been required to notify any Person of any of the foregoing or any loss, theft or damage of any (i) personally identifiable information or (ii) other data for which the Company or any Subsidiary is required to safeguard or keep confidential or private, including any confidential or proprietary information and (iii) information related to protected classifications under applicable Law (the foregoing, “Protected Data”).

(j) Except as would not have a Material Adverse Effect, the Company and its Subsidiaries are in compliance, and for the past two years have been in compliance, with the Data Protection Laws and the written and published policies of the Company and its Subsidiaries. There is no current, and there has never been any, Action pending, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, including by any Governmental Authority, with respect to their collection, retention, storage, security, disclosure, transfer, disposal, use, or other processing (the foregoing actions may be referred to as “Processing”) of any Protected Data.

(k) The Company has implemented and maintains commercially reasonable administrative, technical and physical measures, policies, procedures, and rules to ensure that Protected Data is protected against data breaches and other loss, damage, and unauthorized access, use, modification or other misuse that complies with all applicable Data Protection Laws. To the Company’s Knowledge, at all times (A) the Company has complied in all material respects with applicable Data Protection Laws, and (B) the Company has had valid and legal rights to Process all Protected Data that is Processed by or on behalf of it in connection with the operation of the Company Business as currently conducted. Neither the execution, delivery or performance of this Agreement nor any of the other agreements contemplated by this Agreement will violate in any material respects any applicable Data Protection Laws.

(l) The Company owns or has a license or other right to use the Company IT Systems as necessary to operate the Company Business as currently conducted. To the Company’s Knowledge, except as would not have a Material Adverse Effect, all Company IT Systems (i) are free from any defect, bug, virus or programming, design or documentation error and do not contain any disabling software, code or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, any software, data or other information (“Malicious Code”), (ii) are in sufficiently good working condition to effectively perform all information technology operations necessary for the operation of the Company Business as currently conducted (except for ordinary wear and tear), and (iii) include safeguards consistent with industry standards and are designed to protect the security, confidentiality, availability, and integrity of the Company’s Protected Data and includes appropriate backup, disaster recovery, and software and hardware support arrangements. Except as would not have a Material Adverse Effect, the Company has taken reasonable precautions to (x) protect the confidentiality, integrity and security of the Company IT Systems and all information and data stored or contained therein or transmitted thereby from any theft, corruption, loss or unauthorized use, access, interruption or modification by any Person and (y) ensure that all Company IT Systems and Products are (A) fully functional and operate and run in a reasonable and efficient business manner in all material respects, and (B) free from any bug, virus, malware, programming, design or documentation error, corruption, material defect, or Malicious Code. There have not been any material failures, breakdowns or continued substandard performance of any Company IT Systems that have caused a material failure or disruption of the Company IT Systems other than routine failures or disruptions that have been fully remediated in the ordinary course of business.

Section 4.21 Environmental Matters.

(a) The Company and its Subsidiaries are, and during the last two years have been, in compliance with all Environmental Laws applicable thereto, except where the failure to be, or to have been, in compliance with such Environmental Laws has not had a Material Adverse Effect.

(b) There are no written claims or notices of violation pending or, to the Knowledge of the Company, issued to or threatened, against either the Company or any of its Subsidiaries alleging violations of or Liability under any material Environmental Law.

(c) Neither the Company nor any of its Subsidiaries has treated, stored, manufactured, transported, handled, disposed or released any Hazardous Materials in any material respect.

(d) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any material Liability with respect to the presence of Hazardous Materials in any real property subject to a Lease.

(e) Neither the Company nor any of its Subsidiaries has contractually assumed or provided an indemnity with respect to material Liability of any other Person under any Environmental Laws.

Section 4.22 Brokers’ Fees. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.23 Related Party Transactions. Except for the Contracts set forth on Section 4.23 of the Company Disclosure Letter, there are, and since the inception of the Company or the Subsidiaries there have been, no Affiliate Agreements, except in each case, for (i) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (ii) reimbursements of expenses incurred in connection with their employment or service, amounts paid pursuant to Company Benefit Plans, and (iii) powers of attorney and similar grants of authority made in the ordinary course of business.

Section 4.24 International Trade; Anti-Corruption.

(a) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has been in the last two years: (i) a Sanctioned Person; (ii) organized, resident, or operating from a Sanctioned Country; (iii) knowingly engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, in violation of Sanctions Laws; or (iv) otherwise in violation of applicable Sanctions Laws or Trade Control Laws (collectively, the “Trade Controls”).

(b) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, has at any time made or accepted any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of any applicable Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has in the last two years been, the subject of any written claim or allegation by any Governmental Authority that such Person has made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or any other Person in violation of any Anti-Corruption Laws.

(c) Neither the Company nor any of its Subsidiaries, or any Predecessor of either of them, has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws, except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries maintain and enforce policies, procedures, and internal controls reasonably designed to promote compliance with Anti-Corruption Laws and Trade Controls, and have maintained complete and accurate books and records, including records of any payments to agents, consultants, representatives, third parties, and Government Officials.

(d) Neither the Company nor any Subsidiary has, during the past three (3) years, directly or indirectly, exported, re-exported, transferred, released, shipped, transmitted or otherwise provided money, monetary value, goods, Technology, Software, or services (collectively, “Export”) to: (i) any individual, entity, country or region prohibited by Sanctions Laws or (ii) for any purpose prohibited by Sanctions Laws, including nuclear, chemical or biological weapons proliferation or development of missile technology.

Section 4.25 Information Supplied. None of the information supplied or required to be supplied by the Company or any of its Subsidiaries contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and for purposes of certainty, none of the information included in the Registration Statement or provided by the Company and its Subsidiaries for inclusion in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC or its Affiliates.

Section 4.26 Books and Records. The Books and Records of the Company and its Subsidiaries are complete and accurate in all material respects and all corporate proceedings and actions (including all meetings, passing of resolutions, transfers, elections and appointments) are reflected in the Books and Records and have been conducted or taken in compliance with all applicable Laws and in accordance with the governing documents of the Company and its Subsidiaries. A true and complete copy of the Books and Records has been made available to SPAC.

Section 4.27 No Other Representations. Except as provided in this Article IV, neither the Company, nor the Company Shareholders, nor any other Person has made, or is making, any representation or warranty whatsoever in respect of the Company, the Company’s Subsidiaries or their respective businesses.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (i) the disclosure letter delivered by SPAC to the Company dated as of the date of this Agreement (the “SPAC Disclosure Letter”) (each section of which, subject to Section 11.17, qualifies the correspondingly numbered and lettered representations in this Article V), or (ii) any of SPAC’s SEC Reports filed on or prior to the date of this Agreement (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), SPAC represents and warrants to the Company as follows:

Section 5.01 Corporate Organization. SPAC is an exempted company duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. SPAC has made available to the Company true and correct copies of its Organizational Documents as in effect as of the date hereof. SPAC is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of SPAC to consummate the Transactions or otherwise have a material adverse effect on the Transactions (a “SPAC Impairment Effect”).

Section 5.02 Due Authorization.

(a) SPAC has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 5.05 and the SPAC Shareholder Approval) to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the Transactions contemplated hereby and thereby have been duly authorized by the SPAC Board and, other than the consents, approvals, authorizations and other requirements described in Section 5.05 and the SPAC Shareholder Approval, no other corporate proceeding on the part of SPAC is necessary to authorize this Agreement or any other Transaction Agreements or SPAC’s performance hereunder or thereunder (except that the SPAC Shareholder Approval is a condition to the consummation of the First Merger). This Agreement has been, and each such other Transaction Agreement has been or will be (when executed and delivered by SPAC), duly and validly executed and delivered by SPAC and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement constitutes or will constitute a valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

(b) The only approvals or votes required from the holders of SPAC’s Equity Securities in connection with the consummation of the Transactions, including the Closing are as set forth on Section 5.02(b) of the SPAC Disclosure Letter.

(c) At a meeting duly called and held, the SPAC Board has unanimously (i) determined that it is in the best interests of SPAC and the SPAC Shareholders, and declared it advisable, for SPAC to enter into this Agreement and the other Transaction Agreements to which it is or will be a party, (ii) determined that the fair market value of the Company and its Subsidiaries is equal to at least 80% of the amount held in a trust account (the “Trust Account”), maintained by the Trustee pursuant to the Trust Agreement (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof, (iii) approved the Transactions as a Business Combination, (iv) approved this Agreement, the other Transaction Agreements to which it is or will be a party and the Transactions, including the Mergers, the First Plan of Merger and the Second Plan of Merger and (v) passed a resolution recommending to its shareholders the approval of the SPAC Transaction Proposals.

Section 5.03 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 and obtaining the SPAC Shareholder Approval, the execution, delivery and performance of this Agreement and any other Transaction Agreement to which SPAC is or will be a party, and the consummation of the Transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of SPAC’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Order binding on or applicable to SPAC, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which SPAC is a party, or (d) result in the creation of any Lien upon any of the properties or assets of SPAC (including the Trust Account), except in the case of each of clauses (b) through (d) as would not have a SPAC Impairment Effect.

Section 5.04 Litigation and Proceedings. Since its incorporation, there has been no pending or, to the Knowledge of SPAC, threatened Actions by or against SPAC that, if adversely decided or resolved, would have a SPAC Impairment Effect. There is no Order currently imposed upon SPAC that would have a SPAC Impairment Effect. SPAC is not party to any settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would have a SPAC Impairment Effect.

Section 5.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company and its Subsidiaries contained in this Agreement, no notice to, action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of SPAC with respect to SPAC’s execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for (i) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Section 5.05 of the SPAC Disclosure Letter, (ii) the filing with the SEC of (A) the Proxy Statement/Prospectus and the declaration of the effectiveness thereof by the SEC, (B) any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, and (C) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iii) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iv) the filing of the First Plan of Merger and related documentation with the Cayman Registrar in accordance with the Cayman Companies Law, (v) the filing of the Second Plan of Merger and related documentation with the Cayman Registrar in accordance with the Cayman Companies Law, and (vi) any such notices to, actions by, consents, approvals, permits or authorizations of, or designations, declarations or filings with, any Governmental Authority, the absence of which would not have a SPAC Impairment Effect.

Section 5.06 Trust Account. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in SPAC’s SEC Reports to be inaccurate or that would entitle any Person (other than holders of SPAC Ordinary Shares who shall have elected to redeem such shares pursuant to SPAC’s Organizational Documents and the underwriters of SPAC’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to exercise of SPAC Shareholder Redemption Right by any SPAC Shareholder. There are no claims or proceedings pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the First Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Organizational Documents shall terminate, and as of the First Effective Time, SPAC shall have no obligation whatsoever pursuant to SPAC’s Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the transactions contemplated hereby. To SPAC’s Knowledge, as of the date hereof, following the First Effective Time, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder is exercising a SPAC Shareholder Redemption Right. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, SPAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

Section 5.07 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions or any other potential Business Combination or other transaction considered or engaged in by or on behalf of SPAC based upon arrangements made by or on behalf of SPAC or any of its Affiliates, including the Sponsor.

Section 5.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) SPAC has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC (collectively, including any statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC subsequent to the date of this Agreement, each as it has been amended since the time of its filing and including all exhibits thereto, the “SEC Reports”). Each SEC Report, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (collectively, the “Federal Securities Laws”) (including, as applicable, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any rules and regulations promulgated thereunder). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC with respect to the SEC Reports. None of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(b) The SEC Reports contain true and complete copies of the applicable financial statements of SPAC. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto, none of which is expected to be material) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended. SPAC does not have any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(c) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and its principal financial officer. Such disclosure controls and procedures are designed to be effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s financial statements included in SPAC’s periodic reports required under the Exchange Act.

(d) SPAC has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s assets. SPAC maintains, and since its incorporation has maintained, books and records of SPAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SPAC in all material respects.

(e) Neither SPAC (including, to the Knowledge of SPAC, any employee thereof) nor SPAC’s independent auditors has identified or been made aware of a (i) “material weakness” in the internal controls over financial reporting of SPAC, (ii) “significant deficiency” in the internal controls over financial reporting of SPAC or (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.

(f) Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(g) SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.

(h) SPAC has no liabilities, debts or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (i) incurred or arising under or in connection with the Transactions, including expenses related thereto, (ii) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the SEC Reports, (iii) that have arisen since the date of the most recent balance sheet included in the SEC Reports in the ordinary course of business, consistent with past practice, of SPAC, or (iv) which would not reasonably be expected to be material to SPAC.

Section 5.09 Compliance with Laws. SPAC is, and since its incorporation has been, in compliance in all material respects with all applicable Laws. SPAC has not received any written notice from any Governmental Authority of a violation of any applicable Law since its incorporation, except for any such violation that would not reasonably be expected to be material to SPAC. SPAC holds, and since its incorporation has held, all material licenses, approvals, consents, registrations, franchises and permits necessary for the lawful conduct of the business of SPAC (the “SPAC Permits”). SPAC is, and since its incorporation has been, in compliance with and not in default under such SPAC Permits, in each case, except for such noncompliance that would not reasonably be expected to be material to SPAC.

Section 5.10 Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination or related to SPAC’s initial public offering. Except as set forth in SPAC’s Organizational Documents, there is no Contract, commitment, or Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC, the Company or any of its Subsidiaries or the conduct of business by SPAC, the Company or any of its Subsidiaries as currently conducted or as contemplated to be conducted, in each case, following the Closing in any material respects.

(b) SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither SPAC nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the other Transaction Agreements, SPAC is not a party to any Contracts with any other Person that would require payments by SPAC after the date hereof. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 5.11 Tax Matters.

(a) Except as would not have a SPAC Impairment Effect:

(i) All Tax Returns required to be filed by SPAC have been filed (taking into account applicable extensions) and all such Tax Returns are true, correct and complete in all material respects.

(ii) All Taxes required to be paid by SPAC have been timely and duly paid.

(iii) No Tax audit, examination or other proceeding (administrative or judicial) with respect to Taxes of SPAC is pending or otherwise in progress or has been threatened in writing by any Governmental Authority within the last three years.

(iv) SPAC has complied in all material respects with all applicable Laws relating to the collection, withholding, reporting and remittance of Taxes.

(v) There are no Liens for Taxes on any of the assets of SPAC, other than Permitted Liens.

(vi) There are no written assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted, assessed or threatened against SPAC that have not been paid or otherwise resolved in full.

(vii) SPAC has not been a member of an affiliated, consolidated or similar Tax group or otherwise has any Liability for the Taxes of any Person (other than SPAC) under applicable Laws, as a transferee or successor, or by Contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial contract entered into in the ordinary course of business consistent with past practice and not primarily relating to Taxes).

(viii) SPAC has not participated in any Tax avoidance transaction in violation of applicable Laws.

(b) SPAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(c) SPAC has not taken or agreed to take any action (nor permitted any action to be taken), other than an action contemplated by this Agreement or any other Transaction Agreement, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

Section 5.12 Capitalization.

(a) The authorized share capital of SPAC is $50,000 divided into 50,000,000 ordinary shares of a par value of $0.001 each. Section 5.12(a) of the SPAC Disclosure Letter sets forth, as of the date hereof, the total number and amount of all of the issued and outstanding Equity Securities of SPAC, and further sets forth, as of the date hereof, the amount and type of Equity Securities of SPAC owned or held by each of Sponsor and each of Sponsor’s Affiliates. No preference share of SPAC has been issued or is outstanding. All of the issued and outstanding Equity Securities of SPAC (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and all requirements set forth in (1) the Organizational Documents of SPAC and (2) any other applicable Contracts governing the issuance of such Equity Securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of SPAC or any Contract to which SPAC is a party or otherwise bound; and (iv) are free and clear of any Liens (other than restrictions arising under applicable Laws, the Organizational Documents of SPAC and the Transaction Agreements).

(b) Except as set forth in Section 5.12(a) or on Section 5.12(a) of the SPAC Disclosure Letter or in the SEC Reports, there are no Equity Securities of SPAC authorized, reserved, issued or outstanding. Except as disclosed in the SEC Reports or SPAC’s Organizational Documents or as contemplated by the Sponsor Support Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any Equity Securities of SPAC. Except as set forth in Section 5.12(b) of the SPAC Disclosure Letter or the SEC Reports, there are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for securities having the right to vote) on any matter for which SPAC’s shareholders may vote. Except as disclosed in the SEC Reports, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Shares or any other Equity Securities of SPAC.

(c) SPAC does not own any Equity Securities in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any Equity Securities, or any securities or obligations exercisable or exchangeable for or convertible into Equity Securities of such Person.

Section 5.13 Nasdaq Listing. As of the date hereof, the issued and outstanding SPAC Public Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “MSSAU”. The issued and outstanding SPAC Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “MSSA”. As of the date hereof, the SPAC Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “MSSAW”. As of the date hereof, the SPAC Public Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “MSSAR”. SPAC has complied with the applicable listing requirements of the Nasdaq. There is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by the Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Ordinary Shares or the SPAC Public Warrants or terminate the listing of SPAC Ordinary Shares or the SPAC Public Warrants on the Nasdaq. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Ordinary Shares or the SPAC Public Warrants under the Exchange Act except as contemplated by this Agreement. SPAC has not received any notice from the Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Ordinary Shares or the SPAC Public Warrants from the Nasdaq or the SEC.

Section 5.14 Material Contracts; No Defaults.

(a) SPAC has filed as an exhibit to the SEC Reports every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, SPAC is a party or by which any of its respective assets are bound.

(b) Each Contract of a type required to be filed as an exhibit to the SEC Reports, whether or not filed, was entered into at arm’s length. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type required to be filed as an exhibit to the SEC Reports, whether or not filed, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of SPAC, and, to the Knowledge of SPAC, the other parties thereto, and are enforceable by SPAC to the extent a party thereto in accordance with their terms, subject in all respects to the Enforceability Exceptions, (ii) SPAC and, to the Knowledge of SPAC, the counterparties thereto, are not in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) SPAC has not received any written claim or notice of material breach of or material default under any such Contract, (iv) no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by SPAC or any other party thereto (in each case, with or without notice or lapse of time or both) and (v) SPAC has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 5.15 Related Party Transactions. Section 5.15 of the SPAC Disclosure Letter and the SEC Reports set forth all Contracts, transactions, arrangements or understandings between (a) SPAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including Sponsor) or Affiliate of either SPAC or Sponsor (or any Affiliate of Sponsor), on the other hand (each Person identified in this clause (b), a “SPAC Related Party”). Except as set forth in Section 5.15 of the SPAC Disclosure Letter or the SEC Reports, no SPAC Related Party (i) owns any interest in any material asset used by SPAC, or (ii) owes any material amount to, or is owed any material amount by, SPAC.

Section 5.16 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.17 Absence of Changes. Since the date of SPAC’s incorporation through the date of this Agreement (a) there has not been any event or occurrence that has had a SPAC Impairment Effect, and (b) except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the Transactions, SPAC has carried on its business in all material respects in the ordinary course of business.

Section 5.18 Independent Investigation. SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and Merger Sub for such purpose. SPAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Letter); and (b) none of the Company, Merger Sub or their respective Representatives have made any representation or warranty as to the Company or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Letter).No Other Representations. Except as provided in this Article V, neither SPAC nor any other Person has made, or is making, any representation or warranty whatsoever in respect of SPAC.

ARTICLE VI
COVENANTS OF THE COMPANY

Section 6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement (including as contemplated by the Recapitalization and any PIPE Financing) or any other Transaction Agreement, as consented to in writing by SPAC (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including the COVID-19 Measures and Data Protection Laws), conduct and operate its business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement (including as contemplated by the Recapitalization and any PIPE Financing (in accordance with Section 8.03(a)) or in any other Transaction Agreement, as set forth on Section 6.01 of the Company Disclosure Letter, as consented to by SPAC in writing (such consent not to be unreasonably conditioned, withheld or delayed), or as required by applicable Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend the Company’s Organizational Documents;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of the Company either to the Company or any other wholly owned Subsidiaries of the Company;

(c) except in the ordinary course of business, (x) enter into any Contract that would, if entered into prior to the date hereof, be any of the Contracts described in clauses (i) – (vii) or (ix) – (xii) of Section 4.12(a) or (y) modify or amend in any material respect, renew (other than any automatic renewal in accordance with its terms), waive any material right under, provide any material consent under, terminate (other than any expiration in accordance with its terms) or allow to let lapse any of the Contracts described in clauses (i) – (viii) or (x) – (xiii) of Section 4.12(a);

(d) (x) enter into any Contract that would, if entered into prior to the date hereof, be an Affiliate Agreement or (y) modify, amend, renew, waive any right under, provide any consent under, terminate or allow to let lapse any Affiliate Agreements;

(e) (i) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than a Permitted Lien) on, any Equity Securities of the Company or any of its Subsidiaries, (ii) issue or grant any options, warrants or other rights to purchase or obtain any Equity Securities of the Company or any of its Subsidiaries or (iii) permit the exercise or settlement of any options, warrants or other rights to purchase or obtain any Equity Securities of the Company or any of its Subsidiaries;

(f) sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Intellectual Property), other than (i) the sale or license of goods and services to customers in the ordinary course of business, the sale or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or otherwise warranted in the ordinary course of business, (iii) grants of non-exclusive licenses or sublicenses of Intellectual Property in the ordinary course of business, (iv) as already contracted by the Company or any of its Subsidiaries on the date hereof, or (v) transactions among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries;

(g) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other legal proceedings entailing obligations that would impose any material restrictions on the business operations of the Company or its Subsidiaries, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;

(h) except as otherwise required by the terms of any existing Company Benefit Plan or existing employment Contract as in effect on the date hereof or as otherwise required under applicable Law or in the ordinary course of business, (i) pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, retention or termination payment to any management level Company Employee, (ii) take any action to accelerate any payments or benefits, or the funding of any payments or benefits, payable or to become payable to any management-level Company Employees, (iii) take any action to materially increase any compensation or benefits of any management level Company Employee, except for bonuses, base salary increases or in connection with any promotions in the ordinary course of business that do not exceed $400,000 or establish, adopt, enter into, materially amend or terminate any Company Benefit Plan or any Contract that would be a Company Benefit Plan if it were in existence as of the date of this Agreement;

(i) negotiate, modify, extend, or enter into any CBA or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries;

(j) make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees, officers or directors of the Company or any of its Subsidiaries for expenses, (B) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business, (B) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business and (D) advances or other payments among the Company and its wholly-owned Subsidiaries;

(k) redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of the Company or any of its Subsidiaries other than (x) transactions among the Company and its wholly-owned Subsidiaries or among the wholly-owned Subsidiaries of the Company, or (y) in connection with the termination of employees or other service providers of the Company or any of its Subsidiaries under an existing Company Benefit Plan;

(l) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of the Company or any of its Subsidiaries;

(m) materially amend or change any of the Company’s or any Company Subsidiary’s accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business or as required by a change in GAAP;

(n) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

(o) make, change or revoke any material Tax election in a manner inconsistent with past practice, adopt, change or revoke any material accounting method with respect to Taxes, file or amend any material Tax Return in a manner materially inconsistent with past practice, settle or compromise any material Tax claim or material Tax Liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes, or change its jurisdiction of tax residency;

(p) incur, create, issue, assume or guarantee any Indebtedness in excess of $1,000,000, other than (v) working capital loans required in the ordinary course of business consistent with past practice; (w) ordinary course trade payables, (x) between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries, or (y) in connection with borrowings, extensions of credit and other financial accommodations under the Company’s and its Subsidiaries’ existing credit facilities, notes and other existing Indebtedness as of the date of this Agreement and, in each case, any refinancings thereof;

(q) other than in the ordinary course of business, (i) enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business, (ii) enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to enter into a new line of business or (iii) enter into any new line of business;

(r) make or commit to make capital expenditures other than in an amount not in excess of (i) $1,000,000 in a single transaction made by the Company or any of its Subsidiaries;

(s) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(t) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, company, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, in each case, except for (A) purchases of inventory and other assets in the ordinary course of business, (B) acquisitions or investments pursuant to existing Contracts in effect as of the date hereof that were made available to SPAC, (C) acquisitions or investments that do not exceed (1) $1,000,000 in a single transaction or series of related transactions or (2) $5,000,000 in the aggregate, or (D) investments in any wholly-owned subsidiaries of the Company; or

(u) enter into any Contract to do any action prohibited under this Section 6.01.

(v) Notwithstanding anything to the contrary contained herein (including this Section 6.01), (x) nothing herein shall prevent the Company or any of its Subsidiaries from taking (or not taking) any action in order to comply with any applicable COVID-19 Measures or any action that is taken in good faith in response to COVID-19, and no such action (or failure to act) shall serve as a basis for SPAC to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied and (y) nothing in this Section 6.01 is intended to give SPAC or any of its Affiliates, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries prior to the Closing, and prior to the Closing, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

Section 6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other similar privilege from disclosure (provided that the Company will use reasonable best efforts to provide any information described in the foregoing clauses (y) or (z) in a manner that would not be so prohibited or would not jeopardize privilege), the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law and subject to appropriate COVID-19 Measures, to the properties, books, Tax Returns, records and appropriate directors, officers and employees of the Company and its Subsidiaries, and shall use its reasonable best efforts to furnish SPAC and such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as SPAC and its Representatives may reasonably request for purposes of the Transactions; provided that such access shall not include any invasive or intrusive investigations or testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries. All information obtained by SPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement.

Section 6.03 No Claim Against the Trust Account. Each of the Company and Merger Sub acknowledges that it has read SPAC’s final prospectus, dated March 31, 2022, the other SEC Reports, the Organizational Documents of SPAC and the Trust Agreement and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. Each of the Company and Merger Sub further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated within nine months from the closing of the offering contemplated by SPAC’s final prospectus (or up to 21 months from the closing of the offering if SPAC extends the period of time to consummate a business combination, which may be accomplished only if the Sponsor deposits additional funds into the Trust Account), SPAC will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, and subject to the following proviso, each of the Company and Merger Sub (on behalf of itself and its respective Affiliates, Representatives and equity holders) hereby irrevocably waives any past, present or future right, title, interest or claims (whether based on contract, tort, equity or any other theory of legal Liability) of any kind in or to any monies in the Trust Account (or to collect any monies from the Trust Account) and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of or relating to, this Agreement, the other Transaction Agreements or the Transactions; provided that notwithstanding anything herein or otherwise to the contrary, (x) nothing in this Section 6.03 shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC for legal relief against monies or other assets of SPAC held outside the Trust Account or for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the exercise of the SPAC Shareholder Redemption Right by any SPAC Shareholder) to the Company in accordance with the terms of this Agreement and the Trust Agreement) or for Fraud and (y) nothing in this Section 6.03 shall serve to limit or prohibit any claims that the Company may have in the future against SPAC’s (or its successors’) assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 6.03 shall survive the termination of this Agreement for any reason.

Section 6.04 Proxy Statement Cooperation.

(a) The Company and SPAC shall work in good faith with one another in connection with (x) the drafting of the Proxy Statement and (y) responding in a timely manner to comments on the Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with SPAC in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC.

(a) From and after the date on which the Proxy Statement is mailed to SPAC Shareholders, (i) the Company will give SPAC prompt written notice of any development regarding the Company or its Subsidiaries and (ii) SPAC will give the Company prompt written notice of any development regarding SPAC, in either case which becomes known by the Company or SPAC, as applicable, that would cause the Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained in the Proxy Statement, in light of the circumstances under which they were made, not misleading; provided that if any such development shall otherwise occur, SPAC and the Company shall cooperate in good faith to cause an amendment or supplement to be made promptly to the Proxy Statement, such that the Proxy Statement no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, that no information received by SPAC or the Company, as applicable, pursuant to this Section 6.04 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the SPAC Disclosure Letter or the Company Disclosure Letter, as applicable.

Section 6.05 Company Securities Listing. The Company will use its reasonable best efforts to: (i) prepare and file the Company’s initial listing application for the Registrable Securities with the Nasdaq in connection with the Transactions (the “Listing Application”); (ii) satisfy all applicable requirements of the Nasdaq to obtain approval of the Listing Application; and (iii) obtain approval of the Listing Application as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the First Effective Time, and provide Nasdaq with all notifications relating to the foregoing. The Company shall pay all fees of the Nasdaq approval of the application to list and the listing of the Registrable Securities. The SPAC shall cooperate with the Company as may be reasonably requested by the Company in connection with any action required by Nasdaq relating to the Listing Application.

Section 6.06 Employee Matters.

(a) [Reserved].

(b) Non-Competition and Non-Solicitation Agreement. The Company undertakes to enter into a non-competition and non-solicitation with Li Wenjin, the chief executive officer of the Company for a period of three (3) years following the Closing Date.

(c) No Third-Party Beneficiaries. Notwithstanding anything herein or otherwise to the contrary, all provisions contained in this Section 6.06 are included for the sole benefit of the Parties, and nothing in this Agreement, whether express or implied, (i) shall limit the right of the Company or its Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (ii) shall confer upon any Person who is not a Party any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.07 Supplemental Equipment Contribution and Share Escrow Agreement. Prior to and as a condition to the Closing, the Company, the Contributing Shareholders, the Guarantor Shareholders, SPAC, the SPAC Shareholder Representative, and an Escrow Agent having offices in the State of New York and reasonably acceptable to the Company and the SPAC shall enter into a definitive agreement as contemplated by the Equipment Contribution and Share Escrow Agreement and the Supplemental Equipment Contribution and Share Escrow Agreement as contemplated hereby, providing for the pledge and escrow of the Pledged Shares by the Guarantor Shareholders under the Law of the State of New York, including its UCC, to secure the contribution of Additional Mining Equipment by the Contributing Shareholders on terms reasonably acceptable to the Company and SPAC.

Section 6.08 A&R M&A. Prior to the Closing, the Company shall adopt and file the A&R M&A.

Section 6.09 Post-Closing Directors of the Company. Subject to the terms of the Company’s Organizational Documents, the Company shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing, (a) the Company Board shall consist of at least five (5) directors, which shall initially include (i) four (4) director designated by the Company and (ii) one (1) director designated by the SPAC, and (b) the Company Board may be increased to have such additional number of directors, designated by such Parties, as may be mutually agreed between the Company and the SPAC.

Section 6.10 Company Board Recommendation. The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, amend, qualify or modify, or (privately or publicly) propose to change, withdraw, withhold, amend, qualify or modify, the Company Board Recommendation for any reason.

Section 6.11 Preparation and Delivery of Additional Company Financial Statements. To the extent required the Registration Statement and/or the Proxy Statement, and the Nasdaq Listing Application, or as may otherwise by required by any Governmental Authority in connection with the Transactions, the Company shall prepare and deliver to SPAC true, correct and complete copies of (i) the audited consolidated financial statements of the Company and its Subsidiaries as of and for the year ended December 31, 2022, comprised of (A) an audited consolidated balance sheet, (B) an audited consolidated statement of operations, (C) an audited consolidated statement of cash flows, together with the Company Auditor’s report thereon and which shall be materially consistent with the Audited Financial Statements, and (ii) any unaudited consolidated financial statements, condensed or summary financial statements of the Company and its Subsidiaries, or pro forma financial statements that are required to be included in the Proxy Statement or Proxy Statement/Prospectus for purposes of Regulation S-X of the Securities Act, and in any other filings to be made by SPAC with the SEC in connection with the Transactions (together clauses (i) and (ii), the “Additional Financial Statements”). Such Additional Financial Statements shall comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant. Upon delivery of such Additional Financial Statements, the representations and warranties set forth in Section 4.08 shall be deemed to apply to such Additional Financial Statements with the same force and effect as if made as of the date of this Agreement.

Section 6.12 Actions Required to Comply with the Requirements of the Law of the Jurisdiction(s) of Operations Relating to the Company Business. Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, the Company shall take all actions necessary to comply with the requirements of the Law of the Jurisdiction(s) of Operations as relevant to the conduct of the Company Business in such Jurisdiction(s) of Operations, including, but not limited to, those relating to: (i) the importation of mining equipment into the Jurisdiction(s) of Operations, (ii) the conduct of the mining and trading of cryptocurrency from and after the effective date of the Law of the Republic of Kazakhstan “On Digital Assets in the Republic of Kazakhstan” No. 193-VII 3PK of 6 February 2023, if applicable (iii) the payment of all applicable Taxes or fees, (iv) the filing or making of any notification to any Governmental Authority or SRO of the Jurisdiction(s) of Operation, (v) the formation of any legal entity under the Law of Jurisdiction(s) of Operations, if required, (vii) the transfer of any assets, including mining equipment and other necessary Tangible Assets, (viii) the application for any Permits required for the conduct of the Company Business from any Governmental Authority or SRO of the Jurisdiction(s) of Operation, (ix) the taking of any other action necessary to operate the Company Business in the Jurisdiction(s) of Operations, and (x) the reasonable payment of the costs related to any of the foregoing.

ARTICLE VII
COVENANTS OF SPAC

Section 7.01 Indemnification and Directors’ and Officers’ Insurance.

(a) All rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current or former directors or officers of SPAC (each, together with such person’s heirs, executors or administrators, a “D&O Indemnitee”) under the SPAC Memorandum and Articles of Association or under any indemnification agreement such D&O Indemnitee may have with SPAC that has been made available to the Company (or has been publicly filed on EDGAR) prior to the date of this Agreement, in each case, as in effect as of immediately prior to the date of this Agreement (collectively, the “Existing D&O Arrangements”), shall survive the Closing and shall continue in full force and effect for a period of six (6) years from the Closing Date. For a period of six (6) years from the Closing Date, to the maximum extent permitted under applicable Law, the Company shall cause the Surviving Company to maintain in effect the Existing D&O Arrangements, and the Company shall, and shall cause the Surviving Company to, not amend, repeal or otherwise modify any such provisions in any manner that would materially and adversely affect the rights thereunder of any D&O Indemnitee; provided, however, that all rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. The Company shall not have any obligation under this Section 7.01 to any D&O Indemnitee when and if a court of competent jurisdiction shall determine, in a final, non-appealable judgement, that the indemnification of such D&O Indemnitee in the manner contemplated hereby is prohibited by applicable Law.

(b) At or prior to the Closing, SPAC shall obtain a six (6) year “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the First Effective Time covering each individual who is a director or officer of SPAC currently covered by the directors’ and officers’ liability insurance policy of SPAC on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement. The Company shall, and shall cause the Surviving Company to, maintain the D&O Tail in full force and effect for its full term. The cost of the D&O Tail shall be borne by the Surviving Company and shall be a SPAC Transaction Expense.

(c) If the Surviving Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of the Surviving Company shall assume all of the obligations set forth in this Section 7.01.

(d) This Section 7.01 is intended for the benefit of, and to grant third party rights to, the D&O Indemnitees, whether or not parties to this Agreement, and each of such persons shall be entitled to enforce the covenants contained herein. The Surviving Company shall promptly reimburse each D&O Indemnitee for any costs or expenses (including attorneys’ fees) incurred by such D&O Indemnitee in enforcing the indemnification or other obligations provided in this Section 7.01. The rights of each D&O Indemnitee under this Section 7.01 shall be in addition to any rights that such D&O Indemnitee may have under Organizational Documents of SPAC, the Cayman Companies Law or any other applicable Law or under any Existing D&O Arrangements.

Section 7.02 Conduct of SPAC During the Interim Period.

(a) During the Interim Period, except as set forth on Section 7.02 of the SPAC Disclosure Letter, as expressly contemplated by this Agreement or any other Transaction Agreement (including as contemplated by any PIPE Financing), as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), SPAC shall not:

(i) change or amend the Trust Agreement or the Organizational Documents of SPAC (except if necessary to extend the duration within which it has to complete the business combination contemplated by this Agreement);

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of SPAC; (B) split, combine or reclassify any Equity Securities of SPAC; or (C) other than in connection with the exercise of any SPAC Shareholder Redemption Right by any SPAC Shareholder or as otherwise required by the Organizational Documents of SPAC in order to consummate the Transactions or as contemplated by the Sponsor Support Agreement, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of SPAC;

(iii) merge, consolidate, combine or amalgamate SPAC with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, company, partnership, association or other business entity or organization or division thereof;

(iv) make, change or revoke any material Tax election in a manner inconsistent with past practice; adopt, change or revoke any material accounting method with respect to Taxes; file or amend any material Tax Return in a manner materially inconsistent with past practice; settle or compromise any material Tax claim or material Tax Liability; enter into any material closing agreement with respect to any Tax; surrender any right to claim a material refund of Taxes; or change its jurisdiction of tax residency;

(v) enter into, renew or amend in any material respect, any transaction or Contract with a SPAC Related Party other than as may be permitted by clause (vii) of this Section 7.02(a);

(vi) waive, release, compromise, settle or satisfy any pending or threatened material claim or Action or compromise or settle any Liability;

(vii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than in respect of a Working Capital Loan or with respect to the extension of the period of time in which SPAC must complete the initial business combination contemplated by this Agreement;

(viii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities (except to the extent that any Working Capital Loans are convertible into Equity Securities of SPAC);

(ix) engage in any activities or business, other than activities or business (A) in connection with or incident or related to SPAC’s incorporation or continuing corporate (or similar) existence, (B) contemplated by, or incident or related to, this Agreement, any other Transaction Agreement, the performance of covenants or agreements hereunder or thereunder or the consummation of the Transactions or (C) those that are administrative or ministerial, in each case, which are immaterial in nature;

(x) enter into any settlement, conciliation or similar Contract that would require any payment from the Trust Account or that would impose non-monetary obligations on SPAC or any of its Affiliates (or the Company or any of its Subsidiaries after the Closing) that would have a Material Adverse Effect;

(xi) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of SPAC or liquidate, dissolve, reorganize or otherwise wind-up the business or operations of SPAC or resolve to approve any of the foregoing;

(xii) change SPAC’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions; or

(xiv) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.02(a).

Notwithstanding anything in this Section 7.02(a) or this Agreement to the contrary, but without limiting the terms of this Section 7.02(a), nothing set forth in this Section 7.02 shall give the Company, directly or indirectly, the right to control or direct the operations of SPAC.

(b) During the Interim Period, SPAC shall comply with, and continue performing under, as applicable, the Organizational Documents of SPAC, the Trust Agreement, the Transaction Agreements (to the extent in effect during the Interim Period) and all other agreements or Contracts to which SPAC is party.

Section 7.03 Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in Article IX, SPAC shall cause (i) the Trustee to, (A) pay as and when due all amounts payable to the SPAC Shareholders pursuant to their exercise of the SPAC Shareholder Redemption Right, and (B) pay all remaining amounts then available in the Trust Account to SPAC, and (ii) the Trust Account to terminate.

Section 7.04 Inspection. SPAC shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere with the normal operation of SPAC and so long as reasonably feasible or permissible under applicable Law and subject to appropriate COVID-19 Measures, to the books, Tax Returns, records and appropriate directors, officers and employees of SPAC, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC, in each case as the Company and its Representatives may reasonably request for purposes of the Transactions, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of SPAC would result in the loss of attorney client privilege or other similar privilege from disclosure (provided that SPAC will use reasonable best efforts to provide any information described in the foregoing clauses (y) or (z) in a manner that would not be so prohibited or would not jeopardize privilege).

Section 7.05 Section 16 Matters. Prior to the First Effective Time, SPAC shall take all reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the SPAC Ordinary Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 7.06 SPAC Public Filings. From the date hereof through the Closing, SPAC will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.07 SPAC Securities Listing. From the date hereof through the Closing, SPAC shall use its reasonable best efforts to ensure SPAC remains listed as a public company on, and for SPAC Ordinary Shares and SPAC Public Warrants to be listed on, the Nasdaq. Prior to the Closing Date, SPAC shall cooperate with the Company and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the SPAC Ordinary Shares and SPAC Public Warrants to be delisted from the Nasdaq and deregistered under the Exchange Act as soon as practicable following the Second Effective Time.

Section 7.08 SPAC Board Recommendation. The SPAC Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, amend, qualify or modify, or (privately or publicly) propose to change, withdraw, withhold, amend, qualify or modify, the SPAC Board Recommendation for any reason.

ARTICLE VIII
JOINT COVENANTS

Section 8.01 Efforts to Consummate.

(a) Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions (including (i) satisfying the closing conditions set forth in Article IX and (ii) consummating any PIPE Financing on the terms and subject to the conditions contemplated in connection therewith). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Authorities (including any applicable Competition Authorities) or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. SPAC shall promptly inform the Company of any communication between SPAC, on the one hand, and any Governmental Authority (including any Competition Authorities), on the other hand, and the Company shall promptly inform SPAC of any communication between the Company, on the one hand, and any Governmental Authority (including any Competition Authorities), on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement.

(b) Notwithstanding anything to the contrary in the Agreement, (i) in the event that this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) in no event shall SPAC or the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.

(c) During the Interim Period, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any other Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, SPAC or any of its Representatives (in their capacity as a representative of SPAC) or, in the case of the Company, the Company or any Subsidiary of the Company or any of their respective Representatives (in their capacity as a representative of the Company or any Subsidiary of the Company). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, (i) SPAC and the Company shall jointly control the negotiation, defense and settlement of any such Transaction Litigation and (ii) in no event shall SPAC (or any of its Representatives), on the one hand, or the Company (or any of its Representatives), on the other hand, settle or compromise any Transaction Litigation brought without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

Section 8.02 Registration Statement; Shareholder Meeting; Unanimous Written Consent.

(a) Proxy Statement/Registration Statement.

(i) As promptly as practicable after the execution of this Agreement, (x) SPAC and the Company shall jointly prepare and SPAC shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the SPAC Shareholders relating to the SPAC Extraordinary General Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) the Company shall prepare (with SPAC’s reasonable cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Prospectus”), in connection with the registration under the Securities Act of the Registrable Securities. Each of SPAC and the Company shall use its reasonable best efforts to cause the Registration Statement, including the Proxy Statement/Prospectus, to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement, including the Proxy Statement/Prospectus, effective as long as is necessary to consummate the Transactions. The Company also agrees to use its reasonable best efforts to obtain all necessary state Securities Laws or “blue sky” permits and approvals required to carry out the Transactions, and SPAC shall furnish all information concerning itself and its equity holders as may be reasonably requested in connection with any such action. Each of SPAC and the Company agrees to furnish to the other Party and its Representatives all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, including the Proxy Statement/Prospectus, a current report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC or the Company to any regulatory authority (including the Nasdaq) in connection with the Mergers and the Transactions (the “Transaction Filings”). SPAC will cause the Proxy Statement to be mailed to the SPAC Shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by applicable Law, the Company will advise SPAC, reasonably promptly after the Company receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. To the extent not prohibited by applicable Law, SPAC and its counsel, on the one hand, and the Company and its counsel, on the other hand, shall be given a reasonable opportunity to review and comment on the Registration Statement, the Proxy Statement and any Transaction Filings each time before any such document is filed with the SEC, and the other Party shall give reasonable and good faith consideration to any comments made by SPAC and its counsel or the Company and its counsel, as applicable. To the extent not prohibited by applicable Law, the Company, on the one hand, and SPAC, on the other hand, shall provide the other Party and its counsel with (i) any comments or other communications, whether written or oral, that SPAC or its counsel or the Company or its counsel, as the case may be, may receive from time to time from the SEC or its staff with respect to the Registration Statement, the Proxy Statement or any Transaction Filings promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of SPAC or the Company, as applicable, to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including, to the extent reasonably practicable, by participating with SPAC or its counsel or the Company or its counsel, as the case may be, in any discussions or meetings with the SEC.

(iii) If at any time prior to the Second Effective Time any information relating to the Company, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or SPAC, which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Registration Statement or the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to SPAC Shareholders.

(b) SPAC Shareholder Approval. SPAC shall, as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, establish a record date for, duly call and give notice of, convene and hold a meeting of SPAC Shareholders (the “SPAC Extraordinary General Meeting”), in each case in accordance with SPAC’s Organizational Documents and applicable Law, for the purpose of (i) providing SPAC Shareholders with the opportunity to elect to exercise their SPAC Shareholder Redemption Right, (ii) obtaining the SPAC Shareholder Approval, adopting or approving such other proposals as may be reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions, (iv) adopting or approving any other proposal that the SEC or the Nasdaq (or the respective staff thereof) indicates is necessary in its comments to the Registration Statement, and (v) related and customary procedural and administrative matters. SPAC shall use its reasonable best efforts to obtain such approvals and authorizations from the SPAC Shareholders at the SPAC Extraordinary General Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking such approvals and authorizations from the SPAC Shareholders, and minimize the SPAC Ordinary Shares redeemed by exercise of the SPAC Shareholder Redemption Right by the SPAC Shareholders. SPAC shall include the SPAC Board Recommendation in the Proxy Statement. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to postpone or adjourn the SPAC Extraordinary General Meeting solely to the extent necessary (a “SPAC Meeting Change”): (i) to comply with applicable Law, (ii) to ensure that any supplement or amendment to the Proxy Statement that the SPAC Board has determined in good faith is required by applicable Law is disclosed to SPAC Shareholders and for such supplement or amendment to be promptly disseminated to SPAC Shareholders with sufficient time prior to the SPAC Extraordinary General Meeting for SPAC Shareholders to consider the disclosures contained in such supplement or amendment; or (iii) if, as of the time for which the SPAC Extraordinary General Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient SPAC Shares represented (either in person, virtually or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the SPAC Extraordinary General Meeting; provided that, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), SPAC may only be entitled to two SPAC Meeting Changes (excluding any postponements or adjournments required by applicable Law), and the SPAC Extraordinary General Meeting may not be adjourned or postponed to a date that is more than seven Business Days after the date for which the SPAC Extraordinary General Meeting was originally scheduled (excluding any postponements or adjournments mandated by applicable Law) and provided it is held no later than three Business Days prior to the Termination Date; provided, further, that in the event of a postponement or adjournment pursuant to clauses (ii) or (iii), the SPAC Extraordinary General Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 8.03 Exclusivity.

(a) During the Interim Period, the Company shall not, and shall cause its Representatives and Subsidiaries not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing confidential or non-public information) any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any purchase of shares or other Equity Securities of the Company or material portion of the assets of the Company and its Subsidiaries (on a consolidated basis) or any merger, business combination or other similar transaction of the Company or its Subsidiaries (an “Alternative Transaction Proposal”), (ii) engage or participate in any discussions, negotiations or transactions with any third party regarding any Alternative Transaction Proposal or that may reasonably be expected to lead to any such Alternative Transaction Proposal, or (iii) enter into any agreement or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument) related to any Alternative Transaction Proposal; provided that (x) the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(a) and (y) nothing in this Section 8.03(a) shall be construed to permit the Company (or any of its Subsidiaries) to take any action that is otherwise prohibited or restricted by the terms of this Agreement (including Section 6.01). The Company agrees to promptly notify SPAC if the Company or any of its Representatives or Subsidiaries receive any offer or communication in respect of an Alternative Transaction Proposal, and will promptly communicate to SPAC in reasonable detail the terms and substance thereof, and the Company shall, and shall cause its Representatives and Subsidiaries to, cease any and all existing negotiations or discussions with any person or group of persons (other than SPAC and its Representatives) regarding an Alternative Transaction Proposal. During the Interim Period, the Company will not confidentially submit to or file with the SEC any Registration Statement on Form S-1 or F-1.

(b) During the Interim Period, SPAC shall not, and shall cause its Representatives and the Sponsor not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing confidential or non-public information) any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any business combination transaction between SPAC and any other Person (other than the Company) (a “SPAC Alternative Transaction Proposal”), (ii) engage or participate in any discussions, negotiations or transactions with any third party regarding any SPAC Alternative Transaction Proposal or that may reasonably be expected to lead to any such SPAC Alternative Transaction Proposal, or (iii) enter into any agreement or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument) related to any SPAC Alternative Transaction Proposal; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(b). SPAC agrees to promptly notify the Company if SPAC or any of its Representatives or the Sponsor receive any offer or communication in respect of a SPAC Alternative Transaction Proposal, and will promptly communicate to the Company in reasonable detail the terms and substance thereof, and SPAC shall, and shall cause its Representatives and the Sponsor to, cease any and all existing negotiations or discussions with any person or group of persons (other than the Company and its Representatives) regarding a SPAC Alternative Transaction Proposal.

Section 8.04 Tax Matters. To the extent applicable and subject to the extent of the SPAC Shareholder Redemption Amount, the Parties hereto agree to report for all U.S. federal income tax purposes in a manner consistent with the Intended Tax Treatment unless otherwise required (i) by a change in applicable Law (including the Code, Treasury Regulations or other IRS published guidance) or (ii) by a Governmental Authority. From the date hereof through the Closing, except as set forth in Section 8.04 of the Disclosure Letters, each of the Parties shall use its respective commercially reasonable efforts to cause the Mergers to qualify for the Intended Tax Treatment, and shall not, and not agree to or have a plan to, take or cause to be taken any action (other than an action contemplated by this Agreement or any other Transaction Agreements) which to its knowledge could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. Each of the Parties hereto further acknowledges and hereby agrees that it is not a condition to the Closing that the Mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 8.05 Confidentiality; Publicity.

(a) SPAC acknowledges that the information being provided to it in connection with this Agreement and the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished hereunder and any other activities contemplated hereby.

(b) None of SPAC, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or stock exchange, in which case SPAC or the Company, as applicable, shall use their reasonable best efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance; provided that each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective Representatives and indirect current or prospective limited partners or investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided that the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent or with any Governmental Authorities under Section 8.01.

(c) Promptly after the execution of this Agreement, SPAC and the Company shall issue a mutually agreed joint press release announcing the execution of this Agreement. Prior to Closing, the Company shall prepare a press release announcing the consummation of the Transactions, the form and substance of which shall be approved in advance by SPAC, which approval shall not be unreasonably withheld, conditioned or delayed (“Closing Press Release”). Concurrently with the Closing, the Company shall issue the Closing Press Release.

Section 8.06 Warrant Agreement. Immediately prior to the Closing, the Company, SPAC, and Vstock Transfer LLC (the “TA”) shall enter into an assignment and assumption agreement, in substantially the form attached hereto as Exhibit J (“Assignment and Assumption Agreement”), pursuant to which SPAC will assign to the Company all of its rights, interests, and obligations in and under the Warrant Agreement, dated March 31, 2022, by and between SPAC and TA, and the terms and conditions of such Warrant Agreement shall be amended and restated (the “Amended and Restated Warrant Agreement”) to, among other things, reflect the assumption of the SPAC Warrants by the Company as set forth in Section 3.01(d).

Section 8.07 PIPE Financing.

(a) SPAC and the Company shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable (x) to obtain executed subscription agreements (such executed subscription agreements, the “Subscription Agreements”) from investors (the “PIPE Investors”) pursuant to which the PIPE Investors commit to make private investments in public equity in the form of Company Ordinary Shares or other Equity Securities of the Company at the Closing (the “PIPE Financing”), and (y) to consummate the PIPE Financing substantially concurrently with the Closing. SPAC and the Company shall cooperate to ensure that the offering and sale of Equity Securities contemplated by the PIPE Financing is conducted in a manner which complies with an exemption from registration of the Pipe Financing under the Securities Act and other applicable Law, and which does not otherwise adversely affect the Transactions contemplated by this Agreement. From the date hereof until the Closing Date, the Company will not offer or sell Equity Securities as contemplated by the PIPE Financing without complying with the requirements of this Section 8.07.

(b) The Company shall give SPAC a written notice about the type and number of the Equity Security to be sold, the pre-money valuation, the purchase price and the financing amount related to the PIPE Financing for SPAC’s consent. If SPAC fails to give the Company a reply within 2 days after it receives a written notice, it shall be deemed to have consented to the offering and sale of Equity Securities contemplated by the PIPE Financing. If SPAC disagrees to the offer and sale of Equity Securities contemplated by the PIPE Financing, the Sponsor shall, or designate other Person to, purchase all of the Equity Securities contemplated by the PIPE Financing under the same conditions accepted by the Company and the related PIPE Investor, and enter into a subscription agreement with the Company within 20 days after SPAC receives the written notice contemplated hereby. If the Sponsor or the Person designated by the Sponsor refuse to purchase the Equity Securities contemplated by the PIPE Financing or fails to enter into a subscription agreement with the Company within 20 days after the date on which SPAC receives the written notice, SPAC shall be deemed to have consented to the offering and sale of Equity Securities contemplated by the PIPE Financing.

Section 8.08 Retention of Proxy Solicitation Agent. The Parties shall retain a proxy solicitation agent on terms mutually acceptable to the Parties within ten (10) Business Days of execution of this Agreement to assist the Parties with preparing the Proxy Statement and soliciting SPAC’s shareholders to obtain the affirmative vote of SPAC’s shareholders in favor of the Merger and the other SPAC Transaction Proposals, and such other matters as may be determined by the Parties.

ARTICLE IX
CONDITIONS TO OBLIGATIONS

Section 9.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Mergers are subject to the satisfaction at the Closing of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of the Parties:

(a) No Prohibition. There shall not be in force and effect any (i) Law or (ii) Order by any Governmental Authority of competent jurisdiction, in either case, enjoining, prohibiting, or making illegal the consummation of the Mergers.

(b) Net Tangible Assets. After giving effect to any exercise of the SPAC Shareholder Redemption Right by the public SPAC Shareholders, the Surviving Company and its Subsidiaries shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Second Effective Time.

(c) SPAC Shareholder Approval. The SPAC Shareholder Approval shall have been obtained.

(d) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(e) Nasdaq Listing. The Registrable Securities to be issued in connection with the Mergers shall have been approved for listing on the Nasdaq, subject only to official notice of issuance thereof.

(f) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order with respect thereto shall be in effect.

(g) Consents. All consents, approvals and authorizations, including but not limited to, regulatory approval by Nasdaq and the SEC, necessary third-party approvals and the expiration of any waiting period under the Hart-Scott-Rodino Act, if applicable, shall have been obtained in accordance with Section 9.01(g) of the Company Disclosure Letter.

(h) Recapitalization. The Recapitalization shall have been completed in accordance with the terms hereof and the Company’s Organizational Documents.

(i) Equity Trust. The Company shall terminate the Trust Deed by and among the Company, Eminent Investment Limited and the Core Trust Company dated September 22, 2022 and cancel and terminate the Equity Trust, or take such other action with respect to the Equity Trust that is reasonably satisfactory to SPAC and the SPAC Shareholder Representative.

Section 9.02 Additional Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Mergers are subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by SPAC:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in Section 4.01 (Corporation Organization of the Company), Section 4.02 (Subsidiaries), Section 4.03 (Due Authorization), Section 4.07 (Capitalization of Subsidiaries), Section 4.08 (Financial Statements), Section 4.19 (Assets) Section 4.22 (Brokers’ Fees) and Section 4.23 (Related Party Transactions) (collectively, the “Specified Representations”) that is (x) qualified by “materiality” or “Material Adverse Effect” or any similar limitation, shall be true and correct in all respects, and (y) not qualified by “materiality” or “Material Adverse Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (x) and (y), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date).

(ii) Each of the representations and warranties of the Company contained in Article IV (other than the Specified Representations and the representations and warranties of the Company contained in Section 4.06), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct has not had a Material Adverse Effect.

(iii) The representations and warranties set forth in Section 4.06 (Capitalization of the Company) shall be true and correct in all respects, as of the Closing Date as though then made.

(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. The Company shall have delivered to SPAC a certificate signed by an authorized director or officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such director or officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(d) Satisfaction of Requirements to Operate Bitcoin Mining Business. On or before the Closing, except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries shall, (i) be in compliance with the Law of the Jurisdiction(s) of Operations as applicable to the Bitcoin Mining Business, and (ii) have satisfied all legal requirements of such Jurisdiction(s) of Operations as applicable to conduct the Bitcoin Mining Business within the Jurisdiction(s) of Operations. The condition set forth in this Section 9.02 (d) shall be deemed to be satisfied if the Company provides evidence to SPAC (i) that among all Permits as applicable to the Bitcoin Mining Business, (x) the conduct of the Bitcoin Mining Business in the Jurisdiction(s) of Operations may be commenced prior to issuance to the Company and/or its Subsidiaries by the relevant Government Authorities of the Jurisdiction(s) of Operations of the Permits, or (y) there is no material obstacle for the Company and/or its Subsidiaries to obtain the Permits from the relevant Government Authorities in the future, and (ii) that among all requirements of the Law of the Jurisdiction of Operations applicable to the Bitcoin Mining Business, (x) the conduct of the Bitcoin Mining Business in the Jurisdiction(s) of Operations may be commenced prior to such time as the Company and/or its Subsidiaries are in compliance with the requirements of the Law of the Jurisdiction of Operations applicable to the Bitcoin Mining Business, or (y) there is no material obstacle for the Company and/or its Subsidiaries to be in compliance with the requirements of the Law of the Jurisdiction(s) of Operations applicable to the Bitcoin Mining Business in the future. Evidence that the Company has satisfied this condition may be a written memorandum as set forth in Section 9.02(e).

(e) Counsel’s Memorandum. The Company shall have delivered to SPAC a written Memorandum officially issued by a counsel duly licensed and in good standing in the Jurisdiction of Operations, to the effect (i) that among all Permits as applicable to the Bitcoin Mining Business, (x) the conduct of the Bitcoin Mining Business in the Jurisdiction(s) of Operations may be commenced prior to issuance to the Company and/or its Subsidiaries by the relevant Government Authorities of the Jurisdiction(s) of Operations of the Permits, or (y) there is no material obstacle for the Company and/or its Subsidiaries to obtain the Permits from the relevant Government Authorities in the future, and (ii) that among all requirements of the Law of the Jurisdiction of Operations applicable to the Bitcoin Mining Business, (x) the conduct of the Bitcoin Mining Business in the Jurisdiction(s) of Operations may be commenced prior to such time as the Company and/or its Subsidiaries are in compliance with the requirements of the Law of the Jurisdiction of Operations applicable to the Bitcoin Mining Business, or (y) there is no material obstacle for the Company and/or its Subsidiaries to be in compliance with the requirements of the Law of the Jurisdiction(s) of Operations applicable to the Bitcoin Mining Business in the future.

(f) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred which is continuing and uncured.

Section 9.03 Additional Conditions to the Obligations of the Company and Merger Sub. The obligations of the Company and Merger Sub to consummate or cause to be consummated the Mergers are subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of SPAC contained in Article V (other than the representations and warranties of SPAC contained in Section 5.01 (Organization), Section 5.02 (Authorization), Section 5.06 (Trust Account), Section 5.07 (Brokers’ Fees), Section 5.10 (Business Activities), Section 5.13 (Nasdaq Listing) and Section 5.15 (Related Party Transactions) (collectively, the “Specified SPAC Representations”) and Section 5.12 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality”, “SPAC Impairment Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct has not had a SPAC Impairment Effect.

(ii) Each of the Specified SPAC Representations that is (x) qualified by “materiality”, “SPAC Impairment Effect” or any similar limitation, shall be true and correct in all respects, and (y) not qualified by “materiality”, “SPAC Impairment Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (x) and (y), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date).

(iii) The representations and warranties of SPAC contained in Section 5.12 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date as though then made.

(b) Agreements and Covenants. The covenants and agreements of SPAC in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. SPAC shall have delivered to the Company a certificate signed by an authorized director or officer of SPAC, dated the Closing Date, certifying that, to the knowledge and belief of such director or officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d) Resignations. The directors and officers of SPAC shall have resigned or otherwise been removed, effective as of or prior to the Closing, and copies of such resignation letters (which are in form and substance reasonably satisfactory to the Company) shall have been delivered to the Company.

(e) No SPAC Impairment Effect. Since the date of this Agreement, no SPAC Impairment Effect shall have occurred which is continuing and uncured.

ARTICLE X
TERMINATION/EFFECTIVENESS

Section 10.01 Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of SPAC and the Company;

(b) by written notice by either SPAC or the Company to the other Parties, if there shall be in effect any (i) Law or (ii) Order (other than, for the avoidance of doubt, a temporary restraining order), that in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Mergers;

(c) by written notice by either SPAC or the Company to the other Parties, if the Second Effective Time has not occurred by 11:59 p.m., Singapore time, on December 31, 2023 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose breach of any provision of this Agreement primarily caused or resulted in the failure of the Transactions to be consummated by such time;

(d) by written notice by SPAC to the other Parties, if the Company or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Company or Merger Sub before the earlier of (x) the fifth Business Day immediately prior to the Termination Date and (y) the 45th day following receipt of written notice from SPAC of such breach or failure to perform, provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.01(d) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(e) by written notice by the Company to the other Parties, if SPAC has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by SPAC before the earlier of (x) the fifth Business Day immediately prior to the Termination Date and (y) the 45th day following receipt of written notice from the Company of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(f) by written notice by either SPAC or the Company to the other Parties, if SPAC failed to obtain the SPAC Shareholder Approval upon vote taken thereon at a duly convened SPAC Extraordinary General Meeting (or at a meeting of its shareholders following any adjournment or postponement thereof); or

(g) by written notice by SPAC to the other Parties, if (x) the Company fails to obtain the Company Shareholder Approval or (y) any Company Shareholder revokes, or seeks to revoke, such shareholder’s approvals thereunder.

Section 10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02 or Section 11.13, in the event of the valid termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any Party or its Affiliates, or its and Affiliates’ Representatives, other than Liability of any Party for any Fraud or any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 6.03 (No Claim Against the Trust Account), Section 8.05 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (Miscellaneous) (collectively, the “Surviving Provisions”) and any other Section or Article of this Agreement referenced in the Surviving Provisions to the extent required to survive in order to give effect to the Surviving Provisions, and the Confidentiality Agreement, shall in each case survive any termination of this Agreement pursuant to the terms and conditions of this Agreement and the Confidentiality Agreement, respectively.

ARTICLE XI
MISCELLANEOUS

Section 11.01 Waiver. At any time and from time to time prior to the First Effective Time, SPAC and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by FedEx or other internationally recognized overnight delivery service or (iii) when delivered via electronic mail during normal business hours of the recipient (and otherwise as of the immediately following Business Day), addressed as follows:

If to SPAC, prior to the Closing, to:	Metal Sky Star Acquisition Corporation
132 West 31st Street
9th Floor
New York, NY 10001
Attention: Man Chak Leung, CEO
Email: adrian@metalskystar.com

with a copy (which shall not
constitute notice) to:	Becker & Poliakoff LLP
45 Broadway
17th Floor
New York, NY 10006
Attention: Bill Huo, Esq. and Robert C. Brighton, Jr., Esq.
Email: bhuo@beckerlawyers.com;
rbrighton@beckerlawyers.com

If to the Company or Merger Sub,
or SPAC following the Closing, to:	2 Venture Drive#11-31
Vision Exchange,
608526 Singapore
Attention: Li Wenjin
Telephone No.: +6594552635
Email: fht001@fhtfuture.com

with a copy (which shall not
constitute notice) to:	King & Wood Mallesons
13/F Gloucester Tower
The Landmark
15 Queen’s Road Central
Central, Hong Kong
Attention: Wang Yu
Telephone No.: +852 6386 1503
Email: Yu.Wang@hk.kwm.com;
KWM-FHT.pt@cn.kwm.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided that notwithstanding the foregoing (a) in the event the Closing occurs, (x) the Sponsor (on behalf of the holders of SPAC Shares, SPAC Rights and SPAC Warrants) is an intended third-party beneficiary of, and may enforce, Section 3.01, and (y) D&O Indemnitees are intended third-party beneficiaries of, and may enforce, Section 7.01, and (b) the Non-Recourse Parties are intended third-party beneficiaries of, and may enforce, Section 11.14 and Section 11.15.

Section 11.05 Expenses. Except as otherwise set forth in this Agreement, each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided that (a) if the Closing shall not occur, the Company shall be responsible for paying the Company Transaction Expenses, and SPAC shall be responsible for paying the SPAC Transaction Expenses, and (b) if the Closing shall occur, the Company and SPAC shall (x) cause the Surviving Company to pay, the Company Transaction Expenses, and (y) cause the Surviving Company to pay, the SPAC Transaction Expenses, in each of case (x) and (y), in accordance with Section 3.02(b).

Section 11.06 Governing Law. This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of New York applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by electronic mail to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 11.08 Entire Agreement. This Agreement (together with the Disclosure Letters and exhibits and annexes to this Agreement), the other Transaction Agreements and the confidentiality agreement, dated as of August 26, 2022, by and between the Company and SPAC (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and thereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions.

Section 11.09 Amendments. This Agreement may be amended or modified in whole or in part, only by an agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the shareholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.09.

Section 11.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any arbitral tribunal or court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law.

Section 11.11 Arbitration. Any dispute, controversy, difference, or claim arising out of or relating to this Agreement, including its existence, validity, interpretation, performance, breach, or termination, or any dispute regarding non-contractual obligations arising out of or relating to this Agreement, shall be referred to and finally resolved by arbitration administered by Singapore International Arbitration Centre under the Arbitration Rules of the Singapore International Arbitration Centre in force when the Notice of Arbitration is submitted. The seat of arbitration shall be Singapore. There shall be three arbitrators. The arbitration proceedings shall be conducted in English. The law of such arbitration proceedings shall be Singapore law. For the avoidance of doubt, a request by a Party to a court of competent jurisdiction for interim measures necessary to preserve such Party’s rights, including pre-arbitration attachments, injunctions, or other equitable relief, shall not be deemed incompatible with, or a waiver of, the agreement to arbitrate in this Section 11.11.

Section 11.12 Waiver of Trial by Jury. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement or any other Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not allege, and each Party hereby waives the defense, that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction or other equitable relief to prevent breaches of this and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction or other equitable relief.

Section 11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”).

Section 11.15 Non-Survival. Notwithstanding anything herein or otherwise to the contrary, none of the representations, warranties, covenants, obligations or other agreements of the Parties contained in this Agreement or in any certificate delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and, from and after the Closing, no Action shall be brought and no recourse shall be had against or from any Person in respect of such non-surviving representations, warranties, covenants or agreements, other than in the case of Fraud against the Party committing such Fraud. All such representations, warranties, covenants, obligations and other agreements shall terminate and expire upon the occurrence of the Second Effective Time (and there shall be no Liability after the Closing in respect thereof). Notwithstanding the foregoing, (a) those covenants and agreements contained herein that by their terms expressly in whole or in part require performance after the Closing shall survive the Second Effective Time but only with respect to that portion of such covenant or agreement that is expressly to be performed following the Closing and (b) this Article XI shall survive the Closing. For the avoidance of doubt, the terms of the Sponsor Support Agreement, any Subscription Agreements entered into in connection with the PIPE Financing, the Registration Rights Agreement, the First Plan of Merger, the Second Plan of Merger, the A&R M&A, the Target Lock-Up and Support Agreement, the Sponsor Lock-Up Agreement, and the obligations of the Company, the Contributing Shareholders and the Shareholder Guarantors to deliver the Additional Mining Equipment pursuant to the Equipment Contribution and Share Escrow Agreement as amended and supplemented by the Supplemental Equipment Contribution and Share Escrow Agreement shall not be affected by this Section 11.15.

Section 11.16 Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and, in the case of the Company, its Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties in respect of the Company and its Subsidiaries; (iii) the representations and warranties in Article V constitute the sole and exclusive representations and warranties in respect of SPAC; (iv) except for the representations and warranties in Article IV by the Company and the representations and warranties in Article V by SPAC, none of the Parties or any other Person (including any of the Non-Recourse Parties) makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) neither Party nor any of its Affiliates is relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company and the representations and warranties in Article V by SPAC. The foregoing does not limit any rights of any Party (or any other Person party to any other Transaction Agreements) pursuant to any other Transaction Agreement against any other Party (or any other Person party to any other Transaction Agreements) pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Nothing in this Section 11.16 shall relieve any Party of Liability in the case of Fraud committed by such Party.

Section 11.17 Company and SPAC Disclosure Letters. The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter or the SPAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date first set forth above.

Future Dao Group Holding Limited

By:	/s/ Li Wenjin
Name:	Li Wenjin
Title:	Director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date first set forth above.

Future Dao League Limited

By:	/s/ Li Wenjin
Name:	Li Wenjin
Title:	Director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date first set forth above.

Metal Sky Star Acquisition Corporation

By:	/s/ Olivia He
Name:	Olivia He
Title:	CFO

[Signature Page to Agreement and Plan of Merger]

Exhibit A

THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

FUTURE DAO GROUP HOLDING LIMITED

An Exempted Company Limited By Shares

SECOND AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

（adopted by a special resolution passed on [*], 2023）

THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

FIRST AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION OF

FUTURE DAO GROUP HOLDING LIMITED

An Exempted Company Limited By Shares

（adopted by a special resolution passed on [*], 2023）

1. The name of the company is Future Dao Group Holding Limited.

2. The registered office of the Company is situated at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands or at such other place as the Directors may from time to time decide.

3. The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4. The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act (Revised) of the Cayman Islands.

5. The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

6. The authorised share capital of the Company is US$175,000,000 divided into 1,749,982,150,000 Class A Ordinary Shares of a par value of US$0.0001 each and 17,850,000 Class B Ordinary Shares of a par value of US$0.0001 each, provided always that subject to the Companies Act, this Memorandum of Association and the Articles of Association of the Company, the Company shall have power to redeem or purchase any of its Shares and to increase or reduce its authorised share capital and to sub-divide or consolidate the said Shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

7. The Company may exercise the power contained in Section 206 of the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

8. Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

FUTURE DAO GROUP HOLDING LIMITED

An Exempted Company Limited By Shares

SECOND AMENDED AND RESTATED ARTICLES OF ASSOCIATION

（adopted by a special resolution passed on [*], 2023）

THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

SECOND AMENDED AND RESTATED ARTICLES OF ASSOCIATION OF

FUTURE DAO GROUP HOLDING LIMITED

An Exempted Company Limited By Shares

（adopted by a special resolution passed on [*], 2023）

TABLE A

The Regulations contained or incorporated in Table’A’ in the First Schedule of the Companies Act shall not apply to Future Dao Group Holding Limited (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1. In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Affiliate” means in respect of a Person, any other Person that, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person, and (i) in the case of a natural person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, a trust solely for the benefit of any of the foregoing, or a corporation, a company, a partnership or other entity wholly owned by one or more of the foregoing, and (ii) in the case of an entity, shall include any natural person or a corporation, a company, a partnership or other entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” in this definition shall mean the ownership, directly or indirectly, of securities possessing more than fifty percent (50%) of the voting power of the corporation, or the company, or the partnership or other entity (other than, in the case of corporation or company, securities having such power only by reason of the happening of a contingency not within the reasonable control of such Person), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity, and the term “controlled” has a meaning correlative to the foregoing.

“Applicable Law” means, with respect to any Person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such Person.

“Articles” means, as appropriate, (i) these articles of association of the Company as amended from time to time or (ii) two or more particular articles of these Articles.

“Audit Committee” means the audit committee of the Board formed pursuant to these Articles.

“Board” means the board of Directors.

“Branch Register” means any branch Register of such category or categories of Members as the Company may from time to time determine.

“Cause” means any of the following grounds: (i) any act of dishonesty, gross misconduct, wilful default or wilful neglect in the discharge of such Person’s duties as a Director; (ii) without prejudice to the generality of (i) above, being proven to have carried out any fraudulent activity or fraudulently to have failed to carry out any activity whether or not in connection with the affairs of the Company; (iii) conviction of any offence which in the reasonable opinion of the Board will seriously prejudice the performance of the Director’s duties; (iv) improper divulgence of any confidential information of the Company; or (v) conviction of any felony, any crime involving moral turpitude, any crime involving fraud or misrepresentation or violation of applicable securities laws.

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“Companies Act” means the Companies Act (Revised) of the Cayman Islands.

“Compensation Committee” means the compensation committee of the Board established pursuant to these Articles.

“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

“electronic communication” means a communication sent by electronic means, including electronic posting to the Company’s website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Transactions Act” means the Electronic Transactions Act (Revised) of the Cayman Islands.

“Memorandum of Association” means the memorandum of association of the Company.

“Nasdaq” means The Nasdaq Capital Market.

“Nominating and Corporate Governance Committee” means the nominating and corporate governance committee of the Board established pursuant to these Articles.

“Office” means the registered office of the Company as required by the Companies Act.

“Officers” means the officers for the time being and from time to time of the Company.

“Ordinary Resolution” means a resolution:

(a)	passed by a simple majority of the Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)	approved in writing by all the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

For the avoidance of doubt, the number of votes that holders of Class A Ordinary Shares, Class B Ordinary Shares and Shares of any other Class shall be entitled to cast is to be determined pursuant to Articles 88, 89 and 90.

“Class A Ordinary Share” means an Ordinary Share designated by the directors as a Class A Ordinary Share.

“Class B Ordinary Share” means an Ordinary Share designated by the directors as a Class B Ordinary Share.

“Ordinary Share” means an ordinary share in the share capital of the Company having the rights, benefits and privileges set out in these Articles and issued as either a Class A Ordinary Share or a Class B Ordinary Share. In these Articles, the term Ordinary Share shall embrace all classes of Ordinary Share except where reference is made to a specific class.

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any natural person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Act and these Articles, means the Register maintained by the Company pursuant to the Companies Act and these Articles that is not designated by the Directors as a Branch Register.

“Register” means the register of Members of the Company required to be kept pursuant to the Companies Act and includes any Branch Register(s) established by the Company in accordance with the Companies Act.

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.

“Securities Act” means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the U.S. Securities Exchange Commission thereunder, all as the same shall be in effect at the time.

“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.

“Shareholder” or “Member” means a Person who is registered as the holder of one or more Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Act.

“signed” means a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication.

“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:

(a)	passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)	approved in writing by all the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

For the avoidance of doubt, the number of votes that holders of Class A Ordinary Shares, Class B Ordinary Shares and Shares of any other Class shall be entitled to cast is to be determined pursuant to Articles 88, 89 and 90.

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered to or otherwise acquired by the Company in accordance with the Companies Act and these Articles and not cancelled.

2. In these Articles, save where the context requires otherwise:

(a)	a reference in these Articles to a statute is a reference to a statute of the Cayman Islands as known by its short title, and includes:

(i)	any statutory modification, amendment or re-enactment; and

(ii)	any subordinate legislation or regulations issued under that statute.

Without limitation to the preceding sentence, a reference to a revised law of the Cayman Islands is taken to be a reference to the revision of that law in force from time to time as amended from time to time;

(b)	words importing the singular number shall include the plural number and vice versa;

(c)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(d)	words importing persons include corporations as well as any other legal or natural person;

(e)	reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(f)	reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case;

(g)	reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another;

(h)	any requirements as to delivery under these Articles include delivery in the form of an electronic record as defined in the Electronic Transactions Act;

(i)	any requirements as to execution or signature under these Articles including the execution of these Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(j)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(k)	headings are inserted for reference only and shall be ignored in construing these Articles;

(l)	the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect;

(m)	all references to time are to be calculated by reference to time in the place where the Company’s registered office is located;

(n)	the words “including”, “include” and “in particular” or any similar expression are to be construed without limitation; and

(o)	the term “holder” in relation to a Share means a Person whose name is entered in the Register as the holder of such Share.

3. Subject to the preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4. The business of the Company may be commenced at any time after incorporation.

5. The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine, subject to Applicable Law.

6. The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7. The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Act and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Act, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Act. Title to Shares may be evidenced and transferred in accordance with the laws applicable to and the rules and regulations of the Nasdaq.

SHARES

8. Subject to these Articles, the Memorandum and the Companies Act, and without prejudice to any rights attached to any existing Shares, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)	issue, allot and dispose of Shares with or without preferred, deferred or other special rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise and to such Persons, in such manner, as they may from time to time determine; and

(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued. For the avoidance of doubt, subject to these Articles, the Memorandum and the Companies Act, the Directors may in their absolute, discretion and without approval of the existing Members, issue Shares, grant rights over existing Shares or issue other securities in one or more series as they deem necessary and appropriate and determine the designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the Shares held by existing Members, at such times and on such other terms as they think proper.

9. Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time by the holder thereof. The right to convert shall be exercisable by the holder of the Class B Ordinary Share through giving a written notice stating that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares. Such written notice shall be given by hand, letter mail or courier service to the Company at its principal executive offices, or by electronic mail to the Directors’ official email address. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares.

10. Any conversion of Class B Ordinary Shares into Class A Ordinary Shares pursuant to Article 9 shall be effected by means of the re-designation of each relevant Class B Ordinary Share as a Class A Ordinary Share. Such conversion shall become effective forthwith upon entries being made in the Register to record the re-designation of the relevant Class B Ordinary Shares as Class A Ordinary Shares.

11. Upon any sale, transfer, assignment or disposition of a Class B Ordinary Share by a holder to any person or entity which is not an Affiliate of such holder or a holder of Class B Ordinary Shares, such Class B Ordinary Shares will automatically and immediately convert into an equal number of Class A Ordinary Shares, and no prior written notice to the holder of Class B Ordinary Shares shall be required from the Company. Such holder of Class B Ordinary Shares shall surrender the certificates for all Class B Ordinary Shares to be transferred, to the Company immediately prior to the proposed transfer. For the avoidance of doubt, (i) a sale, transfer, assignment or disposition shall be effective upon the Company’s registration of such sale, transfer, assignment or disposition in its Register; and (ii) the creation of any pledge, charge, encumbrance or other third party right of whatever description on any Class B Ordinary Shares to secure a holder’s contractual or legal obligations shall not be deemed to be a sale, transfer, assignment or disposition unless and until any such pledge, charge, encumbrance or other third party right is enforced and results in the third party holding legal title to the relevant Class B Ordinary Shares, in which case all the related Class B Ordinary Shares shall be automatically converted into the same number of Class A Ordinary Shares to the extent required by this Article.

12. For the avoidance of doubt, the rights, preferences, privileges and restrictions of the Class A Ordinary Shares and the Class B Ordinary Shares shall be pari passu in all respects except with respect to the voting rights and conversion rights represented by each such Ordinary Share as provided in Articles 9-11 and Articles 88-90.

13. The Directors may provide, out of the unissued Shares (other than unissued Ordinary Shares), for series of preferred shares in their absolute discretion and without approval of the existing Members. Before any preferred shares of any such series are issued, the Directors shall fix, by resolution or resolutions of the Board, the following provisions of such series:

(a)	the designation of such series and the number of preferred shares to constitute such series;

(b)	whether the preferred shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)	the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any Shares of any other Class or any other series of preferred shares;

(d)	whether the preferred shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e)	the amount or amounts payable upon preferred shares of such series upon, and the rights of the holders of such series in, a voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Company;

(f)	whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation of the retirement or sinking fund;

(g)	whether the preferred shares of such series shall be convertible into, or exchangeable for, Shares of any other Class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)	the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing Shares or Shares of any other Class or any other series of preferred shares;

(i)	the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional Shares, including additional preferred shares of such series or Shares of any other Class or any other series of preferred shares; and

(j)	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

14. The powers, preferences and relative, participating, optional and other special rights of each series of preferred shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All Shares of any one series of preferred shares shall be identical in all respects with all other Shares of such series, except that Shares of any one series issued at different times may differ as to the dates from which dividends on Shares of that series shall be cumulative.

15. The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

16. The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

17. The Company shall not issue Shares to bearer.

SHARE RIGHTS

18. If at any time the share capital of the Company is divided into different Classes of Shares, all or any of the rights attached to any Class (unless otherwise provided by the terms of issue of the Shares of that Class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that Class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two-thirds of the issued Shares of that Class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the Shares of that Class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant Class. To any such meeting all the provisions of these Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one or more Persons holding or representing by proxy at least one-third of the issued Shares of the Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Members who are present shall form a quorum) and that any holder of Shares of the Class present in person or by proxy may demand a poll.

19. For the purposes of a separate Class meeting, the Directors may treat two or more or all the Classes of Shares as forming one Class of Shares if the Directors consider that such Class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes of Shares.

20. The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that Class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights, any variation of the rights conferred upon the holders of Shares of any other Class, or the redemption or purchase of any Shares of any Class by the Company.

SHAREHOLDER RIGHTS PLAN

21. Subject to these Articles, the Memorandum and the Companies Act, the Board is authorised to establish a Shareholder rights plan including approving the execution of any document relating to the adoption and/or implementation of a rights plan. A rights plan may be in such form and may be subject to such terms and conditions as the Board shall determine in its absolute discretion.

22. The Board is authorised to grant rights to subscribe for Shares of the Company in accordance with a rights plan.

23. The Board may, in accordance with a rights plan, exercise any power under such rights plan (including a power relating to the issuance, redemption or exchange of rights or Shares) on a basis that excludes one or more Members, including a Member who has acquired or may acquire a significant interest in or control of the Company, subject to Applicable Law.

24. The Board is authorised to exercise the powers under these Articles relating to a rights plan for any purpose that the Board, in its discretion, deems reasonable and appropriate, including to ensure that:

(a)	any process which may result in an acquisition of a significant interest or change of control of the Company is conducted in an orderly manner;

(b)	any potential acquisition of a significant interest or change of control of the Company which would be unlikely to treat all Members fairly and in a similar manner would be prevented;

(c)	the use of abusive tactics by any Person in connection with any potential acquisition of a significant interest or change of control of the Company would be prevented;

(d)	an optimum price for Shares would be received by or on behalf of all Members of the Company;

(e)	the success of the Company would be promoted for the benefit of its Members as a whole;

(f)	the long-term interests of the Company, its employees, its Members and its business would be safeguarded;

(g)	the Company would not suffer serious economic harm;

(h)	the Board has additional time to gather relevant information or pursue appropriate strategies; or

(i)	all or any of the above.

CERTIFICATES

25. No Person shall be entitled to a certificate for any or all of his Shares, unless the Directors shall determine otherwise. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to Article 27, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

26. Every share certificate of the Company shall bear legends required under the Applicable Laws, including the Securities Act.

27. If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

28. In the event that Shares are held jointly by several Persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

FRACTIONAL SHARES

29. The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

30. The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.

31. The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

32. For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

33. The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

34. The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

35. The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

36. If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

37. The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

38. The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

39. The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors. No such amount paid in advance of calls shall entitle the Shareholder paying such amount to any portion of a dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

FORFEITURE OF SHARES

40. If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

41. The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

42. If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

43. A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

44. A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

45. A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

46. The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

47. The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the par value of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

48. The instrument of transfer of any Share shall be in writing and in any usual or common form or such other form as the Directors may determine, or in such form so as to comply with the rules and regulations of the Nasdaq, the Securities and Exchange Commission and/or any other competent regulatory authority, and shall be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register in respect of the relevant Shares.

49. Subject to the terms of issue thereof and the rules and regulations of the Nasdaq, the Securities and Exchange Commission and/or any other competent regulatory authority, the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor.

50. The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Nasdaq, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register shall be closed for transfers for a stated period which shall not in any case exceed forty days in any calendar year.

51. All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

TRANSMISSION OF SHARES

52. The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

53. Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Shareholder before the death or bankruptcy.

54. A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company and the Directors may at any time give notice requiring any such Person to elect either to be registered himself or to have some Person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Shareholder before the death or bankruptcy). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to these Articles) the Directors may thereafter withhold payment of all dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

ALTERATION OF SHARE CAPITAL AND AMENDMENTS TO MEMORANDUM AND ARTICLES OF ASSOCIATION

55. The Company may by Ordinary Resolution:

(a)	increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the Ordinary Resolution shall prescribe;

(b)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(c)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(d)	subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(e)	cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

56. All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of these Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

57. Subject to the provisions of the Companies Act and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to these Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

REDEMPTION, PURCHASE AND SURRENDER OF SHARE

58. Subject to the Companies Act and to any rights for the time being conferred on the Members holding a particular Class of Shares, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine before the issue of such Shares;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)	with the consent by Special Resolution of the Members holding Shares of a particular Class, vary the rights attaching to that Class of Shares so as to provide that those Shares are to be redeemed or are liable to be redeemed at the option of the Company on the terms and in the manner which the Directors determine at the time of such variation;

(d)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Act, including out of its capital; and

(e)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

59. Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption. Upon the date of redemption or purchase of a Share, the Member holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive the price for the Share and any dividend declared in respect of the Share prior to the date of redemption or purchase. For such purpose, the date of redemption or purchase is the date when the Member’s name is removed from the Register with respect to the Shares the subject of the redemption or purchase.

60. The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

61. The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

TREASURY SHARES

62. Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

63. No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Members on a winding up) may be declared or paid in respect of a Treasury Share.

64. The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a Member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and

(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued Shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.

65. The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

GENERAL MEETINGS

66. All general meetings other than annual general meetings shall be called extraordinary general meetings.

67. The Directors may, whenever they think fit, convene a general meeting of the Company. The Company may, but shall not (unless required by the Companies Act or, for so long as any Shares are traded on the Nasdaq, the rules and regulations of the Nasdaq) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

68. The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

69. General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least ten percent of the paid up voting share capital of the Company deposited at the Office specifying the objects of the meeting by notice given no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

70. If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

71. At least seven clear days’ notice in writing shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

72. The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any Person entitled to receive such notice shall not invalidate the proceedings at that general meeting.

PROCEEDINGS AT GENERAL MEETINGS

73. All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

74. No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy and entitled to vote at that meeting shall form a quorum.

75. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

76. If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone, electronic, web-based or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting. In addition to any measures which the Board may be required to take due to the location or venue of the meeting, the Board may make any arrangement and impose any restriction it considers appropriate and reasonable in the circumstances to ensure the security of a meeting including, without limitation, the searching of any person attending the meeting and the imposing of restrictions on the items of personal property that may be taken into the meeting place. The Board may refuse entry to, or eject from, a meeting a person who refuses to comply with any such arrangements or restrictions.

77. The chairman, if any, of the Board shall preside as chairman at every general meeting of the Company.

78. If there is no such chairman of the Board, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or Person nominated by the Directors shall preside as chairman, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairman of that meeting.

79. The chairman may adjourn a meeting from time to time and from place to place either:

(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting by Ordinary Resolution); or

(b)	without the consent of such meeting if, in his sole opinion, he considers it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)	give all Persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

80. Save where a Special Resolution or other greater majority is required by the Companies Act or these Articles, any question proposed for consideration at any general meeting shall be decided by an Ordinary Resolution.

81. At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands, or on the withdrawal of any other demand for a poll) demanded by the chairman or one or more Shareholders who together hold not less than ten percent (10%) in nominal value of the total issued voting shares in the Company present in person or by proxy entitled to vote, and unless a poll is so demanded and the demand is not withdrawn, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution. Where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled.

82. If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

83. In the case of an equality of votes at a general meeting, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

84. A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

85. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded and the demand for a poll may be withdrawn by the Person or any Persons making it at any time prior to the declaration of the result of the poll.

86. A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

VOTES OF SHAREHOLDERS

87. No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting.

88. Subject to any rights and restrictions for the time being attached to any Share and these Articles, on a show of hands, (i) each Member holding one or more Class A Ordinary Shares issued and outstanding who being a natural person is present in person or by proxy and entitled to vote, or if a corporation or other non-natural person is present by its duly authorised representative or by proxy and entitled to vote, shall have one (1) vote in respect of each Class A Ordinary Share held by such Member, (ii) each Member holding one or more Class B Ordinary Shares issued and outstanding who being a natural person is present in person or by proxy and entitled to vote, or if a corporation or other non-natural person is present by its duly authorised representative or by proxy and entitled to vote, shall have fifteen (15) votes in respect of each Class B Ordinary Share held by such Member and (iii) each Member holding one or more Shares of any other Class issued and outstanding who being a natural person is present in person or by proxy and entitled to vote, or if a corporation or other non-natural person is present by its duly authorised representative or by proxy and entitled to vote, shall have one (1) vote in respect of each Share of such Class held by such Member.

89. Subject to any rights and restrictions for the time being attached to any Share and these Articles, on a poll, (i) each Member holding one or more Class A Ordinary Shares issued and outstanding who being a natural person is present in person or by proxy and entitled to vote, or if a corporation or other non-natural person is present by its duly authorised representative or by proxy and entitled to vote, shall have one (1) vote in respect of each Class A Ordinary Share held by such Member, (ii) each Member holding one or more Class B Ordinary Shares issued and outstanding who being a natural person is present in person or by proxy and entitled to vote, or if a corporation or other non-natural person is present by its duly authorised representative or by proxy and entitled to vote, shall have fifteen (15) votes in respect of each Class B Ordinary Share held by such Member and (iii) each Member holding one or more Shares of any other Class issued and outstanding who being a natural person is present in person or by proxy and entitled to vote, or if a corporation or other non-natural person is present by its duly authorised representative or by proxy and entitled to vote, shall have one (1) vote in respect of each Share of such Class held by such Member.

90. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one Class on all resolutions submitted to a vote by the Members.

91. Notwithstanding anything contained in these Articles, where more than one proxy is appointed by a Member which is a clearing house or a central depository house (or its nominee(s)), each such proxy shall have one vote on a show of hands.

92. In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

93. A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him, whether on a show of hands or on a poll, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

94. No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

95. On a poll votes may be given either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

96. A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

PROXIES

97. The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation or other non-natural person, either under seal or under the hand of its duly authorised representative or attorney duly authorised. A proxy need not be a Shareholder.

98. An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

99. The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the Person named in the instrument proposes to vote. The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

100. The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

101. Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

102. Any corporation or other non-natural person which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation or other non-natural person which he represents as that corporation or other non-natural person could exercise if it were an individual Shareholder or Director.

cLEARING HOUSES

103. If a clearing house or a central depository house (or its nominee(s)), being a corporation, is a Member it may authorise such Person or Persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any meeting of any Class of Members provided that, if more than one Person is so authorised, the authorisation shall specify the number and Class of Shares in respect of which each such Person is so authorised. A Person so authorised pursuant to this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same powers on behalf of the clearing house or central depository house (or its nominee(s)) which he represents as if such Person was the registered holder of such Shares held by the clearing house (or its nominee(s)).

DIRECTORS

104. Subject to Article 105, the Company may by Ordinary Resolution appoint any Person to be a Director or may by Ordinary Resolution remove any Director.

105. The Board shall be divided into three classes: Class I, Class II and Class III. The Board shall determine the initial Directors assigned to each class provided the number of Directors assigned to each class shall be divided evenly, so far as possible. The term of office of Directors assigned to Class I shall expire at the first annual general meeting of Members following the effectiveness of these Articles; the term of office of the Directors assigned to Class II shall expire at the second annual general meeting of Members following the effectiveness of these Articles; and the term of office of the Directors assigned to Class III shall expire at the third annual general meeting of Members following the effectiveness of these Articles. No decrease in the number of Directors constituting the Board shall shorten the term of any incumbent Director.

106. Commencing at the first annual general meeting of Members following the effectiveness of these Articles, and at each third annual general meeting thereafter, Class I Directors elected to succeed those Directors whose terms expire thereat shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. Commencing at the second annual general meeting of Members following the effectiveness of these Articles, and at each third annual general meeting thereafter, Class II Directors elected to succeed those Directors whose terms expire thereat shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. Commencing at the third annual general meeting of Members following the effectiveness of these Articles, and at each third annual general meeting thereafter, Class III Directors elected to succeed those Directors whose terms expire thereat shall be elected for a term of office to expire at the third succeeding annual general meeting after their election.

107. Subject to these Articles, the Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited.

108. The remuneration of the Directors may be determined by the Directors or by the Company by Ordinary Resolution.

109. There shall be no shareholding qualification for Directors.

110. The Directors shall have power at any time and from time to time to appoint any Person to be a Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by Ordinary Resolution. Any Director so appointed shall, if still a Director, retire at the next annual general meeting after his appointment and be eligible to stand for election as a Director at such meeting.

ALTERNATE DIRECTOR

111. Any Director (but not an alternate Director) may in writing appoint another Person to be his alternate and revoke the appointment of an alternate appointed by him. Such appointment or removal shall be by notice to the Office signed by the Director making or revoking the appointment or in any other manner approved by the Directors, and shall be effective on the date the notice is served. Subject to the removal by the appointing Director, the alternate shall continue in office until the date on which the Director who appointed him ceases to be a Director. Save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors and any meetings of committees of Directors of which his appointor is a member. Every such alternate shall be entitled to attend and vote at meetings of the Directors and meetings of committees of Directors of which his appointor is a member as the alternate of the Director appointing him and where he is a Director to have a separate vote in addition to his own vote. Subject to the provisions of these Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

POWERS AND DUTIES OF DIRECTORS

112. Subject to the Companies Act, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

113. The Directors may from time to time appoint any Person, whether or not a Director, to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, chief financial officer, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

114. The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as the Directors may think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

115. The Board may establish and delegate any of their powers to committees consisting of such member or members of their body as they think fit including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors. Subject to any such regulations that may be imposed by the Directors, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying. The Directors may adopt formal written charters for committees.

116. The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such Person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

117. The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

118. The Directors from time to time and at any time may establish any other committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

119. The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

120. Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

121. The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

BORROWING POWERS OF DIRECTORS

122. The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

123. The Seal (if any) shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

124. The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

125. Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

RETIREMENT OF DIRECTORS

126. A retiring Director shall be eligible for re-election and shall continue to act as a Director throughout the meeting at which he retires.

DISQUALIFICATION OF DIRECTORS

127. The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company;

(d)	is removed from office by Ordinary Resolution;

(e)	is removed from office by notice addressed to him at his last known address and signed by all of his co-Directors (not being less than two in number); or

(f)	retires, resigns or is removed from office pursuant to any other provision of these Articles;

provided that in the case of clauses (d) and (e) above, no Director may be removed without Cause.

PROCEEDINGS OF DIRECTORS

128. The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting of the Directors shall be decided by a majority of votes and each Director present in person or represented by his alternate or proxy shall be entitled to one vote. In case of an equality of votes the chairman of the meeting shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held.

129. A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone, electronic, web-based or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman of the meeting is located at the start of the meeting.

130. The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors the quorum shall be two, and if there be one Director the quorum shall be one. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

131. A Director (or his alternate Director in his absence) may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration, provided that the nature of the interest of any Director or alternate Director in any such contract or proposed contract or arrangement shall be disclosed by him at or prior to its consideration and any vote thereon. A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified Person and is to be regarded as interested in any transaction with such Person shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract, proposed contract or arrangement in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

132. A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

133. Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

134. The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of Officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

135. When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

136. A resolution in writing signed by all the Directors or all the members of a committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

137. The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

138. The Directors may elect a chairman of their board and determine the period for which he is to hold office. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

139. Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

140. A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

141. All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

142. A Director or alternate Director who is present at a meeting of the Board or committee of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the Person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such Person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

143. A Director but not an alternate Director may be represented at any meetings of the Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

DIVIDENDS

144. Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Act and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

145. Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends out of the funds of the Company lawfully available therefor, but no dividend shall exceed the amount recommended by the Directors.

146. The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

147. Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Shareholder to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

148. The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

149. Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

150. If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

151. No dividend shall bear interest against the Company.

152. Any dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend or other distribution shall remain as a debt due to the Member. Any dividend or other distribution which remains unclaimed after a period of six years from the date on which such dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

153. The Directors may deduct from any dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

154. The Directors must ensure that proper accounting and other records are kept, and that accounts and associated reports are distributed in accordance with the requirements of the Companies Act. The books of account (including, where applicable, material underlying documentation including contracts and invoices) relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

155. The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

156. The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by the Company by Ordinary Resolution. The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists) or otherwise by the Directors.

157. The accounts relating to the Company’s affairs shall only be audited if required by Applicable Law or if the Directors otherwise so determine, in which case the financial year end and the accounting principles will be determined by the Directors. The Directors may appoint an auditor of the Company who shall hold office on such terms as the Directors determine. Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the auditor.

158. Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next general meeting following their appointment, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

159. The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALISATION OF RESERVES

160. Subject to the Companies Act and any rights and restrictions for the time being attached to any Shares, the Directors may:

(a)	resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)	appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)	the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.

SHARE PREMIUM ACCOUNT

161. The Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

162. There shall be debited to any Share Premium Account (i) on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital and (ii) any other amount paid out of the Share Premium Account as permitted by the Companies Act.

NOTICES

163. Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by post in a prepaid letter or via a recognised courier service, fees prepaid, addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile to any facsimile number such Shareholder may have specified in writing for the purpose of such service of notices. Notice may also be served by electronic communication in accordance with the rules and regulations of the Nasdaq, the Securities and Exchange Commission and/or any other competent regulatory authority. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

164. Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

165. Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five calendar days after the time when the letter containing the same is posted;

(b)	facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)	electronic mail or other electronic communication, shall be deemed to have been served immediately upon the time of the transmission by electronic mail and it shall not be necessary for the receipt of the e-mail or electronic communication to be acknowledged by the recipient.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

166. Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

167. Any notice or other document to be given to a Member may be given by reference to the Register as it stands at any time within the period of twenty-one days before the day that the notice is given or (where and as applicable) within any other period permitted by, or in accordance with the requirements of, (to the extent applicable) the rules and regulations of the Nasdaq, the Securities and Exchange Commission and/or any other competent regulatory authority. No change in the Register after that time shall invalidate the giving of such notice or document or require the Company to give such item to any other person.

168. Notice of every general meeting of the Company shall be given in any manner authorised by these Articles to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INDEMNITY

169. To the maximum extent permitted by Applicable Law, the Directors (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles) and Officers (which for the avoidance of doubt shall not include the Company’s auditors) together with every former Director and former Officer and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own fraud, dishonesty, or willful misconduct and no such Indemnified Person shall be answerable for the acts, receipts, neglects or defaults of any other Indemnified Person or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office unless the same shall happen through the fraud, dishonesty or willful misconduct of such Indemnified Person. Except with respect to proceedings to enforce rights to indemnification pursuant to this Article, the Company shall indemnify any such indemnitee pursuant to this Article in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent provided by, and subject to the requirements of, Applicable Law, so long as the indemnitee agrees with the Company to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article. If commercially reasonable, the Company shall, upon the request of the Board (if any) and at the Company’s expense, procure and maintain a Director & Officer insurance (the “D&O Insurance”) from a financially sound and reputable insurer or insurers providing adequate and customary coverage acceptable to the Board. When the Company has purchased the D&O Insurance in accordance with this sub-section, in case of any event takes place whereby a Indemnified Person is entitled to indemnification by the Company, the amount recovered from the D&O Insurance shall be the first resource available to such Indemnified Person. The amount any Indemnified Person is entitled to receive pursuant to the indemnification set out in this Article is to be reduced by the amount the Indemnified Person is otherwise entitled to receive under any D&O Insurance Policy.

170. To the maximum extent permitted by Applicable Law, the Indemnified Person shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own fraud, dishonesty or willful misconduct respectively.

WINDING UP

171. If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he thinks fit in satisfaction of creditors’ claims.

172. If the Company shall be wound up, the liquidator may, subject to the rights attaching to any Shares and with the sanction of an Ordinary Resolution, divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

CLOSING OF REGISTER OR FIXING RECORD DATE

173. For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend or other distribution, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Nasdaq, the Securities and Exchange Commission and/or any other competent regulatory authority, provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case forty days in any calendar year. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

174. In lieu of, or apart from, closing the Register, the Directors may fix in advance or arrears a date as the record date for any such determination of Shareholders entitled to notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or for the purpose of determining the Shareholders entitled to receive payment of any dividend or other distribution, or in order to make a determination of Shareholders for any other purpose.

175. If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend or other distribution is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

176. The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATION

177. The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Companies Act) upon such terms as the Directors may determine and (to the extent required by the Companies Act) with the approval of a Special Resolution.

DISCLOSURE

178. The Directors, Secretary, assistant Secretary, or other Officer or any authorised service providers (including the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

Exhibit B

Sponsor Support Agreement

[Attached separately to this Form 8-K as Exhibit 10.1]

Exhibit C

Registration Rights Agreement

[Attached separately to this Form 8-K as Exhibit 10.4]

Exhibit D

Target Lock-Up and Support Agreement

[Attached separately to this Form 8-K as Exhibit 10.3]

Exhibit E

Sponsor Lock-Up Agreement

[Attached separately to this Form 8-K as Exhibit 10.2]

Exhibit F

Equipment Contribution and Share Escrow Agreement

[Attached separately to this Form 8-K as Exhibit 10.5]

Exhibit G

ASSIGNMENT, ASSUMPTION AND AMENDED & RESTATED WARRANT AGREEMENT

This ASSIGNMENT, ASSUMPTION AND AMENDED & RESTATED WARRANT AGREEMENT (this “Agreement”) is made as of [*] (the “Effective Date”) between Future Dao Group Holding Limited, a Cayman Islands exempted company (the “Company”), Metal Sky Star Acquisition Corporation, a Cayman Islands exempted company, with executive offices at 132 West 31st Street, First Floor, New York, NY 10001 (the “SPAC”), and Vstock Transfer LLC, a New York limited liability company, with offices at 18 Lafayette Place, Woodmere, New York 11598, as warrant agent (the “Warrant Agent”).

WHEREAS, SPAC and the Warrant Agent are parties to that certain Warrant Agreement, dated as of March 31, 2022 (the “Existing Warrant Agreement”);

WHEREAS, SPAC has consummated a public offering under the Securities Act of 1933, as amended (the “Public Offering”) of 11,500,000 units, each unit (the “Public Units”) comprised of one ordinary share of SPAC, par value $0.001 per share (each, a “SPAC Ordinary Share” and collectively, the “SPAC Ordinary Shares”), one right to receive one-tenth (1/10) of a SPAC Ordinary Share (each, a “Right” and collectively, the “Rights”) and one redeemable warrant to purchase one SPAC Ordinary Share, where each warrant entitles the holder to purchase one SPAC Ordinary Share at a price of $11.50 per share, subject to adjustment as described herein, and, in connection therewith, has issued 11,500,000 warrants (the “Public Warrants”) to the public investors in connection with the Public Offering;

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1, No. 333-260251 (the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Act”) of, among other securities, the Public Units, SPAC Ordinary Shares, Rights and Public Warrants;

WHEREAS, SPAC has entered into a Private Placement Unit Purchase Agreement (the “Purchase Agreement”) on March 31, 2022 with SPAC’s sponsor, M-Star Management Corporation (the “Sponsor”). Pursuant to the Purchase Agreement, SPAC issued to the Sponsor 330,000 units (the “Private Units”), each containing one SPAC Ordinary Share, one Right and one warrant to acquire one SPAC Ordinary Share (the “Private Warrants”), each Private Warrant exercisable to purchase one SPAC Ordinary Share at a price of $11.50 per share, bearing the legend set forth in Exhibit B hereto;

WHEREAS, the SPAC was authorized to issue up to an additional 150,000 units (the “Working Capital Units” and together with the Public Units and the Private Units, the “Units”) at a price of $10.00 per Working Capital Unit, with each Working Capital Unit consisting of one SPAC Ordinary Share, one Right and one warrant to acquire one SPAC Ordinary Share (each, a “Working Capital Warrant”), in satisfaction of certain working capital loans made by the SPAC’s Sponsor, officers, directors, initial shareholders and their affiliates; and

WHEREAS, the SPAC was authorized to issue additional warrants (“Post IPO Warrants” and together with the Public Warrants, Private Warrants, and Working Capital Warrants, the “Warrants”) in connection with, or following the consummation by the Company of, a Business Combination (as defined in the Existing Warrant Agreement), which Post IPO Warrants may be sold and issued to third party investors and the SPAC’s Sponsor, officers, directors, initial shareholders and their affiliates in one or more private placement offerings exempt from registration under the securities Act of 1933, as amended; and

WHEREAS, on [*], the Company, Future Dao League Limited, a Cayman Islands exempted company and a direct, wholly-owned subsidiary of the Company (the “Merger Sub”), and SPAC entered into that certain Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, upon the terms and subject to the conditions of the Merger Agreement, on the Effective Date (i) Merger Sub will merge with and into SPAC (the “First Merger”), with SPAC continuing as the surviving entity after the First Merger and becoming a direct, wholly-owned subsidiary of the Company, and (ii) SPAC will merge with and into the Company (the “Second Merger” and, together with the First Merger, the “Mergers”), with the Company continuing as the surviving entity after the Second Merger;

WHEREAS, upon consummation of the Mergers, as provided in Section 4.5 of the Existing Warrant Agreement, (i) the Public Warrants, Private Warrants, Working Capital Warrants, and Post IPO Warrants will no longer be exercisable for SPAC Ordinary Shares, but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for a number of class A ordinary shares of the Company, par value $[*] per share (the “Ordinary Shares”), equal to the number of SPAC Ordinary Shares for which such warrants were exercisable immediately prior to the Mergers, subject to adjustment as described herein (such warrants as so adjusted and amended, the “Warrants”) and (ii) the Warrants shall be assumed by the Company;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, SPAC desires to assign to the Company, and the Company desires to assume, all of SPAC’s rights, interests and obligations under the Existing Warrant Agreement;

WHEREAS, the consummation of the transactions contemplated by the Merger Agreement (the “Transactions”) will constitute a Business Combination as defined in the Existing Warrant Agreement;

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that SPAC and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption, and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding, and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Assignment and Assumption; Amendment; Appointment of Warrant Agent.

1.1	Assignment and Assumption. SPAC hereby assigns to the Company all of SPAC’s right, title and interest in and to the Existing Warrant Agreement and the Warrants (each as amended hereby) as of the Closing (as defined in the Merger Agreement). The Company hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of SPAC’s liabilities and obligations under the Existing Warrant Agreement and the Warrants (each as amended hereby) arising from and after the Closing (as defined in the Merger Agreement).

1.2	Amendment. SPAC and the Warrant Agent hereby amend and restate the Existing Warrant Agreement and the Public Warrants, Private Warrants, Working Capital Warrants and Post IPO Warrants issued thereunder in accordance with Section 9.8 of the Existing Warrant Agreement, in its entirety in the form of this Agreement as of the Closing (as defined in the Merger Agreement).

1.3	Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.	Warrants.

2.1	Form of Warrant. Each Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board of Directors or Chief Executive Officer and Treasurer, Secretary or Assistant Secretary of the Company and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2	Uncertificated Warrants. Notwithstanding anything herein to the contrary, any Warrant may be issued in uncertificated or book-entry form through the Warrant Agent and/or the facilities of The Depository Trust Company (the “Depositary”) or other book-entry depositary system, in each case as determined by the Board of Directors of the Company or by an authorized committee thereof. Any Warrant so issued shall have the same terms, force and effect as a certificated Warrant that has been duly countersigned by the Warrant Agent in accordance with the terms of this Agreement.

2.3	Effect of Countersignature. Except with respect to uncertificated Warrants as described above, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.4	Registration.

2.4.1	Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.4.2	Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is then registered in the Warrant Register (“registered holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.5	[Reserved]

2.6	Attributes of Private Warrants and Working Capital Warrants. The Private Warrants and Working Capital Warrants will be identical to the Public Warrants.

2.7	Post IPO Warrants. The Post IPO Warrants, when and if issued, shall have the same terms and be in the same form as the Public Warrants except as may be agreed upon by the Company.

3.	Terms and Exercise of Warrants

3.1	Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent (except with respect to uncertificated Warrants), entitle the registered holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of Shares stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the third sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement refers to the price per share at which the Shares may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days; provided, that the Company shall provide at least twenty (20) days’ prior written notice of such reduction to registered holders of the Warrants and, provided further that any such reduction shall be applied consistently to all of the Warrants. “Business Day” means a day other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business.

3.2	Duration of Warrants. A Warrant may be exercised only during the period commencing the later of (i) 12 months from the date of the SPAC’s final Prospectus related to its Public Offering or (ii) after the Closing Date (as defined in the Merger Agreement), and terminating at 5:00 p.m., New York City time on the earlier to occur of (i) the date that is five (5) years after the Closing Date (as defined in the Merger Agreement), or (ii) at 5:00 p.m., New York City time on the Redemption Date as provided in Section 6.2 of this Agreement (“Expiration Date”). The period of time from the date the Warrants will first become exercisable until the expiration of the Warrants shall hereafter be referred to as the “Exercise Period”. Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), as applicable, each outstanding Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company will provide at least twenty (20) days’ prior written notice of any such extension to registered holders and, provided further that any such extension shall be applied consistently to all of the Warrants. Notwithstanding anything to the contrary contained herein, for so long as any Private Warrant is held by LADENBURG THALMANN & CO. INC. and/or their designees, such Private Warrant may not be exercised after five (5) years from the effective date of the Registration Statement.

3.3	Exercise of Warrants.

3.3.1	Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the registered holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the 18 Lafayette Place, City of Woodmere, State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Warrant Price for each Ordinary Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, as follows:

(a) in lawful money of the United States, by good certified check or good bank draft payable to the order of the Warrant Agent or wire transfer;

(b) in the event of a redemption pursuant to Section 6.1 hereof in which the Company’s management has elected to force all holders of Warrants to exercise such Warrants on a “cashless basis” by surrendering the Warrants for that number of Shares equal to the quotient obtained by dividing (x) the product of the number of Shares underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value” (defined below) by (y) the Fair Market Value. Solely for purposes of this Section 3.3.1(b), the “Fair Market Value” shall mean the average reported closing price of the Shares for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of the Warrants pursuant to Section 6 hereof; or

(c) in the event the registration statement required by Section 7.4 hereof is not effective and current within ninety (90) days after the Closing Date (as defined in the Merger Agreement), by surrendering such Warrants for that number of Shares equal to the quotient obtained by dividing (x) the product of the number of Shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “Fair Market Value” by (y) the Fair Market Value; provided, however, that no cashless exercise shall be permitted unless the Fair Market Value is equal to or higher than the exercise price. Solely for purposes of this Section 3.3.1(c), the “Fair Market Value” shall mean the average reported last sale price of the Shares for the ten (10) trading days ending on the trading day prior to the date of exercise.

3.3.2	Issuance of Shares. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if any), the Company shall issue to the registered holder of such Warrant a certificate or certificates, or book entry position, for the number of Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant, or book entry position, for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, in no event will the Company be required to net cash settle the Warrant exercise. No Warrant shall be exercisable for cash and the Company shall not be obligated to issue Shares upon exercise of a Warrant unless the Shares issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the condition in the immediately preceding sentence is not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant for cash and such Warrant may have no value and expire worthless, in which case the purchaser of a Unit containing such Warrants shall have paid the full purchase price for the Unit solely for the Shares underlying such Unit. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise or issuance would be unlawful.

3.3.3	Valid Issuance. All Shares issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

3.3.4	Date of Issuance. Each person in whose name any book entry position or certificate for Shares is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant, or book entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books or book entry system are open.

3.3.5	Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not cause the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (the “Maximum Percentage”) of the Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Shares beneficially owned by such person and its affiliates shall include the number of Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding Shares, the holder may rely on the number of outstanding Shares as reflected in (1) the Company’s most recent annual report on Form 20-F, current report on Form 6-K or other public filing with the SEC as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Warrant Agent setting forth the number of Shares outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of Shares then outstanding. In any case, the number of outstanding Shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding Shares was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4.	Adjustments.

4.1	Stock Dividends; Split Ups. If after the date hereof and subject to the provisions of Section 4.6 below, the number of outstanding Shares is increased by a stock dividend payable in Shares, or by a split up of Shares, or other similar event, then, on the effective date of such stock dividend, split up or similar event, the number of Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding Shares.

4.2	Aggregation of Shares. If after the date hereof, the number of outstanding Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Shares.

4.3	Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Shares or other shares of the Company’s capital stock into which the Warrants are convertible (an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and the fair market value (as determined by the Company’s Board of Directors, in good faith) of any securities or other assets paid in respect of such Extraordinary Dividend divided by all outstanding shares of the Company at such time (whether or not any shareholders waived their right to receive such dividend); provided, however, that none of the following shall be deemed an Extraordinary Dividend for purposes of this provision: (a) any adjustment described in subsection 4.1 above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 per share (taking into account all of the outstanding shares of the Company at such time (whether or not any shareholders waived their right to receive such dividend) and as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Shares issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50, (c) any payment to satisfy the conversion rights of the holders of the Shares in connection with the Transactions or certain amendments to the Company’s Amended and Restated Certificate of Incorporation (as described in the Registration Statement) or (d) any payment in connection with the Company’s liquidation and the distribution of its assets upon its failure to consummate the Transactions. Solely for purposes of illustration, if the Company, at a time while the Warrants are outstanding and unexpired, pays a cash dividend of $0.35 and previously paid an aggregate of $0.40 of cash dividends and cash distributions on the Shares during the 365-day period ending on the date of declaration of such $0.35 dividend, then the Warrant Price will be decreased, effectively immediately after the effective date of such $0.35 dividend, by $0.25 (the absolute value of the difference between $0.75 (the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period, including such $0.35 dividend) and $0.50 (the greater of (x) $0.50 and (y) the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period prior to such $0.35 dividend)). Furthermore, solely for the purposes of illustration, if following the Closing (as defined in the Merger Agreement), there were 100,000,000 shares outstanding and the Company paid a $1.00 dividend to 17,500,000 of such shares (with the remaining 82,500,000 shares waiving their right to receive such dividend), then no adjustment to the Warrant Price would occur as a $17.5 million dividend payment divided by 100,000,000 shares equals $0.175 per share which is less than $0.50 per share.

4.4	Adjustments in Exercise Price. Whenever the number of Shares purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Shares so purchasable immediately thereafter.

4.5	Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Shares (other than a change covered by Section 4.1, 4.2 or 4.3 hereof or that solely affects the par value of the Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event. If any reclassification also results in a change in the Shares covered by Section 4.1, 4.2 or 4.3, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3, 4.4 and this Section 4.5. The provisions of this Section 4.5 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Warrant. Notwithstanding anything to the contrary herein, in the event of any tender offer for shares of Shares, the offeror shall not make any tender offer for Warrants if the effect of such offer would be to require the Warrants to be accounted for as liabilities under applicable accounting principles.

4.6	Issuance in connection with a Business Combination. If, in connection with a Business Combination (as defined in the Existing Warrant Agreement), the Company (a) issues additional Shares or equity-linked securities at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price as determined by the Company’s Board of Directors, in good faith, and in the case of any such issuance to the Company’s initial shareholders, or their affiliates, without taking into account any founders’ shares held by them prior to such issuance), (b) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of such Business Combination (net of redemptions), and (c) the Fair Market Value (as defined below) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Fair Market Value or (ii) the price at which the Company issues the Shares or equity-linked securities, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Fair Market Value and the price at which the Company issues Shares or equity-linked securities. Solely for purposes of this Section 4.6, the “Fair Market Value” shall mean the volume weighted average reported trading price of the Shares for the twenty (20) trading days starting on the trading day prior to the date of the consummation of the Business Combination.

4.7	Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.4, 4.5 or 4.6, then, in any such event, the Company shall give written notice to each Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.8	No Fractional Warrants or Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up to the nearest whole number of Shares to be issued to the Warrant holder.

4.9	Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.10	Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5.	Transfer and Exchange of Warrants.

5.1	Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures, in the case of certificated Warrants, properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2	Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, either in certificated form or in book entry position, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants, or book entry positions, as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3	Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate or book-entry position for a fraction of a Warrant.

5.4	Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5	Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.6	Private Warrants and Working Capital Warrants. The Warrant Agent shall not register any transfer of Private Warrants or Working Capital Warrants until 30 days from and after the Closing Date (as defined in the Merger Agreement), except for transfers (i) among the initial shareholders or to the initial shareholders’ or the Company’s officers, directors, consultants or their affiliates, (ii) to a holder’s shareholders or members upon the holder’s liquidation, in each case if the holder is an entity, (iii) by bona fide gift to a member of the holder’s immediate family or to a trust, the beneficiary of which is the holder or a member of the holder’s immediate family, in each case for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, (vi) to the Company for no value for cancellation in connection with the consummation of the Transactions, (vii) in connection with the consummation of the Transactions by private sales at prices no greater than the price at which the Private Warrants were originally purchased, (viii) in the event of the Company’s liquidation prior to the Transactions or (ix) in the event that, subsequent to the consummation of the Transactions, the Company completes a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Shares for cash, securities or other property, in each case (except for clauses (vi), (viii) or (ix) or with the Company’s prior written consent) on the condition that prior to such registration for transfer, the Warrant Agent shall be presented with written documentation pursuant to which each transferee (each, a “Permitted Transferee”) or the trustee or legal guardian for such transferee agrees to be bound by the transfer restrictions contained in this section and any other applicable agreement the transferor is bound by.

6.	Redemption.

6.1	Redemption. Not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $0.01 per Warrant (“Redemption Price”), provided that the closing price of the Ordinary equals or exceeds $18.00 per share (subject to adjustment in accordance with Section 4 hereof), on each of twenty (20) trading days within any thirty (30) trading day period commencing after the Warrants become exercisable and ending on the third trading day prior to the date on which notice of redemption is given and provided that there is an effective registration statement covering the Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1(b); provided, however, that if and when the Warrants become redeemable by the Company, the Company may not exercise such redemption right if the issuance of Shares upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

6.2	Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Warrants that are subject to redemption, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date to the registered holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

6.3	Exercise After Notice of Redemption. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with Section 3 of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date. In the event the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to Section 3.3.1(b), the notice of redemption will contain the information necessary to calculate the number of Shares to be received upon exercise of the Warrants, including the “Fair Market Value” in such case. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

7.	Other Provisions Relating to Rights of Holders of Warrants.

7.1	No Rights as Shareholder. A Warrant does not entitle the registered holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

7.2	Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3	Reservation of Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Shares that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4	Registration of Shares. The Company agrees that as soon as practicable after the later of (i) the Closing Date (as defined in the Merger Agreement) or (ii) the Effective Date, it shall use its best efforts to file as soon as practicable, but in no event later than 45 business days after the later of (i) the Closing Date (as defined in the Merger Agreement) or (ii) the Effective Date, with the Securities and Exchange Commission a registration statement for the registration, under the Act, of the Shares issuable upon exercise of the Warrants, and it shall use its best efforts to take such action as is necessary to register or qualify for sale, in those states in which the Warrants were initially offered by the Company and in those states where holders of Warrants then reside, the Shares issuable upon exercise of the Warrants, to the extent an exemption is not available. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the 90th day following the later of (i) the Closing Date (as defined in the Merger Agreement) or (ii) the Effective Date, holders of the Warrants shall have the right, during the period beginning on the 91st day after the later of (i) the Closing Date (as defined in the Merger Agreement) or (ii) the Effective Date and ending upon such registration statement being declared effective by the Securities and Exchange Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the Shares issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis” as determined in accordance with Section 3.3.1(c). The Company shall provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a cashless basis in accordance with this Section 7.4 is not required to be registered under the Act and (ii) the Shares issued upon such exercise will be freely tradable under U.S. federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Act) of the Company and, accordingly, will not be required to bear a restrictive legend. For the avoidance of any doubt, unless and until all of the Warrants have been exercised on a cashless basis, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this Section 7.4. The provisions of this Section 7.4 may not be modified, amended, or deleted without the prior written consent of Ladenburg Thalmann & Co. Inc. (the “Representatives”).

8.	Concerning the Warrant Agent and Other Matters.

8.1	Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Shares upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such Shares.

8.2	Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1	Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the 18 Lafayette Place, City of Woodmere, State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2	Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Shares not later than the effective date of any such appointment.

8.2.3	Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3	Fees and Expenses of Warrant Agent.

8.3.1	Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2	Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4	Liability of Warrant Agent.

8.4.1	Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer or Chairman of the Board of Directors of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2	Indemnity. The Warrant Agent shall be liable hereunder only for its own fraud, gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s fraud, gross negligence, willful misconduct, or bad faith.

8.4.3	Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Shares to be issued pursuant to this Agreement, the Amended and Restated Memorandum and Articles of Association of the Company, or any Warrant or as to whether any Shares will, when issued, be valid and fully paid and non-assessable.

8.5	Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Shares through the exercise of Warrants.

9.	Miscellaneous Provisions.

9.1	Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2	Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given (i) if by email when the email is sent, (ii) if by hand or overnight delivery, when so delivered, or (iii) if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Future Dao Group Holding Limited

Attention: Li Wenjin, CEO

Address: 2 Venture Drive#11-31, Vision Exchange, 608526 Singapore

Email: fht001@fhtfuture.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given (i) if by email, when the email is sent, (ii) if by hand or overnight delivery, when so delivered, or (iii) if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Vstock Transfer LLC

18 Lafayette Place

Woodmere, New York 11598

Attention: Compliance Department

with a copy in each case to:

King & Wood Mallesons

Attention: Wang Yu

Address: 13/F Gloucester Tower, The Landmark, 15 Queen’s Road Central Central, Hong Kong

Email: Yu.Wang@hk.kwm.com; KWM-FHT.pt@cn.kwm.com

9.3	Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York. The Company hereby waives any objection that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. Notwithstanding the foregoing, this exclusive forum provision shall not apply to suits brought to enforce a duty or liability created by the Securities and Exchange Act of 1934 (the “Exchange Act”), any other claim for which the federal courts have exclusive jurisdiction or any complaint asserting a cause of action arising under the Securities Act against us or any of our directors, officers, other employees or agents. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

9.4	Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Warrants and, for the purposes of Sections 7.4, 9.4 and 9.8 hereof, the Representatives, any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. The Representatives shall be deemed to be a third-party beneficiary of this Agreement with respect to Sections 7.4, 9.4 and 9.8 hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto (and the Representatives with respect to the Sections 7.4, 9.4 and 9.8 hereof) and their successors and assigns and of the registered holders of the Warrants.

9.5	Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the 18 Lafayette Place, City of Woodmere, State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

9.6	Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7	Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8	Amendments. This Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent or vote of the registered holders of (i) a majority of the then outstanding Public Warrants if such modification or amendment is being undertaken prior to, or in connection with, the Closing Date (as defined in the Merger Agreement) or (ii) a majority of the then outstanding Warrants if such modification or amendment is being undertaken after Closing Date (as defined in the Merger Agreement). Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the registered holders. The provisions of this Section 9.8 may not be modified, amended or deleted without the prior written consent of the Representatives.

9.9	Trust Account Waiver. The Warrant Agent acknowledges and agrees that it shall not make any claims or proceed against the trust account established by SPAC in connection with the Public Offering (as more fully described in the Registration Statement) (the “Trust Account”), including by way of set-off, and shall not be entitled to any funds in the Trust Account under any circumstance. In the event that the Warrant Agent has a claim against the Company under this Agreement, the Warrant Agent will pursue such claim solely against the Company and not against the property held in the Trust Account.

9.10	Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

Future Dao Group Holding Limited

By:
Name:
Title:

Signature Page to Assignment, Assumption and Amended & Restated Warrant Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

Metal Sky Star Acquisition Corporation

By:
Name:	Olivia He
Title:	CFO

Signature Page to Assignment, Assumption and Amended & Restated Warrant Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

Vstock Transfer LLC

By:
Name:
Title:

Signature Page to Assignment, Assumption and Amended & Restated Warrant Agreement

EXHIBIT A

WARRANT CERTIFICATE

EXHIBIT A-1

EXHIBIT B

LEGEND FOR PRIVATE WARRANTS

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE LETTER AGREEMENT BY AND AMONG FUTURE DAO GROUP HOLDING LIMITED (THE “COMPANY”), LADENBURG THALMANN & CO. INC. AND THE OTHER PARTIES THERETO, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE CLOSING DATE (AS DEFINED IN THE MERGER AGREEMENT) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 5.6 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.

SECURITIES EVIDENCED BY THIS CERTIFICATE AND SHARES OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

EXHIBIT B-1

Exhibit H

Illustrative Example of Share Split

This Illustrative Example of Share Split is made pursuant to the Agreement and Plan of Merger, dated as of April 12, 2023 (the “Merger Agreement”), between Future Dao Group Holding Limited (the “Company”), Future Dao League Limited (the “Merger Sub”) and Metal Sky Star Acquisition Corporation (the “SPAC”). All capitalized terms used but not defined herein shall have the meanings as defined in the Merger Agreement, unless otherwise provided.

An illustrative calculation of the Share Split is listed as follows.

Equity Value	$350,000,000
Aggregate Fully Diluted Company Shares	10,000 ordinary shares
Split Factor	350,000,000/(10,000*10)=3,500
Authorised Share Capital of the Company

Immediately prior to the Share Split, the authorised share capital of the Company is US$50,000 divided into 499,994,900 Class A Ordinary Shares of a par value of US$0.0001 each and 5,100 Class B Ordinary Shares of a par value of US$0.0001 each.

Immediately after the Share Split, the authorised share capital of the Company is US$175,000,000 divided into 1,749,982,150,000 Class A Ordinary Shares of a par value of US$0.0001 each and 17,850,000 Class B Ordinary Shares of a par value of US$0.0001 each.

Capitalization of the Company	Capitalization table of the Company immediately prior to the Share Split and immediately after the Share Split are listed as follows:

	Name of the Company’s Shareholders	Immediately Prior to the Share Split			Immediately After the Share Split
		Number of Shares	Type of Shares	Shareholding Percentage of the Company	Number of Shares	Type of Shares	Shareholding Percentage of the Company
	X CAPITAL INVESTMENT PTE. LTD.	5,100	Class B Ordinary Share	51.00%	17,850,000	Class B Ordinary Share	51.00%
	ANTS INVESTMENT MANAGEMENT PTE. LTD.	2,700	Class A Ordinary Share	27.00%	9,450,000	Class A Ordinary Share	27.00%
	HUGO MARK PTE. LTD.	600	Class A Ordinary Share	6.00%	2,100,000	Class A Ordinary Share	6.00%
	ALPHA ELITE WORLDWIDE LIMITED	450	Class A Ordinary Share	4.50%	1,575,000	Class A Ordinary Share	4.50%
	FORTUNE LIGHT ENTERPRISES LIMITED	450	Class A Ordinary Share	4.50%	1,575,000	Class A Ordinary Share	4.50%
	Deeply Investment Limited	400	Class A Ordinary Share	4.00%	1,400,000	Class A Ordinary Share	4.00%
	Quantum Worldwide Investment Management Ltd.	300	Class A Ordinary Share	3.00%	1,050,000	Class A Ordinary Share	3.00%
	Total	10,000	/	100.00%	35,000,000		100.00%

EXHIBIT I-1

FORM OF FIRST PLAN OF MERGER

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [*] between Metal Sky Star Acquisition Corporation, a Cayman Islands exempted company with registered number 375777 (the “Surviving Company”), Future Dao League Limited, a Cayman Islands exempted company with registered number 393939 (the “Merging Company”) and Future Dao Group Holding Limited, a Cayman Islands exempted company with registered number 393897 (“PubCo”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

Whereas the sole director of the Merging Company and the directors of the Surviving Company deem it desirable and in the best commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Whereas the Merger shall be upon the terms and subject to the conditions of (i) the Merger Agreement (as defined below), (ii) this Plan of Merger and (iii) the Companies Act.

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement and Plan of Merger dated April 12, 2023 and made between PubCo, the Surviving Company and the Merging Company (the “Merger Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Companies Act) to this Plan of Merger are the Surviving Company and the Merging Company (together, the “Constituent Companies”).

2	The surviving company (as defined in the Companies Act) is the Surviving Company, which shall continue to be named Metal Sky Star Acquisition Corporation after the Merger.

3	The registered office of the Surviving Company is Jacob Corporate Ltd., 215-245 N. Church Street, 2nd Floor, White Hall House, Suite #647, 10 Market Street, Camana Bay, George Town, Grand Cayman, KY1-9006, Cayman Islands and the registered office of the Merging Company is Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands.

4	Immediately prior to the Effective Date (as defined below), the authorised share capital of the Surviving Company will be US$50,000.00 divided into 50,000,000 ordinary shares of a par value of US$0.001 each, and the Surviving Company will have 8,819,676 ordinary shares in issue. Immediately following the Merger, the authorised share capital of the Surviving Company shall be changed to US$50,000.00 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each.

5	Immediately prior to the Effective Date (as defined below), the authorised share capital of the Merging Company will be US$50,000.00 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each and the Merging Company will have 100 ordinary shares in issue.

6	The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar of Companies (the “Registrar”) in accordance with section 233(13) of the Companies Act (the “Effective Date”).

7	The terms and conditions of the Merger, including the manner and basis of converting shares in each Constituent Company into shares in the Surviving Company or into other property as provided in the Companies Act, are set out in the Merger Agreement.

8	PubCo undertakes and agrees (it being acknowledged that PubCo will be the sole shareholder of the Surviving Company after the Merger) in consideration of the Merger to issue the Merger Consideration in accordance with the terms of the Merger Agreement.

9	Immediately following the Merger, the rights and restrictions attaching to the shares in the Surviving Company shall be as set out in the Amended and Restated Memorandum and Articles of Association (as defined below).

10	On the Effective Date, the memorandum and articles of association of the Surviving Company shall be amended and restated by the deletion of the then-current memorandum and articles of association of the Surviving Company in their entirety and the substitution in their place of the Third Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto (the “Amended and Restated Memorandum and Articles of Association”).

11	There are no amounts or benefits which are or shall be paid or payable to any director of either Constituent Company or the Surviving Company, in that capacity, consequent upon the Merger.

12	The Merging Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13	The Surviving Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

14	Immediately prior to the Merger, the names and addresses of each director of the Surviving Company are:

14.1	Man Chak Leung, 132 West 31st Street, 9th Floor, New York, NY 10001;
14.2	Konstantin A. Sokolov, 132 West 31st Street, 9th Floor, New York, NY 10001;
14.3	Zhuo Wang, 132 West 31st Street, 9th Floor, New York, NY 10001;
14.4	Zining Jiang, 132 West 31st Street, 9th Floor, New York, NY 10001;
14.5	Xinghua Fan, 132 West 31st Street, 9th Floor, New York, NY 10001;

15	On the Effective Date, the name and address of the sole director of the Surviving Company will be:

15.1	Li Wenjin, 2 VENTURE DRIVE, #11-31, VISION EXCHANGE, SINGAPORE (608526).

16	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Companies Act.

17	This Plan of Merger has been authorised by special resolution of the sole shareholder of the Merging Company pursuant to section 233(6) of the Companies Act.

18	This Plan of Merger has been authorised by the shareholders of the Surviving Company pursuant to section 233(6) of the Companies Act by way of special resolution passed at an extraordinary general meeting of the Surviving Company.

19	At any time prior to the Effective Date, this Plan of Merger may be:

19.1	terminated by the board of directors of either the Surviving Company or the Merging Company in accordance with the terms of the Merger Agreement;

19.2	amended by the boards of directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger by the Registrar; and

(b)	effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

20	If this Plan of Merger is amended or terminated in accordance with clause 19 after it has been filed with the Registrar but before it has become effective, the Constituent Companies shall file or cause to be filed notice of the amendment or termination (as applicable) with the Registrar in accordance with sections 235(2) and 235(4) of the Companies Act and shall distribute copies of such notice in accordance with section 235(3) of the Companies Act.

21	All notices and other communications in connection with this Plan of Merger must be in writing and shall be given in accordance with Section 11.02 of the Merger Agreement.

22	This Plan of Merger may be executed in counterparts (but shall not be effective until each party has executed at least one counterpart), all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart. Delivery of an executed counterpart of this Plan of Merger by e-mail (PDF) or facsimile shall be effective as delivery of a manually executed counterpart of this Plan of Merger.

23	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Signature page follows]

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)
Duly authorised for	)
and on behalf of	)	CFO
Metal Sky Star Acquisition Corporation	)

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Future Dao League Limited	)

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Future Dao Group Holding Limited	)

Annexure 1

Agreement and Plan of Merger

Annexure 2

Third Amended and Restated Memorandum and Articles of Association of the Surviving Company

EXHIBIT I-2

FORM OF SECOND PLAN OF MERGER

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [*] between Future Dao Group Holding Limited, a Cayman Islands exempted company with registered number 393897 (the “Surviving Company”) and Metal Sky Star Acquisition Corporation, a Cayman Islands exempted company with registered number 375777 (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

Whereas the sole director of the Merging Company and the sole director of the Surviving Company deem it desirable and in the best commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Whereas the Merger shall be upon the terms and subject to the conditions of (i) the Merger Agreement (as defined below), (ii) this Plan of Merger and (iii) the Companies Act.

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement and Plan of Merger dated April 12, 2023 and made between, amongst others, the Surviving Company and the Merging Company (the “Merger Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Companies Act) to this Plan of Merger are the Surviving Company and the Merging Company (together, the “Constituent Companies”).

2	The surviving company (as defined in the Companies Act) is the Surviving Company, which shall continue to be named Future Dao Group Holding Limited after the Merger.

3	The registered office of the Surviving Company is Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands and the registered office of the Merging Company is Jacob Corporate Ltd., 215-245 N. Church Street, 2nd Floor, White Hall House, Suite #647, 10 Market Street, Camana Bay, George Town, Grand Cayman, KY1-9006, Cayman Islands.

4	Immediately prior to the Effective Date (as defined below), the authorised share capital of the Surviving Company will be US$50,000.00 divided into such number of shares determined multiplying the number of authorised Pre-Split Shares by the Split Factor as provided in the Merger Agreement with a nominal or par value equal to US$50,000.00 divided by such number equal to (A) the number of authorised Pre-Split Shares multiplied by (B) the Split Factor as provided in the Merger Agreement; (i) with all of such shares being classified as ordinary shares and (ii) the balance of such shares being classified as such class or classes (however designated) as the board of directors of the Company may determine in accordance with Articles 6 of the second amended and restated memorandum of association of the Surviving Company, and the authorised share capital of the Surviving Company shall be US$175,000,000.00 divided into 1,750,000,000,000 ordinary shares..

5	Immediately prior to the Effective Date (as defined below), the authorised share capital of the Merging Company will be US$50,000.00 divided into 50,000,000.00 ordinary shares of a par value of US$0.0001 each, and the Surviving Company will have 100 ordinary shares in issue.

6	The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar of Companies (the “Registrar”) in accordance with section 233(13) of the Companies Act (the “Effective Date”).

7	The terms and conditions of the Merger, including the manner and basis of converting shares in each Constituent Company into shares in the Surviving Company or into other property as provided in the Companies Act, are set out in the Merger Agreement.

8	Following the Merger, the rights and restrictions attaching to the shares in the Surviving Company shall be as set out in the Second Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto (the “Second Amended and Restated Memorandum and Articles of Association”).

9	The Second Amended and Restated Memorandum and Articles of Association of the Surviving Company immediately prior to the Merger shall be its memorandum and articles of association after the Merger.

10	There are no amounts or benefits which are or shall be paid or payable to any director of either Constituent Company or the Surviving Company consequent upon the Merger.

11	The Merging Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12	The Surviving Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13	Immediately prior to the Merger, the names and addresses of the sole director of the Surviving Company is:

13.1	Li Wenjin of Future Dao Group Holding Limited, 2 VENTURE DRIVE, #11-31, VISION EXCHANGE, SINGAPORE(608526);

14	On the Effective Date, the names and addresses of each director of the Surviving Company will be:

14.1	Li Wenjin, 2 VENTURE DRIVE, #11-31, VISION EXCHANGE, SINGAPORE(608526);
14.2	Tan Nai Chai, Kulai branch 31-1& 31-2, Jalan Raya Kulai Besar, 81000 Kulai, Johor, Malaysia;
14.3	Che Kian Yeap, 38 Jalan Andang 3, Tmn Sri Amar, 81100 JB. Malaysia;
14.4	Yeang Seow Yuen, 70B Telok Blangah Heights Unit 13-531, Singapore 102070; and
14.5	Xinghua Fan, 132 West 31st Street, 9th Floor, New York, NY 10001.

15	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Companies Act.

16	This Plan of Merger has been authorised (a) by special resolution of the sole shareholder of the Merging Company pursuant to section 233(6) of the Companies Act and (b) by the shareholders of the Surviving Company pursuant to section 233(6) of the Companies Act by way of a unanimous written special resolution.

17	At any time prior to the Effective Date, this Plan of Merger may be:

17.1	terminated by the board of directors of either the Surviving Company or the Merging Company in accordance with the terms of the Merger Agreement;

17.2	amended by the boards of directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger by the Registrar; and

(b)	effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

18	If this Plan of Merger is amended or terminated in accordance with clause 19 after it has been filed with the Registrar but before it has become effective, the Constituent Companies shall file or cause to be filed notice of the amendment or termination (as applicable) with the Registrar in accordance with sections 235(2) and 235(4) of the Companies Act and shall distribute copies of such notice in accordance with section 235(3) of the Companies Act.

19	All notices and other communications in connection with this Plan of Merger must be in writing and shall be given in accordance with Section 11.02 of the Merger Agreement.

20	This Plan of Merger may be executed in counterparts (but shall not be effective until each party has executed at least one counterpart), all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart. Delivery of an executed counterpart of this Plan of Merger by e-mail (PDF) or facsimile shall be effective as delivery of a manually executed counterpart of this Plan of Merger.

21	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Signature page follows]

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Future Dao Group Holding Limited	)

SIGNED by	)
Duly authorised for	)
and on behalf of	)	CFO
Metal Sky Star Acquisition Corporation	)

Annexure 1

Agreement and Plan of Merger

Annexure 2

Second Amended and Restated Memorandum and Articles of Association of the Surviving Company

Exhibit J

Memorandum and Articles of Association of Merger Sub

See attached.

Exhibit j

THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

FUTURE DAO LEAGUE LIMITED

An Exempted Company Limited By Shares

MEMORANDUM OF ASSOCIATION

Auth Code: D28582054222
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THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

MEMORANDUM OF ASSOCIATION

OF

FUTURE DAO LEAGUE LIMITED

An Exempted Company Limited By Shares

1	NAME

The name of the Company is Future Dao League Limited.

2	STATUS

The Company is a company limited by shares.

3	REGISTERED OFFICE

The registered office of the Company is at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands or at such other place as the Directors may from time to time decide.

4	OBJECTS AND CAPACITY

Subject to paragraph 9 of this Memorandum, the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act or any other law of the Cayman Islands. The Company is a body corporate capable of exercising all the functions of a natural person of full capacity, irrespective of any question of corporate benefit.

5	SHARE CAPITAL

The share capital of the Company is USD 50,000.00 divided into 500,000,000 Ordinary shares of par value USD 0.0001 each.

6	LIABILITY OF MEMBERS

The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

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7	CONTINUATION

The Company may exercise the powers contained in the Companies Act to transfer and be registered by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be de-registered in the Cayman Islands.

8	DEFINITIONS

Capitalised terms used and not defined in this Memorandum of Association shall bear the same meaning as those given in the Articles of Association of the Company.

9	EXEMPTED COMPANY

The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

10	FINANCIAL YEAR

The financial year end of the Company is 31 December or such other date as the Directors may from time to time decide and annex to this Memorandum.

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The undersigned subscribes its name to this Memorandum of Association to form an incorporated company with limited liability to carry out the lawful purposes set out in this Memorandum of Association and agrees to take the number of Shares set out below.

Dated: 14 September 2022

SUBSCRIBER	NUMBER OF SHARES TAKEN

Harneys Fiduciary (Cayman) Limited	1 Share
P.O. Box 10240
Grand Cayman KY1-1002
Cayman Islands

/s/ Bonnie Sin
Bonnie Sin
Acting as duly authorised signatory
For and on behalf of
Harneys Fiduciary (Cayman) Limited

/s/ Katy Chow
Katy Chow
Witness to the above signature

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THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

FUTURE DAO LEAGUE LIMITED

An Exempted Company Limited By Shares

ARTICLES OF ASSOCIATION

Auth Code: A52763529527
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THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

ARTICLES OF ASSOCIATION

OF

FUTURE DAO LEAGUE LIMITED

An Exempted Company Limited By Shares

1	DEFINITIONS AND INTERPRETATION

1.1	The Regulations contained in Table A in the First Schedule to the Companies Act do not apply to the Company. In these Articles of Association, if not inconsistent with the context, the following words and expressions shall have the following meanings:

Articles means these Articles of Association;

Companies Act means the Companies Act (Revised), as amended or re-enacted from time to time;

Company means the above named company;

Director means a director of the Company appointed in accordance with these Articles;

Distribution means a distribution, dividend (including an interim dividend) or other payment or transfer of property of the Company on or in respect of a Share (save in respect of its redemption or repurchase);

Electronic Transactions Act means the Electronic Transactions Act of the Cayman Islands;

Member has the same meaning as in the Companies Act;

Memorandum means the Memorandum of Association of the Company;

Officer means any person appointed by the Directors to hold an office in the Company;

Ordinary Resolution means a resolution:

(a)	passed by a majority of such Members as, being entitled to do so, vote in person or by proxy at a general meeting of the Company; or

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(b)	approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members.

Register of Directors and Officers means the register of Directors and Officers maintained by the Company in accordance with these Articles;

Register of Members means the register of Members referred to in these Articles;

Registrar means the Registrar of Companies and includes the Deputy Registrar of Companies;

Registered Office means the registered office for the time being of the Company;

Seal means any seal which has been duly adopted as the common seal of the Company and includes every duplicate seal;

Secretary means the person appointed to perform any or all of the duties of secretary of the Company, including any assistant secretary;

Share means a share in the capital of the Company, including a fraction of a share issued or authorised to be issued by the Company;

Special Resolution means a special resolution passed in accordance with Section 60 of the Companies Act, being a resolution:

(a)	passed by a majority of not less than two-thirds of such Members as, being entitled to do so, vote in person or by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a Special Resolution has been duly given; or

(b)	approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members;

Subscriber means the subscriber to the Memorandum;

Treasury Share means a Share that has been repurchased, redeemed, surrendered to or otherwise acquired by the Company and not cancelled; and

Written includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange and electronic mail in accordance with the Electronic Transactions Act and in writing shall be construed accordingly.

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1.2	In the Memorandum and these Articles, unless the context otherwise requires a reference to:

(a)	words importing the masculine gender include the feminine gender;

(b)	any Cayman Islands law or regulation, is a reference to such law or regulation as amended or re-enacted from time to time;

(c)	the singular includes the plural and vice versa;

(d)	a person includes all legal persons and natural persons; and

(e)	legal persons include all forms of corporate entity and any other person having capacity to act in its own name created by or in accordance with the laws or regulations of any jurisdiction.

1.3	Headings are for ease of reference only and shall be disregarded in interpreting the Memorandum and the Articles.

2	COMMENCEMENT OF BUSINESS

2.1	Commencement. The business of the Company may be commenced at such time as determined by the Directors.

2.2	Commencement Costs and Expenses. The Directors may pay, out of capital or other money of the Company, all costs and expenses incurred in the establishment and registration of the Company.

3	REGISTERED SHARES

3.1	Registered Shares. The Company shall issue registered Shares only.

3.2	No Bearer Shares. The Company is not authorised to issue bearer Shares, convert registered Shares to bearer Shares or exchange registered Shares for bearer Shares.

4	SHARE CERTIFICATES

4.1	Share Certificates. Unless and until the Directors resolve to issue share certificates, no share certificate shall be issued, and the records of the shareholdings of each Member shall be in uncertified book entry form. If the Directors do resolve to issue share certificates in respect of any one or more classes of Shares, then every Member holding such Shares shall be entitled, upon written request only, to a certificate signed by a Director or Secretary, or any other person authorised by a resolution of the Directors, or under the Seal specifying the number of Shares held by him and the signature of the Director, Secretary or authorised person and the Seal may be facsimiles or affixed by electronic means pursuant to the Electronic Transactions Act.

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4.2	Indemnity and Replacement. Any Member receiving a certificate shall indemnify and hold the Company and its Directors and Officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a certificate for Shares is worn out or lost it may be renewed or, in connection with any proposed share transfer, a new certificate may be issued, on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by the Directors.

4.3	Joint Holders. If several Members are registered as joint holders of any Shares, any one of such Members may give an effectual receipt for any share certificate.

5	ISSUE OF SHARES

5.1	Issue. Subject to the provisions, if any, of the Memorandum and directions given by any Ordinary Resolution and the rights attaching to any class of existing Shares, the Directors may issue, allot, grant options over or otherwise dispose of Shares (including any fractions of Shares) and other securities of the Company at such times, to such persons, for such consideration and on such terms as the Directors may determine.

5.2	Subscriber Share. Notwithstanding the preceding Article, the Subscriber shall have the power to:

(a)	issue one Share to itself;

(b)	transfer that Share by an instrument of transfer to any person; and

(c)	update the Register of Members in respect of the issue and transfer of that Share.

5.3	Preferred Shares. Shares and other securities of the Company may be issued by the Directors with such preferred, deferred or other special rights, restrictions or privileges whether in regard to voting, Distributions, a return of capital, or otherwise and in such classes and series, if any, as the Directors may determine.

5.4	Ordinary Shares. Where the Directors issue a Share having no preferred, deferred, redemption or other special rights, it shall be issued as an ordinary Share and entitle the holder, subject to any other Share having any preferred, deferred, redemption or other special rights, to:

(a)	receive notice of, attend and vote at any general meeting of the Company and on any Ordinary Resolution or Special Resolution;

(b)	an equal share in any dividend or other Distribution paid by the Company; and

(c)	an equal share in the distribution of the surplus assets of the Company.

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5.5	Consideration for Share Issue. A Share may be issued for consideration in any form, including money, a promissory note or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services.

5.6	Register of Members. The Register of Members kept by the Company shall contain:

(a)	the names and addresses of each Member;

(b)	a statement of the Shares held by each Member;

(c)	the distinguishing numbers of the Shares of each Member (if any);

(d)	the amount paid, or agreed to be considered as paid, on the Shares of each Member;

(e)	the date on which the name of each person was entered on the register as a Member; and

(f)	the date on which any person ceased to be a Member.

5.7	Commission. The Company is authorised to pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) for any Shares or procuring or agreeing to procure subscriptions (whether absolute or conditional) for any Shares.

6	VARIATION OF RIGHTS

6.1	Class Variation. If, at any time, the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may be varied with the consent in writing of the holders of two-thirds of the issued Shares of that class or with the sanction of a Special Resolution passed at a separate general meeting of the holders of the Shares of the class. To every such separate general meeting the provisions of these Articles relating to general meetings shall, mutatis mutandis, apply, but so that the necessary quorum shall be one or more persons holding or representing by proxy one-third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

6.2	No Variation on Further Issue. The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

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7	REDEMPTION, PURCHASE AND SURRENDER OF SHARES AND TREASURY SHARES

7.1	Redemption, Purchase and Surrender. Subject to the provisions of the Companies Act and to the rights attaching to any class of Share, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Member on such terms and in such manner as the Directors may, before the issue of such Shares, determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors determine;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Companies Act including out of capital; and

(d)	permit the surrender of fully paid Shares for no consideration.

7.2	Effect of Redemption, Purchase and Surrender. Shares that the Company redeems, purchases, accepts by way of surrender or otherwise acquires pursuant to Article 7.1 may:

(a)	be cancelled; or

(b)	be held as Treasury Shares on such terms and in such manner as the Directors determine prior to such acquisition.

7.3	Treasury Shares. All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Company while it holds the Share as a Treasury Share, other than as set out in this Article. The Company may:

(a)	cancel the Treasury Shares on such terms and in such a manner as the Directors may determine; and

(b)	transfer the Treasury Shares in accordance with Article 12.

7.4	No Participation. Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

7.5	No other Redemption. The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

7.6	Redemption in Kind. The Directors may, when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payments either in cash or in kind.

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8	LIEN

8.1	All Monies Payable. The Company shall have a first and paramount lien on every Share, whether or not it is a fully paid Share, for all moneys, whether presently payable or not, called or payable at a fixed time in respect of that Share and for all debts, liabilities or other obligations owed, whether presently or not, by the Member or by one or more joint Members or by any of their estates to the Company (together, the Lien Amounts) but the Directors may, at any time, declare any Share to be wholly or in part exempt from this Article. The Company’s lien, if any, on a Share shall extend to all Distributions payable thereon. Any registration of the transfer of a Share shall operate to extinguish the Company’s lien on that Share.

8.2	Sale. The Company may sell, in such manner as the Directors think fit, any Shares in which the Company has a lien, but no sale shall be made unless some amount in respect of which the lien exists is presently payable and the period of fourteen days has elapsed after the Company has given a notice in writing, stating and demanding payment of such part of the presently payable amount, to the relevant Member.

8.3	Registration of Purchase. The Directors may authorise any person to transfer the Shares sold in accordance with this Article to the purchaser of such Shares. The purchaser shall be registered as the holder of the Shares so transferred and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale of the Shares in accordance with this Article.

8.4	Application of Proceeds. The proceeds of the sale, net of any costs incurred by the Company in relation to the sale, shall be applied by the Company in payment of such part of the amount in respect of which the lien exists as is presently payable. The Company shall retain and have a lien over such part of the remainder of the proceeds as is equal to the Lien Amounts which exist but are not presently payable by the Member and may apply such proceeds against the Lien Amounts as and when they become payable and the residue shall be paid to the person entitled to the Shares at the date of the sale.

9	CALLS ON SHARES

9.1	Calls. The Directors may, from time to time, make calls upon the Members in respect of some or all of any moneys unpaid on their Shares, whether in respect of their par value or the premium payable on those Shares; each Member shall (subject to receiving at least 14 days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on his Shares. A call may be required to be paid in instalments. The Directors may revoke or postpone a call at any time.

9.2	Joint Holders. The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof and the holder or joint holders of a Share at the time of a call shall remain liable to pay the call on that Share, notwithstanding any subsequent transfer of the Share being registered by the Company.

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9.3	Interest on Calls. If a sum called in respect of a Share is not paid before or on the day appointed for payment of that call, the Member from whom such amount is due shall pay interest upon the sum at such rate as the Directors may determine from the day appointed for payment of the call to the time of the actual payment. The Directors shall have the discretion to waive payment of any such interest in full or in part.

9.4	Fixed Payment Dates. The provisions contained in these Articles in respect of calls shall apply to payments, whether on account of the amount of the Share, or by way of premium, to be made on the allotment of a Share or any date fixed on the issue of the Share as if the same had become payable by virtue of a call duly made and notified.

10	FORFEITURE

10.1	Failure to pay Call. If a Member fails to pay any call or instalment of a call in respect of Shares on the day appointed for payment, the Directors may serve a notice on such Member naming a further date not earlier than the expiration of 14 days from the date of service on or before which the payment required by the notice is to be made and containing a statement that in the event of non-payment the Shares, or any of them, will be liable to be forfeited.

10.2	Forfeiture. If the requirements of the notice referenced in this Article are not complied with the Company may forfeit the Shares together with any Distributions declared payable in respect of the forfeited Shares and not paid at any time before tender of payment.

10.3	No Refund. The Company is under no obligation to refund any moneys to the Member whose Shares have been forfeited.

10.4	Sale of Forfeited Share. A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit. The proceeds of any sale or disposition of the forfeited Share may be received and used by the Company as the Directors determine.

10.5	Outstanding Liability. A person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares together with interest.

10.6	Certificate of Forfeiture. A certificate in writing under the hand of a Director or Officer stating that a Share has been duly forfeited on the date stated in the certificate shall be conclusive evidence of the facts stated in the certificate as against all persons claiming to be entitled to the Share. The Directors may authorize any person to transfer the Shares sold in accordance with this Article to the purchaser of such Shares. The purchaser shall be registered as the holder of the Shares so transferred and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale of the Shares in accordance with this Article.

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10.7	Fixed Payment Dates. The provisions of this Article applying to forfeiture for failure to pay any call or instalment of a call shall apply to the failure to make payments, whether on account of the amount of the Share, or by way of premium, to be made on the allotment of a Share or any date fixed on the issue of the Share as if the same had become payable by virtue of a call duly made and notified.

11	TRANSMISSION OF SHARES

11.1	Legal Personal Representative. The legal personal representative of a deceased sole holder of a Share shall be the only person recognised by the Company as having any title to the Share. In the case of a Share registered in the names of two or more holders, the survivors, survivor or the legal personal representatives of the deceased survivor, shall be the only person(s) recognised by the Company as having any title to the Share.

11.2	Transmission. Any person becoming entitled to a Share in consequence of the death or bankruptcy of or any analogous event affecting a Member (each such event a Transmission Event and each such person a Representative) shall, upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Member in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the Member could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by such Member before the occurrence of a Transmission Event.

11.3	Pre-Registration Status. Representatives shall be entitled to the same notices, dividends and other advantages to which he would be entitled if he were the registered holder of the Share, except that he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

11.4	Requirement for Registration. The Directors may at any time give notice requiring a Representative to elect either to be registered himself or to have some person nominated by him become the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before the Transmission Event). If the notice is not complied with within ninety days the Directors may thereafter withhold payment of all Dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

12	TRANSFER OF SHARES

12.1	Directors’ Consent. Shares and Treasury Shares are transferable, subject to the consent of the Directors who may, in their absolute discretion, refuse to consent to any transfer and decline to register the transfer without giving any reason.

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12.2	Instrument of Transfer. The instrument of transfer shall be in writing in such form as may be acceptable to the Directors and shall be executed by or on behalf of the transferor and, if required by the Directors, signed by the transferee.

12.3	Certificates. Subject to Article 4.2, where the Company has issued a certificate in respect of a Share proposed to be transferred, the transferor shall lodge, with the instrument of transfer, the original certificate relating to the Share being transferred.

12.4	Effective Date. The transfer of a Share is effective when the name of the transferee is entered on the Register of Members. Until such time, the transferor shall be deemed to remain a Member.

12.5	Lost Certificate. If the Directors are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may, on receipt of such indemnities as they may require:

(a)	accept such evidence of the transfer of Shares as they consider appropriate; and

(b)	proceed to register the transferee’s name in the Register of Members.

12.6	Notification of Refusal. Where the Directors refuse to register a transfer of a Share, they shall, within two months after the date on which the transfer was lodged with the Company, notify the transferee of the refusal.

12.7	Transfer of Treasury Shares. The transfer of Treasury Shares may be for valuable consideration or otherwise, and at a discount to the par value of the Shares.

13	REGISTERED HOLDER DEEMED ABSOLUTE OWNER

13.1	The registered holder of a Share shall be treated as the absolute owner of such Share. No person shall be recognised by the Company as holding any Share upon trust and the Company shall not register nor be bound by or required to recognise any equitable or other interest of whatever nature in a Share other than an absolute right to the Share, irrespective of whether the Company has notice of such interest.

14	ALTERATION OF SHARE CAPITAL

14.1	Increase or Amendment. The Company may by Ordinary Resolution:

(a)	increase the share capital by such sum, to be divided into Shares of such amount, and with such rights, privileges, priorities and restrictions attached to them as the resolution shall prescribe;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

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(c)	subject to section 13 of the Companies Act, sub-divide its existing Shares, or any of them, into Shares of smaller amounts than is fixed by the Memorandum; and

(d)	cancel any Shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

14.2	Reduction. Subject to the provisions of the Companies Act and these Articles, the Company may, by Special Resolution, reduce its share capital and any capital redemption reserve in any manner.

15	MEETINGS AND CONSENTS OF MEMBERS

15.1	Meetings. All meetings of Members shall be referred to as extraordinary general meetings unless the general meeting is an annual general meeting. The Company may but shall not be obliged to hold an annual general meeting.

15.2	Directors Convene and Cancel. The Directors may convene a general meeting at such time and in such manner and place within or outside the Cayman Islands as the Directors consider necessary or desirable and the Directors may cancel a general meeting with such notice, in such manner and for such reason as the Directors consider necessary.

15.3	Members Convene. Upon the written request of Members entitled to exercise 10% or more of the voting rights in respect of the matter for which the meeting is requisitioned, any one or more of the Directors shall forthwith proceed to convene a meeting of Members. The written request of Members to requisition a meeting must state the objects of the meeting and must be signed by the Members requisitioning the meeting. The written request must be lodged at the Registered Office and may be delivered in counterpart.

15.4	Failure to Convene. If the Directors do not proceed to convene a meeting of Members within 21 days of the written request to requisition a meeting being lodged the requisitionists, or any of them together holding at least half of the voting rights of all of them, may convene the meeting of Members in the same manner as nearly as possible as that in which a meeting of Members may be convened by a Director. Where the requisitionists fail to convene the meeting of Members within three months of their right to convene the meeting arising, the right to convene the meeting of Members shall lapse.

15.5	Notice of Meeting. The Director convening a meeting shall give not less than seven days’ notice of a meeting of Members to:

(a)	those Members whose names on the date the notice is given appear as Members in the Register of Members and are entitled to vote at the meeting; and

(b)	each of the Directors.

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15.6	Failure to Give General Notice. A meeting of Members held in contravention of the requirement to give notice is valid if Members holding at least 90% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Member at the meeting shall constitute waiver in relation to all the Shares which that Member holds.

15.7	Failure to give Individual Notice. The inadvertent failure of a Director who convenes a meeting to give notice of a meeting to a Member or another Director, or the fact that a Member or another Director has not received notice, does not invalidate the meeting.

15.8	Voting. No person shall be entitled to vote at any meeting of Members unless he is registered as a Member on the record date for such meeting and all calls or other moneys payable by him in respect of Shares have been paid at or before the record date. Subject to the rights and restrictions attached to any Shares and the provisions of this Article, each Member who is present in person, by its duly authorised representative or by proxy, shall have one vote and on a poll each Member shall have one vote for every Share of which he is the holder.

16	PROXIES

16.1	Proxies. A Member may be represented at a meeting of Members by a proxy who may speak and vote on behalf of the Member.

16.2	Production of Proxies. The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented.

16.3	Form of Proxy. An instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or may appoint a standing proxy until notice of revocation is received at the Registered Office or at such place or places as the Directors may otherwise specify for the purpose.

16.4	Joint Ownership and Proxies. Where Shares are jointly owned:

(a)	if two or more persons hold Shares jointly, each of them may be present in person or by proxy at a meeting of Members and may speak as a Member;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.

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17	PROCEEDINGS OF SHAREHOLDER MEETINGS

17.1	Chairman of Member Meeting. At every meeting of Members, the chairman of the board of Directors shall preside as chairman of the meeting. If there is no chairman of the board of Directors or if he is not present at the meeting within fifteen minutes of the time appointed after the meeting or if he is unwilling to act the Directors present shall elect the chairman of the meeting.

17.2	Adjournment. The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

17.3	Conference Call. A Member, or his duly authorised representative or proxy, shall be deemed to be present at a meeting of Members if he participates by telephone or other electronic means by means of which all the persons participating in the meeting are able to hear each other.

17.4	Objections. No objection shall be raised to the qualification of any voter except at the meeting of members or adjourned meeting of Members at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and binding on all parties.

17.5	Casting of Votes. A Member holding more than one Share need not cast the votes in respect of the Shares held by him in the same way on any resolution for which a poll is taken. A person appointed as the authorised representative or proxy of a Member may cast the votes in respect of the Shares for which he is appointed in a like manner.

17.6	Quorum. A meeting of Members is duly constituted if, at the commencement of the meeting, there are present in person, through their authorised representative or by proxy two or more Members entitled to vote on resolutions of Members to be considered at the meeting except where there is only one Member entitled to vote on resolutions of Members to be considered at the meeting in which case the quorum shall be one Member. Where a quorum comprises a single Member or proxy, such person may pass a resolution of Members and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy instrument shall constitute a valid resolution of Members.

17.7	No Quorum. If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum.

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17.8	Polls. At any meeting of the Members the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any Member present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting. The minutes of the meeting shall be conclusive evidence of the fact that a resolution was carried or not without proof of the number or proportion of the votes recorded in favour of or against such resolution.

17.9	Director Participation. Directors may attend and speak at any meeting of Members and at any separate meeting of the holders of any class or series of Shares.

17.10	Unanimous Written Resolutions. Any Ordinary or Special Resolution of Members and any other action that may be taken by the Members at a meeting may also be taken by a resolution consented to in writing, without the need for any notice, by all Members who would have been entitled to attend and vote at a meeting called for the purpose of passing such a resolution or taking any other action. The consent may be in the form of counterparts, each counterpart being signed by one or more Members. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the latest date borne by the counterparts.

18	APPOINTMENT AND REMOVAL OF DIRECTORS

18.1	Number of Directors. The Company shall have a board of Directors consisting of not less than one Director. The Company may by Ordinary Resolution impose a maximum or minimum number of Directors required to hold office at any time and vary such limits from time to time.

18.2	Appointment of Directors. The first Directors shall be appointed by the subscribers to the Memorandum by a written instrument signed by all the subscribers or by an Ordinary Resolution passed by the subscribers. Thereafter, subject to the limits set out in the preceding Article, Directors shall be appointed by Ordinary Resolution or by a resolution of the Directors and may be removed by Ordinary Resolution.

18.3	Term. Each Director holds office for the term, if any, fixed by the terms of his appointment or until his earlier death, bankruptcy, insanity, resignation or removal. If no term is fixed on the appointment of a Director, the Director serves indefinitely until his earlier death, bankruptcy, insanity, resignation or removal.

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18.4	Vacation. The office of a Director shall be vacated if:

(a)	he gives notice in writing to the Company that he resigns the office of Director; or

(b)	he absents himself (without being represented by an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office; or

(c)	he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	he is found to be or becomes of unsound mind; or

(e)	all the other Directors (being not less than two in number) resolve that he should be removed as a Director.

19	REGISTER OF DIRECTORS AND OFFICERS

19.1	Details. The Register of Directors and Officers shall contain:

(a)	the names and addresses of the persons who are Directors and Officers;

(b)	the date on which each person whose name is entered in the register was appointed as a Director or Officer; and

(c)	the date on which each person named as a Director or Officer ceased to be a Director or Officer.

20	POWERS OF DIRECTORS

20.1	Management by Directors. Subject to the provisions of the Companies Act, the Memorandum, these Articles and any directions given by Ordinary Resolution, the business and affairs of the Company shall be managed by, or under the direction or supervision of, the Directors. The Directors shall have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company as are not by the Companies Act, the Memorandum, these Articles or the terms of any Special Resolution required to be exercised by the Members. No alteration of the Memorandum or these Articles or any direction given by Ordinary or Special Resolution shall invalidate any prior act of the Directors that was valid at the time undertaken. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

20.2	Good Faith. Each Director shall exercise his powers for a proper purpose. Each Director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the Director believes to be the best interests of the Company.

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20.3	Acting in Vacancy. The continuing Directors may act notwithstanding any vacancy in their body, but if and for so long as their number is below any minimum number of Directors fixed by or pursuant to these Articles, the continuing Directors may act for the purpose of passing a resolution to appoint further Directors to the board of Directors and of convening a meeting of Members to appoint further Directors but for no other purpose.

20.4	Indebtedness and Security. The Directors may exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to issue debentures, debenture stock, mortgages, bonds and other such securities and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

21	PROCEEDINGS OF DIRECTORS

21.1	Quorum. The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director. A person who holds office as an alternate Director shall be counted in the quorum. A Director who also acts as an alternate Director shall count twice towards the quorum.

21.2	Voting. Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall not have a second or casting vote. A Director who is also an alternate Director shall be entitled to a separate vote on behalf of his appointor in addition to his own vote.

21.3	Conference Call. A person may participate and vote in a meeting of the Directors or committee of Directors by telephone or other electronic means by means of which all the persons participating in the meeting are able to hear each other. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

21.4	Unanimous Written Resolution. A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of Directors (an alternate Director being entitled to sign any such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

21.5	Notice of Meetings. A Director may, or other Officer on the requisition of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held.

21.6	Chairman of the Board. The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

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21.7	Defects. Absent fraud, all acts done by any meeting of the Directors or a committee of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

22	PRESUMPTION OF ASSENT

22.1	A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof. Such right to dissent shall not apply to a Director who voted in favour of such action.

23	DIRECTORS’ INTERESTS

23.1	Other Office. A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine. A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

23.2	No Exclusivity. A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

23.3	Disclosure of Interests. No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any other contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

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23.4	General Notice of Interests. A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

24	MINUTES

24.1	The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of Directors including the names of the Directors or alternate Directors present at each meeting.

25	DELEGATION OF DIRECTORS’ POWERS

25.1	Delegation. The Directors may delegate any of their powers to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall automatically terminate if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

25.2	Committees. The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees or local boards. Any such appointment may be made subject to any conditions the Directors may impose, and may be revoked or altered. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

25.3	Third Party Delegation. The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

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25.4	Officers. The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer may be removed by the Directors.

26	ALTERNATE DIRECTORS

26.1	Alternate Appointment. Any Director (other than an alternate Director) may by writing in notice to the Company appoint any other Director, or any other person willing to act, to be an alternate Director.

26.2	Conduct of Alternates. An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, and, save as expressly provided herein, to perform all the functions and exercise all of the powers of his appointor as a Director in his absence.

26.3	Automatic termination. An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

26.4	No Agency. An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

27	NO MINIMUM SHAREHOLDING

27.1	The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

28	REMUNERATION OF DIRECTORS

28.1	Office Remuneration. The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination of such methods.

28.2	Additional Remuneration. The Directors may by resolution approve additional remuneration to any Director for any services other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

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28.3	Pensions. The Directors, on behalf of the Company, may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

29	INDEMNIFICATION

29.1	Indemnity and Exclusion of Liability. Every Director, alternate Director or Officer shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own actual fraud or wilful default. No such Director, alternate Director or Officer shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the actual fraud or wilful default of such Director or officer. References in this Article to actual fraud or wilful default mean a finding to such effect by a competent court in relation to the conduct of the relevant party.

29.2	Advancement of Expenses. Expenses, including legal fees, incurred by a Director, alternate Director or Officer, or former Director, alternate Director or Officer in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by such party to repay the amount if it shall ultimately be determined that such Director, alternate Director or Officer is not entitled to be indemnified by the Company and upon such terms and conditions, if any, as the Company deems appropriate.

29.3	Insurance. The Company may purchase and maintain insurance in relation to any person who is or was a Director, alternate Director, Officer or liquidator of the Company, or who at the request of the Company is or was serving as a Director, alternate director, Officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity.

30	RECORDS

30.1	Registered Office Records. The Company shall keep the following documents at the Registered Office:

(a)	the Certificate of Incorporation and any Certificate on Change of Name;

(b)	a copy of the Memorandum and Articles;

(c)	the Register of Directors and Officers; and

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(d)	to the extent the Company has created a security interest over any of its assets the Register of Mortgages and Charges required to be maintained by the Company under Section 54 of the Companies Act.

30.2	Other Corporate Records. The Company shall keep the following records at the Registered Office or at such other place or places, within or outside the Cayman Islands, as the Directors may determine:

(a)	minutes of meetings, Ordinary Resolutions and Special Resolutions of Members and classes of Members;

(b)	the Register of Members; and

(c)	minutes of meetings and Resolutions of Directors and committees of Directors.

30.3	Electronic Form. All of the registers and records kept by the Company under these Articles shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act.

31	SEAL

31.1	Use of Seal. The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or an Officer or other person appointed by the Directors for the purpose.

31.2	Duplicate Seal. The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

31.3	Authentication and Filing. A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

32	DISTRIBUTIONS

32.1	Payment of Distributions. Subject to the Companies Act and this Article, the Directors may declare and pay out of the funds of the Company lawfully available for such purpose a Distribution at a time and of an amount they think fit. No Distribution shall be paid except out of the realised and unrealised profits of the Company, and/or out of the share premium account and/ or as otherwise permitted by the Companies Act.

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32.2	Ranking. Except as otherwise provided by the rights attached to Shares, all Distributions shall be declared and paid according to the par value of the Shares that a Member holds. The Company may pay Distributions in proportion to the amount paid upon each Share where a larger amount is paid up on some Shares than on others. If any Share is issued on terms providing that it shall rank for Distributions as from a particular date, that Share shall rank for Distributions accordingly.

32.3	Deductions. The Directors may deduct from any Distribution payable to any Member all sums of money, if any, then payable by him to the Company on account of calls or otherwise.

32.4	Distribution in Kind. The Directors may declare that any Distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

32.5	Payment. Any Distribution payable in cash in respect of Shares may be paid by electronic funds transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Distributions payable in respect of the Shares held by them as joint holders.

32.6	No Interest. No Distribution shall bear interest as against the Company and no distribution shall be paid on Treasury Shares.

32.7	Unclaimed Payments. Any Distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date of declaration of such Distribution may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Distribution shall remain as a debt due to the Member. Any Distribution which remains unclaimed after a period of six years from the date of declaration of such Distribution shall be forfeited and shall revert to the Company.

33	CAPITALISATIONS

33.1	Capitalisations. The Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve) or to the credit of profit and loss account or otherwise available for distribution and appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a Distribution of profits by way of dividend and apply such sum on their behalf in paying up in full unissued Shares for issue, allotment and distribution credited as fully paid-up to and amongst them in the proportions aforesaid. In such event the Directors may make such provisions as they think fit in the case of Shares becoming distributable in fractions.

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34	RECORD DATE

34.1	Record Date Determination. For the purpose of determining Members entitled to attend meetings, receive payment of any Distribution or capitalisation or for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days. In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members provided that the record date for a meeting may not be earlier than the date of notice of such meeting.

34.2	No Record Date Chosen. If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to attend meetings, receive payment of a Distribution or capitalisation, the date on which the notice of the meeting is given or resolution of the Directors declaring such Distribution or capitalisation is adopted, as the case may be, shall be the record date for such determination of Members.

35	REPRESENTATION

35.1	Representation of Legal Persons. The right of any individual to speak for or represent a Member or a Director being a legal person shall be determined by the law of the jurisdiction where, and by the documents by which, such legal person is constituted or derives its existence but save where an objection has been raised by a Member or a Director, the Directors shall not be obliged to verify the rights of individuals purporting to speak for or represent legal persons. In case of doubt, the Directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the Directors may rely and act upon such advice without incurring any liability to any Member or the Company.

36	ACCOUNTS

36.1	Accounts. The Company shall keep proper books of account with respect to (a) all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure takes place; (b) all sales and purchases of goods by the Company; and (c) the assets and liabilities of the Company, that in each case, are sufficient to give a true and fair view of the Company’s affairs and to explain its transactions.

36.2	Inspection. The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Companies Act or authorised by the Directors or by the Company in general meeting.

36.3	Financial Information. The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

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37	AUDIT

37.1	Auditor. The Directors may appoint an auditor of the Company who shall hold office until removed from office by resolution of the Directors, and may fix his or their remuneration.

37.2	Access Right. Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for any audit.

37.3	Auditor Reports. Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at such times as shall be required by the Directors or any meeting of the Members.

38	NOTICES

38.1	Calculation of Elapsed Time. Subject to the laws of the Cayman Islands, where any period of time is expressed as required for the giving of any notice or in any other case where some other action is required to be undertaken within or omitted from being taken during a specified period of time, the calculation of the requisite period of time will not include the day on which the notice is given (or deemed to be given) or the day on which the event giving rise to the need to take or omit action occurred, but shall include the day on which the period of time expires.

38.2	Delivery of Notices. Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent airmail. E-mail notices may be sent by e-mail text and/or by way of a document attached to an email in portable document format (PDF) or in Microsoft Word format and/or by any other method separately agreed between the Company and its Members.

38.3	Deemed Receipt. Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing a notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted. Where a notice is sent by fax, service of the notice shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service it shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

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38.4	Notices of General Meeting. Notice of every general meeting shall be given in any manner hereinbefore authorized to every person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members.

39	VOLUNTARY LIQUIDATION

39.1	Subject to the Companies Act, the Company may by Special Resolution be wound up voluntarily.

40	WINDING UP

40.1	Distribution of Assets. If the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

40.2	Valuation of Assets. If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution and any other sanction required by the Companies Act, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

41	CONTINUATION

41.1	The Company may, subject to the provisions of the Companies Act and with the approval of a Special Resolution, transfer and be registered by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and be de-registered in the Cayman Islands.

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42	AMENDMENT OF THE MEMORANDUM AND ARTICLES

42.1	Subject to the Companies Act and the rights attaching to any class or series of Shares, the Company may by Special Resolution change its name or alter or amend these Articles and/ or the Memorandum in whole or in part.

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Dated: 14 September 2022

SUBSCRIBER	NUMBER OF SHARES TAKEN

Harneys Fiduciary (Cayman) Limited	1 Share
P.O. Box 10240
Grand Cayman KY1-1002
Cayman Islands

/s/ Bonnie Sin
Bonnie Sin
Acting as duly authorised signatory
For and on behalf of
Harneys Fiduciary (Cayman) Limited

/s/ Katy Chow
Katy Chow
Witness to the above signature

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EXHIBIT K

ASSIGNMENT AND ASSUMPTION AGREEMENT

[See Exhibit G]